Filed pursuant to Rule 424(b)(5)
Registration No. 333-151352

CALCULATION OF REGISTRATION FEE

		Maximum	Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price per	Aggregate Offering	Registration
Securities to be Registered	Registered	Unit	Price	Fee(1)
5.00% Convertible Senior Notes due 2029	$218,500,000	100.00%	$218,500,000	$12,192.30

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

Prospectus supplement
(To prospectus dated June 2, 2008)

Goodrich Petroleum Corporation
$190,000,000
5.00% Convertible Senior Notes due 2029

We are offering $190,000,000 aggregate principal amount of our 5.00% Convertible Senior Notes due 2029. The notes will bear interest at a rate of 5.00% per annum to, but excluding, October 1, 2029. Interest on the notes will accrue from September 28, 2009. Interest will be payable semiannually in arrears on April 1 and October 1 of each year, beginning April 1, 2010.

Holders may convert their notes at their option at any time prior to the close of business on the second business day immediately preceding the maturity date under the following circumstances: (1) during any fiscal quarter (and only during such fiscal quarter) commencing after December 31, 2009, if the last reported sale price of our common stock is greater than or equal to 135% of the conversion price of the notes (as defined in this prospectus supplement) for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; (2) prior to October 1, 2014, during the five business-day period after any ten consecutive trading-day period (the “measurement period”) in which the trading price of $1,000 principal amount of notes for each trading day in the measurement period was less than 97% of the product of the last reported sale price of our common stock and the conversion rate on such trading day; (3) if the notes have been called for redemption; or (4) upon the occurrence of one of specified corporate transactions described in this prospectus supplement. Holders may also convert their notes at their option at any time beginning on September 1, 2029, and ending at the close of business on the second business day immediately preceding the maturity date.

The conversion rate will be 28.8534 shares per $1,000 principal amount of notes (equal to an initial conversion price of approximately $34.6580 per share of common stock), subject to adjustment. Upon conversion, we will deliver, at our option, either (1) a number of shares of our common stock determined as set forth in this prospectus supplement, or (2) a combination of cash and shares of our common stock, if any, as described herein.

In addition, following one of certain corporate transactions that also constitute a fundamental change (as defined in this prospectus supplement), we will increase the conversion rate for a holder who elects to convert its notes in connection with such corporate transactions in certain circumstances.

On or after October 1, 2014, we may redeem for cash all or a portion of the notes at a redemption price of 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but not including, the redemption date.

Subject to certain conditions described in this prospectus supplement, holders may require us to purchase all or a portion of their notes on each of October 1, 2014, October 1, 2019 and October 1, 2024. In addition, if we experience one of specified types of corporate transactions, holders may require us to purchase all or a portion of their notes. Any repurchase of the notes pursuant to these provisions will be for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the purchase date.

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other existing and future senior indebtedness. The notes will be effectively subordinated to all of our secured indebtedness, including indebtedness under our senior credit facility, to the extent of the value of our assets collateralizing such indebtedness.

We have granted the underwriters a 30-day over-allotment option to purchase up to an additional $28,500,000 principal amount of notes.

The notes will not be listed on any securities exchange. Our common stock is listed on the New York Stock Exchange under the symbol “GDP.” The last reported sale price of our common stock on the New York Stock Exchange on September 22, 2009 was $26.66 per share.

Investing in the notes involves risks. See “Risk factors” beginning on page S-10 of this prospectus supplement.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per note	Total

Public offering price(1)	100.00%	$190,000,000
Underwriting discounts and commissions	2.75%	$5,225,000
Proceeds, before expenses, to us	97.25%	$184,775,000

(1) Plus accrued interest from September 28, 2009, if settlement occurs after that date.

The underwriters expect to deliver the notes to purchasers on or about September 28, 2009 only in book-entry form through the facilities of The Depository Trust Company.

Sole book-running manager J.P. Morgan Joint lead manager Jefferies & Company Co-managers

BBVA Securities Howard Weil Incorporated Tudor, Pickering, Holt & Co.	BMO Capital Markets Johnson Rice & Company L.L.C.	BNP PARIBAS Raymond James Wells Fargo Securities

Capital One Southcoast Pritchard Capital Partners, LLC		Macquarie Simmons & Company International

RBC Capital Markets	SMH Capital	SunTrust Robinson Humphrey

The date of this prospectus supplement is September 22, 2009.

About this prospectus supplement

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of these securities in any state where the offer is not permitted.

You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the dates of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important that you read and consider all of the information in this prospectus supplement on the one hand, and the information contained in the accompanying prospectus and any other document incorporated by reference, on the other hand, in making your investment decision.

Forward-looking statements

This prospectus supplement contains or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give our current expectations or forecasts of future events. These statements use forward-looking words such as “anticipate,” “believe,” “expect,” “estimate,” “may,” “project,” “will,” or other similar expressions and discuss “forward-looking” information, including the following:

•	planned capital expenditures;

•	future drilling activity;

•	our financial condition;

•	business strategy;

•	the market price of oil and gas;

•	economic and competitive conditions;

•	legislative and regulatory changes;

•	financial market conditions and availability of capital;

•	production;

•	hedging arrangements;

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•	future cash flows and borrowings;

•	litigation matters;

•	more stringent environmental laws and increased difficulty in obtaining environmental permits;

•	pursuit of potential future acquisition opportunities; and

•	sources of funding for exploration and development.

Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Factors that could cause actual results to differ materially from expected results are described under “Risk factors” and include:

•	the volatility of oil and gas prices;

•	the requirement to take writedowns if natural gas and oil prices decline;

•	our ability to replace, find, develop and acquire natural gas and oil reserves;

•	our ability to meet our substantial capital requirements;

•	our outstanding indebtedness;

•	the uncertainty of estimates of natural gas and oil reserves and production rates;

•	operating risks of natural gas and oil operations;

•	dependence upon operations concentrated in the Cotton Valley trend;

•	delays due to weather or availability of pipeline crews or equipment;

•	drilling risks;

•	our hedging activities;

•	governmental regulation;

•	environmental matters;

•	competition; and

•	our financial results being contingent upon purchasers of our production meeting their obligations.

We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement, and we undertake no obligation to update this information. We urge you to carefully review and consider the disclosures made in this prospectus supplement and our reports filed with the SEC and incorporated by reference herein that attempt to advise interested parties of the risks and factors that may affect our business.

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Where you can find more information

We file Annual, Quarterly and Current Reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The reports and documents that we file with the SEC are available free of charge at the SEC’s website at http://www.sec.gov, as well as at our website at http://www.goodrichpetroleum.com under the caption “Investor Relations.” Information on our website does not constitute part of this prospectus supplement.

You may also read and copy any document we have filed with or furnished to the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities. Our public filings are also available on the SEC’s web site at http://www.sec.gov.

Incorporation of certain documents by reference

This prospectus supplement “incorporates by reference” certain information we file with the SEC under the Exchange Act. This means that we are disclosing important information to you by referring you to these filings. The information we incorporate by reference is considered a part of this prospectus supplement, and subsequent information that we file with the SEC will automatically update and supersede this information.

Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus supplement shall be considered to be modified or superseded for purposes of this prospectus supplement to the extent a statement contained in this prospectus supplement or in any other subsequently filed document that is or is considered to be incorporated by reference in this prospectus supplement modifies or supersedes such statement.

We incorporate by reference the following documents that we have filed with the SEC:

•	our Annual Report on Form 10-K, including information specifically incorporated by reference into our Form 10-K from our Proxy Statement for our Annual Meeting of Stockholders held on May 28, 2009, for the fiscal year ended December 31, 2008;

•	our Quarterly Reports on Form 10-Q for the three months ended March 31, 2009 and June 30, 2009;

•	our Current Reports on Form 8-K filed on January 27, 2009 and September 18, 2009 (excluding any information furnished pursuant to Item 2.01 or Item 7.01 of such Current Report on Form 8-K); and

•	the description of our common stock contained in our registration statement on Form 8-B dated February 3, 1997, including any amendment to that form that we may have filed in the past, or may file in the future, for the purpose of updating the description of our common stock.

In addition, we incorporate by reference any future filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement until we have sold all of the notes to which this prospectus supplement relates or the offering is

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otherwise terminated. We will provide free copies of any of those documents, if you write or telephone us before October 5, 2009 at:

Goodrich Petroleum Corporation
Attention: Corporate Secretary
808 Travis Street, Suite 1320
Houston, Texas 77002
(713) 780-9494

On or after October 5, 2009, you can write or telephone us at:

Goodrich Petroleum Corporation
Attention: Corporate Secretary
801 Louisiana, Suite 700
Houston, Texas 77002
(713) 780-9494

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Summary

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all of the information you should consider when making your investment decision. We urge you to read all of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including our consolidated financial statements and accompanying notes, carefully to gain a fuller understanding of our business and the terms of the notes, as well as some of the other considerations that may be important to you, before making your investment decision. You should pay special attention to the “Risk factors” section of this prospectus supplement and the accompanying prospectus to determine whether an investment in the notes is appropriate for you.

Unless otherwise indicated, this prospectus supplement assumes no exercise of the underwriters’ over-allotment option. In this prospectus supplement, the terms “Goodrich Petroleum Corporation,” “Goodrich,” “we,” “us,” “our” and similar terms mean Goodrich Petroleum Corporation and its subsidiary. We have provided definitions for some of the oil and gas industry terms used in this prospectus supplement in the Glossary beginning on page S-88 of this prospectus supplement.

Goodrich Petroleum Corporation

We are an independent oil and gas company engaged in the exploration, exploitation, development and production of oil and natural gas properties primarily in East Texas and Northwest Louisiana. Our business strategy is to provide long term growth in net asset value per share through the growth and expansion of our oil and gas reserves and production. We focus on adding reserve value through our relatively low risk development drilling program in the Cotton Valley trend, and the pursuit of horizontal drilling opportunities in the underlying Haynesville Shale formation. The Cotton Valley trend of East Texas and Northwest Louisiana generally provides multiple pay objectives including: the Cotton Valley, Travis Peak, Hosston, James Lime, Pettet and Haynesville Shale formations. While we believe that all of the various play objectives underlying our properties can be economically developed at higher commodity prices, in the current price environment we are concentrating our development efforts on horizontal drilling in the Haynesville Shale and, to a lesser extent, the Cotton Valley Taylor sand. We continue to aggressively pursue the evaluation and acquisition of prospective acreage, oil and gas drilling opportunities and potential property acquisitions. At December 31, 2008, we had estimated proved reserves of approximately 390.4 Bcf of natural gas and 1.9 MMBbls of oil and condensate, or an aggregate of 402.3 Bcfe with a pre-tax present value of future net cash flows, discounted at 10%, or PV-10, of $169.8 million and an after-tax present value of discounted future net cash flows of $167.4 million, which is also referred to as the standardized measure of discounted future net cash flows. See “Summary production, operating and reserve data” for a reconciliation to the standardized measure of discounted future net cash flows.

Our principal executive offices are located at 808 Travis Street, Suite 1320, Houston, Texas 77002. We are relocating our principal executive offices effective October 5, 2009, and as of that date, our offices will be located at 801 Louisiana, Suite 700, Houston, Texas 77002.

The offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this document entitled “Description of notes.” For purposes of the following summary and the description of the notes included in this prospectus supplement, references to “the Company,” “Issuer,” “us,” “we” and “our” refer only to Goodrich Petroleum Corporation and do not include its subsidiary.

Issuer	Goodrich Petroleum Corporation.

Securities	$190.0 million (or $218.5 million principal amount if the underwriters exercise their over-allotment option in full) principal amount of 5.00% Convertible Senior Notes due 2029.

Maturity	October 1, 2029, unless earlier redeemed, repurchased or converted.

Ranking	The notes will be our senior unsecured obligations and will rank equally in right of payment to all of our other existing and future senior indebtedness. The notes will be effectively subordinated to all of our secured indebtedness, including indebtedness under our senior credit facility, to the extent of the value of our assets collateralizing such indebtedness and any liabilities of our subsidiary. As of September 18, 2009, and after giving effect to the use of the proceeds from this offering, we would have had approximately $365 million of outstanding senior indebtedness and other liabilities (excluding trade payables, accrued expenses and intercompany liabilities), none of which represented secured indebtedness.

Interest	5.00% per annum payable semiannually in arrears on April 1 and October 1 of each year, beginning April 1, 2010.

Conversion rights	Holders may convert their notes at any time prior to the close of business on the second business day immediately preceding the maturity date, in multiples of $1,000 principal amount, at the option of the holder under any of the following circumstances:

• during any fiscal quarter (and only during that fiscal quarter) commencing after December 31, 2009 if the last reported sale price of our common stock is greater than or equal to 135% of the conversion price (as defined herein) for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter;

• prior to October 1, 2014, during the five business day period after any ten consecutive trading-day period (the “measurement period”) in which the trading price per $1,000 principal amount of notes for each trading day in the measurement period was less than 97% of the product of the last reported sale price of our common stock and the conversion rate (as defined herein) on such trading day;

• if such notes have been called for redemption; or

• upon the occurrence of specified corporate transactions described under “Description of notes—Conversion rights—Conversion upon specified corporate transactions.”

Holders may also convert their notes at their option at any time beginning on September 1, 2029, and ending at the close of business on the second business day immediately preceding October 1, 2029.

Conversion rate	The initial conversion rate will be 28.8534 shares of our common stock per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $34.6580 per share of common stock. Such conversion rate will be subject to adjustment in certain events but will not be adjusted for any accrued and unpaid interest.

In addition, following a make-whole fundamental change (as defined in this prospectus supplement) that occurs prior to October 1, 2014, we will, in some cases, increase the conversion rate for a holder who elects to convert its notes in connection with such make-whole fundamental change. See “Description of notes—Conversion rights—Conversion rate adjustments—Adjustment to shares delivered upon conversion upon make-whole fundamental change.”

Conversion settlement	Upon conversion, we will deliver, at our option, either (1) a number of shares of our common stock equal to the conversion rate or (2) an amount of cash and shares of our common stock as follows:

• cash in an amount equal to the lesser of (a) the conversion value and (b) the principal amount of notes to be converted, and

• if the conversion value is greater than the principal amount of notes to be converted, a number of shares equal to (i) the difference between the conversion value and the principal amount, divided by (ii) the applicable stock price.

See “Description of notes—Conversion rights—Payment upon conversion.”

The “conversion value,” for each $1,000 principal amount of notes converted, is an amount equal to the conversion rate multiplied by the applicable stock price.

The “applicable stock price” is equal to the average of the last reported sale prices of our common stock over the ten trading day period starting on the third trading day following the conversion date of the notes.

At any time on or before the 13th scheduled trading day prior to maturity, we may irrevocably waive in our sole discretion our right to satisfy our conversion obligation solely in shares of our common stock as described above.

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the shares or the combination of cash and shares, if any, of common stock issued to you upon conversion.

Redemption at our option	Prior to October 1, 2014, the notes are not redeemable. On or after October 1, 2014, we may redeem for cash all or a portion of the notes at a redemption price of 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but not including, the redemption date.

Purchase of notes by us at the option of the holder	Holders have the right to require us to purchase all or a portion of their notes for cash on October 1, 2014, 2019 and 2024, each of which we refer to as a “purchase date.” In each case, we will pay a purchase price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest to but not including the purchase date.

Fundamental change	If we undergo a fundamental change, you will have the option to require us to purchase all or any portion of your notes. The fundamental change purchase price will be 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, to but excluding the fundamental change purchase date. We will pay cash for all notes so purchased. See “Description of notes—Fundamental change permits holders to require us to purchase notes.”

Use of proceeds	The net proceeds from this offering will be approximately $183.5 million (or approximately $211.2 million if the underwriters exercise their over-allotment option in full), after deducting the underwriter’s discount and estimated offering expenses. We intend to use $80 million of the net proceeds from this offering to repay in full our second lien term loan and to repay all amounts currently outstanding under our senior credit facility. The remainder of the net proceeds will be used for general corporate purposes, including the possible retirement of other indebtedness. Amounts repaid under our senior credit facility may be reborrowed.

Book-entry form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Book-entry, settlement and clearance.”

Absence of public market for the notes	The notes are new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice.

We do not intend to apply for a listing of the notes on any securities or any automated dealer quotation system. Our common stock is listed on the New York Stock Exchange under the symbol “GDP.”

U.S. federal income tax considerations	For the U.S. federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock, see “Certain United States federal income and estate tax considerations.”

Failure to comply with reporting obligations	Should we fail to comply with the reporting obligations in the indenture or fail to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, your remedy for the 365 days after the occurrence of such an event of default will consist exclusively of the right to receive additional interest on the notes at an annual rate equal to 0.25% of the principal amount of the notes. See “Description of notes—Events of default.”

Trustee	The trustee for the notes is Wells Fargo, National Association.

Governing law	The indenture and the notes will be governed by the laws of the State of New York.

Conflicts of interest	Affiliates of certain of the underwriters are lenders under our senior credit facility and our second lien term loan and will receive a portion of the net proceeds from this offering. For more information, see “Conflicts of interest.”

Risk factors	You should read carefully the “Risk factors” beginning on page S-10 of this prospectus supplement and page 4 of the accompanying prospectus for certain considerations relevant to an investment in the notes and any shares of our common stock for which the notes, in certain circumstances, are convertible.

Summary consolidated financial data
(in thousands, except share and per share amounts)

The following tables set forth summary consolidated financial data as of and for each of the three years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009. This data was derived from our audited financial statements included in our Current Report on Form 8-K as filed with the SEC on September 18, 2009 restating our audited financial statements for the retrospective application of FASB Staff Position Accounting Principles Board 14-1 (“FSP APB 14-1”), from restated balance sheet data as of December 31, 2006 reflecting the adoption of FSP APB 14-1 as of January 1, 2006 (included in such Current Report on Form 8-K) and from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the six months ended June 30, 2009. Both of the Current Report on Form 8-K and the Quarterly Report on Form 10-Q are incorporated by reference herein. The financial data below should be read together with, and are qualified in their entirety by reference to, our historical consolidated financial statements and the accompanying notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in our Current Report on Form 8-K and our Quarterly Report on Form 10-Q described above.

	Year ended December 31,			Six months ended June 30,
	2006	2007	2008	2008	2009
				(unaudited)

Revenues:
Oil and gas revenues	$73,933	$110,691	$215,369	$111,049	$54,674
Other	838	614	682	477	50

	74,771	111,305	216,051	111,526	54,724

Operating expenses:
Lease operating expense	12,688	22,465	31,950	14,766	15,980
Production and other taxes	3,345	2,272	7,542	3,589	2,537
Transportation	3,791	5,964	8,645	4,256	5,179
Depletion, depreciation and amortization	37,225	79,766	107,123	54,118	70,195
Exploration	5,888	7,346	8,404	3,779	5,179
Impairment of oil and gas properties	9,886	7,696	28,582	–	23,490
General and administrative	17,223	20,888	24,254	11,360	13,770
(Gain) loss on sale of assets	(23)	(42)	(145,876)	–	(113)
Other	–	109	–	–	–

	90,023	146,464	70,624	91,868	136,217

Operating income (loss)	(15,252)	(35,159)	145,427	19,658	(81,493)

Other income (expense):
Interest expense	(8,343)	(17,878)	(22,410)	(11,447)	(10,506)
Interest Income	–	–	2,184	–	383
Gain (loss) on derivative instruments not designated as hedges	38,128	(6,439)	51,547	(73,434)	39,562
Loss on early extinguishment of debt	(612)	–	–	–	–

	29,173	(24,317)	31,321	(84,881)	29,439

Income (loss) from continuing operations before income taxes	13,921	(59,476)	176,748	(65,223)	(52,054)
Income tax (expense) benefit	(4,940)	9,294	(54,472)	–	20,151

Income (loss) from continuing operations	8,981	(50,182)	122,276	(65,223)	(31,903)
Discontinued operations including gain on sale, net of income taxes	(7,660)	11,469	(502)	564	65

Net income (loss)	1,321	(38,713)	121,774	(64,659)	(31,838)
Preferred stock dividends	6,016	6,047	6,047	3,023	3,024

	Year ended December 31,			Six months ended June 30,
	2006	2007	2008	2008	2009
				(unaudited)

Preferred stock redemption premium	1,545	–	–	–	–

Net income (loss) applicable to common stock	$(6,240)	$(44,760)	$115,727	$(67,682)	$(34,862)

Income (loss) per common share—Basic
Net income (loss) from continuing operations	$0.36	$(1.96)	$3.61	$(2.14)	$(0.97)
Discontinued operations	(0.30)	0.45	(0.01)	0.02	–

Net income (loss) applicable to common stock	$(0.25)	$(1.75)	$3.42	$(2.12)	$(0.97)

Income (loss) per common share—Diluted
Net income (loss) from continuing operations	$0.35	$(1.96)	$3.24	$(2.14)	$(0.97)
Discontinued operations	(0.30)	0.45	(0.01)	0.02	–

Net income (loss) applicable to common stock	$(0.25)	$(1.75)	$3.23	$(2.12)	$(0.97)

Weighted average shares basic	24,948	25,578	33,806	31,915	35,953

Weighted average shares diluted	25,412	25,578	40,397	31,915	35,953

	As of December 31,			As of June 30,
	2006	2007	2008	2008	2009
				(unaudited)
Selected balance sheet data:
Total assets	$478,573	$589,233	$1,038,287	$759,392	$964,666
Total long-term debt	165,216	185,449	226,723	304,336	230,404
Stockholders’ equity	228,026	312,781	665,348	282,073	633,436

	Year ended December 31,			Six months ended June 30,
	2006	2007	2008	2008	2009
				(unaudited)
Selected cash flow data:
Net cash provided by operating activities	$65,133	$85,925	$107,039	$57,096	$63,373
Net cash used in investing activities	(258,737)	(219,193)	(187,786)	(166,413)	(180,045)
Net cash provided by financing activities	179,946	131,532	223,847	110,851	(5,508)

Summary production, operating, and reserve data

The following table sets forth summary production data, average sales prices and operating expenses from continuing operations for the years ended December 31, 2006, 2007 and 2008 and for the six months ended June 30, 2008 and 2009.

	Year ended December 31,			Six months ended June 30,
	2006	2007	2008	2008	2009

Production(1):
Natural gas (MMcf)	10,500	15,281	23,174	10,874	13,768
Oil (MBbls)	106	118	167	83	86
Total (MMcfe)(2)	11,135	15,991	24,176	11,375	14,287
Average daily production	30,507	43,811	66,054	62,497	78,931
(Mcfe/d)(2)
Average realized sales price per unit(1):
Natural gas:
Average realized price (Mcf)	$6.42	$6.69	$8.59	$9.37	$3.70
Oil and condensate:
Average realized price (Bbl)	$62.03	$71.83	$97.70	$109.70	$42.75
Natural gas and oil:
Average realized price (Mcfe)	$6.64	$6.92	$8.91	$9.76	$3.83
Operating expenses (per Mcfe):
Lease operating	$1.14	$1.40	$1.32	$1.30	$1.12
Production and other taxes	$0.30	$0.14	$0.31	$0.32	$0.18
Depreciation, depletion and	$3.34	$4.99	$4.43	$4.76	$4.91
amortization
Exploration	$0.53	$0.46	$0.35	$0.33	$0.36

(1)	Reflects reclassification of prior year amounts to report the results of operations of non-core properties sold in 2007 as discontinued operations related to the sale of substantially all of our South Louisiana properties. See Note 12 “Acquisitions and Divestitures” to our consolidated financial statements included in our Current Report on Form 8-K as filed with the SEC on September 18, 2009 restating our audited financial statements for the retrospective application of FSP APB 14-1.

(2)	Estimated by us using a conversion ratio of one Bbl per six Mcf.

Summary reserve information

The following table sets forth summary information with respect to our historical net proved reserves as of December 31, 2006, 2007 and 2008 and the present values that have been attributed to these reserves at these dates. Our reserve data and present values shown below are derived from the evaluations performed by Netherland Sewell & Associates, Inc. as of December 31, 2006, 2007 and 2008. Reserve data and present values shown as of December 31, 2006 and 2007 include our former South Louisiana properties, which were sold on March 20, 2007. See Note 12 “Acquisitions and Divestitures” to our consolidated financial statements included in our Current Report on Form 8-K as filed with the SEC on September 18, 2009 restating our audited financial statements for the retrospective application of FSP APB 14-1.

Reserve engineering is a subjective process of estimating underground accumulations of crude oil, condensate and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. The quantities of oil and natural gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future oil and natural gas sales prices may differ from those assumed in these estimates. Therefore, the present value of future net revenues before income taxes and the standardized measure of discounted future net cash flows shown below should not be construed as the current market value of the oil and natural gas reserves attributable to our properties.

	As of December 31,
	2006	2007	2008

Natural gas (MMcf)	187,012	346,930	390,449
Oil (MBbls)	3,201	1,810	1,983
Total (MMcfe)(1)	206,217	357,792	402,349
Present value of future net revenues before income taxes (in thousands)(2)(4)	$214,187	$312,684	$169,844
Standardized measure of discounted future net cash flows (in thousands)(3)(4)	$200,281	$284,117	$167,443

(1)	Estimated by us using a conversion ratio of one Bbl per six Mcf.

(2)	The present value of future net revenues attributable to our reserves was prepared using prices in effect at the end of the respective periods presented, discounted at 10% per annum (“PV-10”) on a pre-tax basis. PV-10 may be considered a non-GAAP measure as defined by the SEC. We believe that the presentation of PV-10 is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our proved reserves prior to taking into account corporate future income taxes and our current tax structure. We further believe investors and creditors utilize our PV-10 as a basis for comparison of the relative size and value of our reserves to other companies. Our PV-10 as of December 31, 2006, 2007 and 2008 may be reconciled to our standardized measure of discounted future net cash flows as of such date by reducing our PV-10 by the discounted future income taxes associated with such reserves. The discounted future income taxes as of December 31, 2006, 2007 and 2008 were $13.9 million, $28.6 million and $2.4 million, respectively.

(3)	The standardized measure of discounted future net cash flows represents the present value of future net revenues after income tax discounted at 10% per annum and has been calculated in accordance with SFAS No. 69, “Disclosures About Oil and Gas Producing Activities”.

(4)	Year-end prices per Mmbtu of natural gas used in making the present value determinations as of December 31, 2006, 2007 and 2008 were $5.64, $6.80 and $5.71, respectively. Year-end prices per Bbl of oil used in making the present value determination as of December 31, 2006, 2007 and 2008 were $57.75, $92.50 and $41.00, respectively. The present value determinations do not include estimated future cash inflows from our hedging programs.

Risk factors

An investment in the notes or the underlying common stock involves a number of risks. You should carefully consider each of the risks described below, together with all of the other information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the notes. If any of the following risks develops into actual events, our business, financial condition or results of operations could be negatively affected, the market price of our notes or the underlying common stock could decline and you may lose all or part of your investment.

Risks related to our business

Our financial and operating results are subject to a number of factors, many of which are not within our control. These factors include the following:

Our actual production, revenues and expenditures related to our reserves are likely to differ from our estimates of proved reserves. We may experience production that is less than estimated and drilling costs that are greater than estimated in our reserve report. These differences may be material.

The proved oil and gas reserve information incorporated by reference in this prospectus supplement are estimates. These estimates are based on reports prepared by Netherland, Sewell & Associates, Inc., our independent reserve engineers, and were calculated using oil and gas prices as of December 31, 2008. These prices will change and may be lower at the time of production than those prices that prevailed at the end of 2008. In particular, natural gas prices have declined substantially since December 31, 2008, which has impacted our revenue and may impact our future estimates of proved reserves and related future net revenues. Reservoir engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, including:

•	historical production from the area compared with production from other similar producing wells;

•	the assumed effects of regulations by governmental agencies;

•	assumptions concerning future oil and gas prices; and

•	assumptions concerning future operating costs, severance and excise taxes, development costs and workover and remedial costs.

Because all reserve estimates are to some degree subjective, each of the following items may differ materially from those assumed in estimating proved reserves:

•	the quantities of oil and gas that are ultimately recovered;

•	the production and operating costs incurred;

•	the amount and timing of future development expenditures; and

•	future oil and gas sales prices.

Furthermore, different reserve engineers may make different estimates of reserves and cash flows based on the same available data. Our actual production, revenues and expenditures with respect to reserves will likely be different from estimates and the differences may be material. The discounted future net cash flows included in this document should not be considered as the current market value of the estimated oil and gas reserves attributable to our properties. As required by the SEC, the standardized measure of discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as:

•	the amount and timing of actual production;

•	supply and demand for oil and gas;

•	increases or decreases in consumption; and

•	changes in governmental regulations or taxation.

In addition, the 10% discount factor, which is required by the SEC to be used to calculate discounted future net cash flows for reporting purposes, and which we use in calculating our PV-10, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and gas industry in general.

Our future revenues are dependent on the ability to successfully complete drilling activity.

Drilling and exploration are the main methods we utilize to replace our reserves. However, drilling and exploration operations may not result in any increases in reserves for various reasons. Exploration activities involve numerous risks, including the risk that no commercially productive oil or gas reservoirs will be discovered. In addition, the future cost and timing of drilling, completing and producing wells is often uncertain. Furthermore, drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

•	lack of acceptable prospective acreage;

•	inadequate capital resources;

•	unexpected drilling conditions;

•	pressure or irregularities in formations;

•	equipment failures or accidents;

•	unavailability or high cost of drilling rigs, equipment or labor;

•	reductions in oil and gas prices;

•	limitations in the market for oil and gas;

•	title problems;

•	compliance with governmental regulations;

•	mechanical difficulties; and

•	risks associated with horizontal drilling.

Our decisions to purchase, explore, develop and exploit prospects or properties depend in part on data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often uncertain.

In addition, while lower oil and gas prices may reduce the amount of oil and natural gas that we can produce economically, higher oil and gas prices generally increase the demand for drilling rigs, equipment and crews and can lead to shortages of, and increasing costs for, such drilling equipment, services and personnel. Such shortages could restrict our ability to drill the wells and conduct the operations which we currently have planned. Any delay in the drilling of new wells or significant increase in drilling costs could adversely affect our ability to increase our reserves and production and reduce our revenues.

Natural gas and oil prices are volatile; a sustained decrease in the price of natural gas or oil would adversely impact our business.

Our success will depend on the market prices of oil and natural gas. These market prices tend to fluctuate significantly in response to factors beyond our control. The prices we receive for our crude oil production are based on global market conditions. The general pace of global economic growth, the continued instability in the Middle East and other oil and gas producing regions and actions of the Organization of Petroleum Exporting Countries, or OPEC, and its maintenance of production constraints, as well as other economic, political, and environmental factors will continue to affect world supply and prices. Domestic natural gas prices fluctuate significantly in response to numerous factors including U.S. economic conditions, weather patterns, other factors affecting demand such as substitute fuels, the impact of drilling levels on crude oil and natural gas supply, and the environmental and access issues that limit future drilling activities for the industry.

Crude oil and natural gas prices are extremely volatile. Average oil and natural gas prices decreased substantially during the year ended December 31, 2008. Any additional actual or anticipated reduction in crude oil and natural gas prices may further depress the level of exploration, drilling and production activity. We expect that commodity prices will continue to fluctuate significantly in the future. The following table includes high and low natural gas prices (price per Mmbtu) and crude oil prices (West Texas Intermediate or WTI) for 2008, as well as these prices at year-end and at September 18, 2009:

Henry Hub
per Mmbtu

July 2, 2008 (high)	$13.31
December 23, 2008 (low)	5.38
December 31, 2008	5.63
September 18, 2009	3.21

WTI per barrel

July 3, 2008 (high)	$145.31
December 23, 2008 (low)	30.28
December 31, 2008	44.60
September 18, 2009	72.04

Changes in commodity prices significantly affect our capital resources, liquidity and expected operating results. Prices for natural gas and crude oil declined sharply in the second half of 2008 and have remained low when compared with average prices in recent years. These lower prices, coupled with the recent turmoil in financial markets that has significantly limited and increased the cost of capital, have compelled most natural gas and oil producers, including us, to reduce the level of exploration, drilling and production activity. This will have a significant effect on our capital resources, liquidity and expected operating results. Any sustained reductions in natural gas and oil prices will directly affect our revenues and can indirectly impact expected production by changing the amount of funds available to us to reinvest in exploration and development activities. Further reductions in oil and natural gas prices could also reduce the quantities of reserves that are commercially recoverable. A reduction in our reserves could have other adverse consequences including a possible downward redetermination of the availability of borrowings under our senior credit facility, which would restrict our liquidity. Additionally, further or continued declines in prices could result in non-cash charges to earnings due to impairment writedowns. Any such writedown could have a material adverse effect on our results of operations in the period taken.

Recent changes in the financial and credit markets may impact economic growth, and a sustained depression of oil and natural gas prices can also affect our ability to obtain funding, obtain funding on acceptable terms or obtain funding under our current credit facility. This may hinder or prevent us from meeting our future capital needs.

We cannot be certain that funding will be available if needed, and to the extent required, on acceptable terms. If funding is not available as needed, or is available only on more expensive or otherwise unfavorable terms, we may be unable to meet our obligations as they come due or we may be unable to implement our development plan, enhance our existing business, complete acquisitions or otherwise take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our production, revenues and results of operations.

Our use of oil and gas price hedging contracts may limit future revenues from price increases and result in significant fluctuations in our net income.

We use hedging transactions with respect to a portion of our oil and natural gas production to achieve more predictable cash flow and to reduce our exposure to price fluctuations. While the use of hedging transactions limits the downside risk of price declines, their use may also limit future revenues from price increases. We hedged approximately 51% of our total production volumes for the year ended December 31, 2008.

Our results of operations may be negatively impacted by our commodity derivative instruments and fixed price forward sales contracts in the future and these instruments may limit any benefit we would receive from increases in the prices for oil and natural gas. For the years ended December 31, 2008 and 2006 we realized a loss on settled commodity derivatives of $1.8 million and $2.1 million, respectively. For the year ended December 31, 2007, we realized a gain on settled commodity derivatives of $9.7 million.

For the year ended December 31, 2008, we recognized in earnings an unrealized gain on commodity derivative instruments not designated as hedges of $55.4 million. For financial reporting purposes, this unrealized gain was combined with a $1.8 million realized loss in 2008 resulting in a total unrealized and realized gain on commodity derivative instruments not designated as hedges of $53.6 million for 2008.

For the year ended December 31, 2007, we recognized in earnings an unrealized loss on commodity derivative instruments not designated as hedges of $16.1 million. For financial reporting purposes, this unrealized loss was combined with a $9.7 million realized gain in 2007 resulting in a total unrealized and realized loss on commodity derivative instruments not designated as hedges of $6.4 million for 2007.

For the year ended December 31, 2006, we recognized in earnings an unrealized gain on commodity derivative instruments not designated as hedges of $40.2 million. For financial reporting purposes, this unrealized gain was combined with a $2.1 million realized loss in 2006 resulting in a total unrealized and realized gain on commodity derivative instruments not designated as hedges of $38.1 million for 2006. This gain was recognized because the natural gas hedges were deemed ineffective for 2006, and all previously effective oil hedges were deemed ineffective for the fourth quarter of 2006.

We account for our commodity derivative contracts in accordance with SFAS 133. SFAS 133 requires each derivative to be recorded on the balance sheet as an asset or liability at its fair value. Additionally, the statement requires that changes in a derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met at the time the derivative contract is executed. We have elected not to apply hedge accounting treatment to our swaps and collars and, as such, all changes in the fair value of these instruments are recognized in earnings. Our fixed price physical contracts qualify for the normal purchase and normal sale exception. Contracts that qualify for this treatment do not require mark-to-market accounting treatment.

In the future, we will be exposed to volatility in earnings resulting from changes in the fair value of our hedges. See Note 8 “Derivative Activities” to our Current Report on Form 8-K as filed with the SEC on September 18, 2009 restating our audited financial statements for the retrospective application of FASB Staff Position Accounting Principles Board 14-1, for further discussion.

Delays in development or production curtailment affecting our material properties may adversely affect our financial position and results of operations.

The size of our operations and our capital expenditure budget limits the number of wells that we can develop in any given year. Complications in the development of any single material well may result in a material adverse affect on our financial condition and results of operations. In addition, a relatively small number of wells contribute a substantial portion of our production. If we were to experience operational problems resulting in the curtailment of production in any of these wells, our total production levels would be adversely affected, which would have a material adverse affect on our financial condition and results of operations.

Because our operations require significant capital expenditures, we may not have the funds available to replace reserves, maintain production or maintain interests in our properties.

We must make a substantial amount of capital expenditures for the acquisition, exploration and development of oil and natural gas reserves. Historically, we have paid for these expenditures with cash from operating activities, proceeds from debt and equity financings and asset sales. Our revenues or cash flows could be reduced because of lower oil and natural gas prices or for other reasons. If our revenues or cash flows decrease, we may not have the funds available to replace reserves or maintain production at current levels. If this occurs, our production will decline over time. Other sources of financing may not be available to us if our cash flows from operations are not sufficient to fund our capital expenditure requirements. Where we are not the majority owner or operator of an oil and gas property, we may have no control over the timing or amount of capital expenditures associated with the particular property. If we cannot fund such capital expenditures, our interests in some properties may be reduced or forfeited.

If we are unable to replace reserves, we may not be able to sustain production at present levels.

Our future success depends largely upon our ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. Unless we replace the reserves we produce through successful development, exploration or acquisition activities, our proved reserves will decline over time. In addition, approximately 62% of our total estimated proved reserves by volume at December 31, 2008, were undeveloped. By their nature, estimates of undeveloped reserves and timing of their production are less certain. Recovery of such reserves will require significant capital expenditures and successful drilling operations. The lack of availability of sufficient capital to fund such future operations could materially hinder or delay our replacement of produced reserves. We may not be able to successfully find and produce reserves economically in the future. Substantial declines in natural gas prices may also cause us to revise downward certain of our estimated proved undeveloped reserves attributable to future wells that may become uneconomic under reduced price assumptions. In addition, we may not be able to acquire proved reserves at acceptable costs.

We may incur substantial impairment writedowns.

If management’s estimates of the recoverable reserves on a property are revised downward or if oil and natural gas prices decline, we may be required to record additional non-cash impairment writedowns in the future, which would result in a negative impact to our financial position. Furthermore, any sustained decline in oil and natural gas prices may require us to make further impairments. We review our proved oil and gas properties for impairment on a depletable unit basis when circumstances suggest there is a need for such a review. To determine if a depletable unit is impaired, we compare the carrying value of the depletable unit to the undiscounted future net cash flows by applying management’s estimates of future oil and natural gas prices to the estimated future production of oil and gas reserves over the economic life of the property. Future net cash flows are based upon our independent reservoir engineers’ estimates of proved reserves. In addition, other factors such as probable and possible reserves are taken into consideration when justified by economic conditions. For each property determined to be impaired, we recognize an impairment loss equal to the difference between the estimated fair value and the carrying value of the property on a depletable unit basis.

Fair value is estimated to be the present value of expected future net cash flows. Any impairment charge incurred is recorded in accumulated depreciation, depletion, and amortization to reduce our recorded basis in the asset. Each part of this calculation is subject to a large degree of judgment, including the determination of the depletable units’ estimated reserves, future cash flows and fair value. For the years ended December 31, 2008, 2007 and 2006 and the six months ended June 30, 2009, we recorded impairments from continuing operations related to oil and gas properties of $28.6 million, $7.7 million, $9.9 million and $23.5 million, respectively.

Management’s assumptions used in calculating oil and gas reserves or regarding the future cash flows or fair value of our properties are subject to change in the future. Any change could cause impairment expense to be recorded, impacting our net income or loss and our basis in the related asset. Any change in reserves directly impacts our estimate of future cash flows from the property, as well as the property’s fair value. Additionally, as management’s views related to future prices change, the change will affect the estimate of future net cash flows and the fair value estimates. Changes in either of these amounts will directly impact the calculation of impairment.

A majority of our production, revenue and cash flow from operating activities are derived from assets that are concentrated in a single geographic area, making us vulnerable to risks associated with operating in one geographic area.

Approximately 99% of our estimated proved reserves at December 31, 2008, and a similar percentage of our production during 2008 were associated with our Cotton Valley trend properties. Accordingly, if the level of production from these properties substantially declines or is otherwise subject to a disruption in our operations resulting from operational problems, government intervention or natural disasters, it could have a material adverse effect on our overall production level and our revenue.

The results of our planned exploratory horizontal drilling in the Haynesville Shale, a newly emerging play with limited drilling and production history, are subject to more uncertainties than our drilling program in the more established shallower Cotton Valley formation and may not meet our expectations for reserves or production.

Production history from horizontal wells in the Haynesville Shale is limited due to the initial discovery occurring within the last three years. Part of the drilling strategy to maximize recoveries from the drilling of horizontal wells in the Haynesville Shale is to use completion techniques involving extensive pressure stimulation and fracturing that have proven successful in other shale formations. The ultimate success of our horizontal drilling and completion strategy and techniques in the formation will be better evaluated over time as more wells are drilled and production profiles are better established. Accordingly, the ultimate results of our future horizontal drilling in the Haynesville Shale over our acreage position are more uncertain than drilling results in the shallower Cotton Valley, where we have established reserves and production as a result of years of development.

We have limited control over the activities on properties we do not operate.

Other companies operate some of the properties in which we have an interest. For example, Chesapeake and Matador Resources Company operate certain properties in the Haynesville Shale. Encana Corporation and St. Mary Land and Exploration Company operate certain properties in the Cotton Valley trend. We have less ability to influence or control the operation or future development of these non-operated properties or the amount of capital expenditures that we are required to fund with respect to them versus those fields in which we are the operator. Our dependence on the operator and other working interest owners for these projects and our reduced influence or ability to control the operation and future development of these properties could materially adversely affect the realization of our targeted returns on capital and lead to unexpected future costs.

Our ability to sell natural gas and receive market prices for our gas may be adversely affected by pipeline and gathering system capacity constraints and various transportation interruptions.

We operate primarily in the Cotton Valley trend, which is in the same geographic region as the recently discovered Haynesville Shale. A number of companies are currently operating in the Haynesville Shale. If drilling in the Haynesville Shale continues to be successful, the amount of natural gas being produced could exceed the capacity of the various gathering and intrastate or interstate transportation pipelines currently available in this region. If this occurs, it will be necessary for new pipelines and gathering systems to be built. Because of the current economic climate, certain pipeline projects that are planned for the Cotton Valley trend and Haynesville Shale region may not occur or may be substantially delayed for lack of financing. In addition, capital constraints could limit our ability to build intrastate gathering systems necessary to transport our gas to interstate pipelines. In such event, we might have to shut in our wells awaiting a pipeline connection or capacity or sell natural gas production at significantly lower prices than those quoted on NYMEX or that we currently project, which would adversely affect our results of operations.

A portion of our natural gas and oil production in any region may be interrupted, or shut in, from time to time for numerous reasons, including as a result of weather conditions, accidents, loss of pipeline or gathering system access, field labor issues or strikes, or we might voluntarily curtail production in response to market conditions. If a substantial amount of our production is interrupted at the same time, it could temporarily adversely affect our cash flow.

Our debt instruments impose restrictions on us that may affect our ability to successfully operate our business.

Our senior credit facility and second lien term loan contain customary restrictions, including covenants limiting our ability to incur additional debt, grant liens, make investments, consolidate, merge or acquire other businesses, sell assets, pay dividends and other distributions and enter into transactions with affiliates. We also are required to meet specified financial ratios under the terms of our senior credit facility and second lien term loan, the latter of which will be fully repaid with the proceeds of this offering. As of June 30, 2009, we were in compliance with all the financial covenants of our senior credit facility and our second lien term loan. These restrictions may make it difficult for us to successfully execute our business strategy or to compete in our industry with companies not similarly restricted. In addition, as a result of our repayment of our second lien term loan with the proceeds from this offering, the maturity of our current senior credit facility will be extended until August 2011. Any replacement credit facility may have more restrictive covenants or provide us with less borrowing capacity.

We may be unable to identify liabilities associated with the properties that we acquire or obtain protection from sellers against them.

The acquisition of properties requires us to assess a number of factors, including recoverable reserves, development and operating costs and potential environmental and other liabilities. Such assessments are inexact and inherently uncertain. In connection with the assessments, we perform a review of the subject properties, but such a review will not reveal all existing or potential problems. In the course of our due diligence, we may not inspect every well, platform or pipeline. We cannot necessarily observe structural and environmental problems, such as pipeline corrosion, when an inspection is made. We may not be able to obtain contractual indemnities from the seller for liabilities relating to the acquired assets and indemnities are unlikely to cover liabilities relating to the time periods after closing. We may be required to assume any risk relating to the physical condition of the properties in addition to the risk that the properties may not perform in accordance with our expectations. The incurrence of an unexpected liability could have a material adverse effect on our financial position and results of operations.

We are subject to complex laws and regulations, including environmental regulations that can adversely affect the cost, manner or feasibility of doing business.

Development, production and sale of natural gas and oil in the U.S. are subject to extensive laws and regulations, including environmental laws and regulations. We may be required to make large expenditures to comply with environmental and other governmental regulations. Matters subject to regulation include:

•	discharge permits for drilling operations;

•	bonds for ownership, development and production of oil and gas properties;

•	reports concerning operations; and

•	taxation.

In addition, our operations are subject to stringent federal, state and local environmental laws and regulations governing the discharge of materials into the environment and environmental protection. Governmental authorities enforce compliance with these laws and regulations and the permits issued under them, which can result in an obligation to undertake difficult and costly actions. Failure to comply with these laws, regulations and permits may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations, and the issuance of injunctions limiting or prohibiting some or all of our operations. There is inherent risk of incurring significant environmental costs and liabilities in our business. The imposition of joint and several and strict liabilities is common in environmental laws and may result in us incurring costs in connection with discharges or releases of hydrocarbons and wastes due to our handling of hydrocarbons and wastes, the release of air emissions or water discharges in connection with our operations, and historical industry operations and waste disposal practices conducted by us or predecessor operators on, under or from our properties and from facilities where our wastes have been taken for disposal. Private parties affected by such discharges or releases may also have the right to pursue legal actions to enforce compliance as well as seek damages for personal injury or property damage. In addition, changes in environmental laws and regulations occur frequently, and any such changes that result in more stringent and costly requirements could have a material adverse effect on our business.

Climate change legislation, regulatory initiatives and litigation may adversely affect our operations, our cost structure, or the demand for oil and gas.

On April 17, 2009, the U.S. Environmental Protection Agency, or “EPA,” issued a notice of its proposed finding and determination that emissions of carbon dioxide, methane, and other greenhouse gases, or “GHGs,” presented an endangerment to human health and the environment because emissions of such gases are, according to EPA, contributing to warming of the earth’s atmosphere. Once finalized, EPA’s finding and determination would allow it to begin regulating emissions of GHGs under existing provisions of the federal Clean Air Act. Although it may take EPA several years to adopt and impose regulations limiting emissions of GHGs, any limitation on emissions of GHGs from our equipment and operations could require us to incur costs to reduce emissions of GHGs associated with our operations. In addition, on June 26, 2009, the U.S. House of Representatives passed House Bill 2454, also referred to as the “Waxman-Markey legislation” but formally named the “American Clean Energy and Security Act of 2009,” which would establish an economy-wide cap-and-trade program to reduce U.S. emissions of carbon dioxide and other GHGs by 17 percent from 2005 levels by 2020 and just over 80 percent by 2050. President Obama is encouraging the Senate to consider climate change legislation during the fall of 2009. Further, on September 21, 2009 a U.S. Federal appellate court reinstated a lawsuit filed by several state attorneys general and others against five of the largest U.S. electric utility companies alleging that those companies have created a public nuisance due to their emissions of carbon dioxide. Although it is not possible at this time to predict if and when the Senate may act on climate change legislation, how any bill passed by the Senate would be reconciled with House Bill 2454 or what effect, if any, the recent decision permitting a nuisance lawsuit to proceed against certain utilities may have on the oil and gas industry, any future federal laws or implementing regulations that may be adopted to address greenhouse gas emissions, as well as future climate change litigation against us or our customers for GHG emissions, could result in increased compliance costs or additional operating restrictions, and could have an adverse effect on demand for the oil and natural gas we produce.

Competition in the oil and gas industry is intense, and we are smaller and have a more limited operating history than some of our competitors.

We compete with major and independent oil and natural gas companies for property acquisitions. We also compete for the equipment and labor required to operate and to develop these properties. Some of our competitors have substantially greater financial and other resources than us. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for oil and natural gas properties and may be able to define, evaluate, bid for and acquire a greater number of properties than we can. Our ability to acquire additional properties and develop new and existing properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment.

Our success depends on our management team and other key personnel, the loss of any of whom could disrupt our business operations.

Our success will depend on our ability to retain and attract experienced engineers, geoscientists and other professional staff. We depend to a large extent on the efforts, technical expertise and continued employment of these personnel and members of our management team. If a significant number of them resign or become unable to continue in their present role and if they are not adequately replaced, our business operations could be adversely affected.

Terrorist attacks or similar hostilities may adversely impact our results of operations.

The impact that future terrorist attacks or regional hostilities (particularly in the Middle East) may have on the energy industry in general, and on us in particular, is unknown. Uncertainty surrounding military strikes or a sustained military campaign may affect our operations in unpredictable ways, including disruptions of fuel supplies and markets, particularly oil, and the possibility that infrastructure facilities, including pipelines, production facilities, processing plants and refineries, could be direct targets of, or indirect casualties of, an act of terror or war. Moreover, we have incurred additional costs since the terrorist attacks of September 11, 2001 to safeguard certain of our assets and we may be required to incur significant additional costs in the future.

The terrorist attacks on September 11, 2001, and the changes in the insurance markets attributable to such attacks have made certain types of insurance more difficult for us to obtain. There can be no assurance that insurance will be available to us without significant additional costs. Instability in the financial markets as a result of terrorism or war could also affect our ability to raise capital.

The oil and gas business involves many uncertainties, economic risks and operating risks that can prevent us from realizing profits and can cause substantial losses.

The nature of the oil and gas business involves certain operating hazards such as well blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, formations with abnormal pressures, pollution, releases of toxic gas and other environmental hazards and risks. Any of these operating hazards could result in substantial losses to us. As a result, substantial liabilities to third parties or governmental entities may be incurred. The payment of these amounts could reduce or eliminate the funds available for exploration, development or acquisitions. These reductions in funds could result in a loss of our properties. Additionally, some of our oil and gas operations are located in areas that are subject to weather disturbances such as hurricanes. Some of these disturbances can be severe enough to cause substantial damage to facilities and possibly interrupt production. In accordance with customary industry practices, we maintain insurance against some, but not all, of such risks and losses. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our financial position and results of operations.

We cannot be certain that the insurance coverage maintained by us will be adequate to cover all losses that may be sustained in connection with all oil and natural gas activities.

We maintain general and excess liability policies, which we consider to be reasonable and consistent with industry standards. These policies generally cover:

•	personal injury;

•	bodily injury;

•	third party property damage;

•	medical expenses;

•	legal defense costs;

•	pollution in some cases;

•	well blowouts in some cases; and

•	workers compensation.

As is common in the oil and natural gas industry, we will not insure fully against all risks associated with our business either because such insurance is not available or because we believe the premium costs are prohibitive. A loss not fully covered by insurance could have a materially adverse effect on our financial position and results of operations. There can be no assurance that the insurance coverage that we maintain will be sufficient to cover every claim made against us in the future. A loss in connection with our oil and natural gas properties could have a materially adverse effect on our financial position and results of operations to the extent that the insurance coverage provided under our policies cover only a portion of any such loss.

Title to the properties in which we have an interest may be impaired by title defects.

We generally obtain title opinions on significant properties that we drill or acquire. However, there is no assurance that we will not suffer a monetary loss from title defects or title failure. Additionally, undeveloped acreage has greater risk of title defects than developed acreage. Generally, under the terms of the operating agreements affecting our properties, any monetary loss is to be borne by all parties to any such agreement in proportion to their interests in such property. If there are any title defects or defects in assignment of leasehold rights in properties in which we hold an interest, we will suffer a financial loss.

Our large inventory of undeveloped acreage and large percentage of undeveloped proved reserves may create additional economic risk.

Our success is largely dependent upon our ability to develop our large inventory of future drilling locations, undeveloped acreage and undeveloped reserves in our resource-style plays in Texas and Louisiana. As of December 31, 2008 approximately 62% of our total proved reserves were undeveloped. To the extent our drilling results are not as successful as we anticipate, natural gas and oil prices decline, or sufficient funds are not available to drill these locations and reserves, we may not capture the expected or projected value of these properties. In addition, our estimates of gross unrisked well locations incorporated by reference in this prospectus supplement may not be reflective of what we will, or could, drill on such acreage. Such estimates are intended only to reflect our view of the potential for drilling on such acreage as of the date of such incorporated report. The numbers of wells on such acreage that we drill or participate in drilling could be substantially different.

Certain U.S. federal income tax deductions currently available with respect to oil and gas exploration and development may be eliminated as a result of future legislation.

President Obama’s Proposed Fiscal Year 2010 Budget includes proposed legislation that would, if enacted into law, make significant changes to United States tax laws, including the elimination of certain key U.S. federal income tax incentives currently available to oil and natural gas exploration and production companies. These changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and natural gas properties, (ii) the elimination of current deductions for intangible drilling and development costs, (iii) the elimination of the deduction for certain domestic production activities, and (iv) an extension of the amortization period for certain geological and geophysical expenditures. It is unclear whether any such changes will be enacted or how soon any such changes could become effective. The passage of any legislation as a result of these proposals or any other similar changes in U.S. federal income tax laws could eliminate certain tax deductions that are currently available with respect to oil and gas exploration and development, and any such change could negatively affect our financial condition and results of operations.

Risks related to the notes

Although the notes are referred to as “senior notes,” the notes are effectively subordinated to the rights of our existing and future secured creditors and any liabilities of our subsidiary.

The notes will be our senior unsecured obligations and will rank equally in right of payment to all of our other existing and future senior indebtedness.

The notes initially will not be guaranteed by our subsidiary and accordingly will be structurally subordinated to all of the indebtedness and other liabilities of our subsidiary, including all outstanding borrowings under our senior credit facility, all of which are secured by assets and are direct obligations or guaranteed by our subsidiary.

In addition, the notes will be effectively subordinated to existing secured financings and any other secured indebtedness incurred by us to the extent of the value of the assets securing such indebtedness. As a result, in the event of any distribution or payment of our assets in any bankruptcy, liquidation or dissolution, holders of secured indebtedness will have prior claim to those assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our general creditors, based on the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes.

As of September 18, 2009, and after giving effect to the use of the proceeds from this offering, we would have had approximately $365 million of outstanding senior indebtedness and other liabilities (excluding trade payables, accrued expenses and intercompany liabilities), none of which represented secured indebtedness.

We have a substantial amount of indebtedness coming due before the maturity date of the notes.

We have a substantial amount of indebtedness coming due before the maturity date of the notes. On December 1, 2011, holders of our 3.25% Convertible Senior Notes due 2026, which we refer to as the 2026 Notes, can require us, at their option, to repurchase the 2026 Notes for cash at a repurchase price equal to 100% of $175 million, the principal amount, plus accrued interest to, but excluding, the repurchase date.

A failure to comply with the covenants and other provisions of our 2026 Notes and any future debt instruments could result in events of default under such instruments, which could permit acceleration of our various outstanding notes. Any required repayment of our indebtedness as a result of acceleration would lower our current cash on hand such that we would not have those funds available for use in our business.

If we are at any time unable to generate sufficient cash flow from operations to service our indebtedness when payment is due, we may be required to attempt to renegotiate the terms of the instruments relating to the indebtedness, seek to refinance all or a portion of the indebtedness or obtain additional financing. There can be no assurance that we will be able to successfully renegotiate such terms, that any such refinancing would be possible or that any additional financing could be obtained on terms that are favorable or acceptable to us.

As a holding company, our only source of cash is distributions from our subsidiary.

We are a holding company with no operations of our own and we conduct all of our business through our subsidiary, Goodrich Petroleum Company L.L.C. The notes will be exclusively obligations of Goodrich Petroleum Corporation. We are wholly dependent on the cash flow of our subsidiary and dividends and distributions to us from our subsidiary in order to service our current indebtedness, including the notes, and any of our future obligations. Our subsidiary is a separate and distinct legal entity and will have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available therefore. The ability of our subsidiary to pay such dividends and distributions will be subject to, among other things, statutory or contractual restrictions. We cannot assure you that our subsidiary will generate cash flow sufficient to pay dividends or distributions to us in order to pay interest or other payments on the notes.

Recent developments in the convertible debt markets may adversely affect the market value of the notes.

Governmental actions that interfere with the ability of convertible debt investors to effect short sales of the underlying shares of our common stock could significantly affect the market value of the notes. Such government actions would make the convertible arbitrage strategy that many convertible debt investors employ difficult to execute for outstanding convertible debt of any company whose shares of common stock are subject to such actions. The convertible debt markets have experienced unprecedented disruptions resulting from, among other things, the instability in the credit and capital markets and the emergency orders issued by the SEC on September 17 and 18, 2008 (and extended on October 1, 2008). These orders were issued as a stop-gap measure while the U.S. Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. Among other things, these orders temporarily imposed a prohibition on effecting short sales of common stock of certain financial companies. As a result, the SEC orders made the convertible arbitrage strategy that many convertible debt investors employ difficult to execute for outstanding convertible debt of those companies whose common stock was subject to the short sale prohibition. Although the SEC orders expired on October 8, 2008, the SEC is currently considering instituting other limitations on effecting short sales (such as the up-tick rule) and other regulatory organizations may do the same. Among the approaches to restrictions on short selling currently under consideration by the SEC, one would apply on a market wide and permanent basis, including adoption of a new uptick rule or an alternative uptick rule that would allow short selling only at an increment above the national best bid, while the other would apply only to a particular security during severe market declines in that security, and would involve, among other limitations, bans on short selling in a particular security during a day if there is a severe decline in price in that security. If such limitations are instituted by the SEC or any other regulatory agencies, the market value of the notes could be adversely affected.

A fundamental change may adversely affect us or the notes.

You may have the right to require us to repurchase your notes upon the occurrence of a fundamental change as described in “Description of notes—Fundamental change permits holders to require us to purchase notes.” Our senior credit facility currently prohibits, and future debt we may incur may limit our ability to, repurchase the notes upon a fundamental change. Also, if a fundamental change occurs, we cannot assure you that we will have enough funds to repurchase all the notes.

Furthermore, the fundamental change provisions, including the provisions requiring us to increase the conversion rate by a number of additional shares related to conversions in connection with a fundamental change, may in certain circumstances make more difficult or discourage a takeover of our company and the removal of incumbent management.

We may not have the ability to raise the funds necessary to settle conversion of the notes or to purchase the notes upon a fundamental change or on other purchase dates, and our debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.

Upon conversion of the notes, we may or, following our irrevocable election to do so, will be required to pay up to the principal amount of the notes in cash. In addition, on October 1, 2014, October 1, 2019 and October 1, 2024, holders of the notes may require us to purchase their notes for cash. See “Description of notes—Purchase of notes by us at the option of the holder.” Holders may also require us to purchase their notes upon a fundamental change as described under “Description of notes—Fundamental change permits holders to require us to purchase notes.” We cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay the settlement amount in cash, or the purchase price or fundamental change purchase price for the notes tendered by the holders in cash.

Further, our ability to pay the settlement amount in cash, or the purchase price or fundamental change purchase price for the notes in cash may be subject to limitations we may have in our credit facilities or any other indebtedness we may have in the future. If you convert your notes or require us to repurchase them, we may seek the consent of our lenders or attempt to refinance our debt, but there can be no assurance that we will be able to do so.

Failure by us to pay the settlement amount upon conversion or purchase the notes when required will result in an event of default with respect to the notes, which may also result in the acceleration of our other indebtedness.

Future sales of our common stock or the issuance of other equity may adversely affect the market price of our common stock and the value of the notes.

Sales of our common stock or other equity-related securities could depress the market price of the notes, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock. The hedging or arbitrage could, in turn, affect the market price of the notes.

The market price of the notes could be significantly affected by the market price of our common stock and other factors.

We expect that the market price of our notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities. The market price of our common stock will likely continue to fluctuate in response to factors including the factors discussed elsewhere in “Risk factors” and in “Forward-looking statements,” many of which are beyond our control.

The conditional conversion feature of the notes could result in your receiving less than the value of the common stock or cash and common stock, as applicable, into which a note would otherwise be convertible.

Prior to September 1, 2029, the notes are convertible only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the common stock or cash and common stock, as applicable, into which the notes would otherwise be convertible.

Upon conversion of the notes, we may pay a settlement amount consisting of cash and shares of our common stock, if any, based upon a specified period of 10 trading days.

If we elect to settle our conversion obligation in cash and common stock, if any, or if we waive our right to satisfy our conversion obligation solely in shares of our common stock, we will be required to satisfy our conversion obligation to holders by paying cash, up to the principal amount of notes to be converted, and by delivering shares of our common stock with respect to the excess conversion value of the notes to be converted determined using the applicable stock price. Accordingly, upon conversion of a note, holders might not receive any shares of our common stock, or they might receive fewer shares of common stock relative to the conversion value of the note as of the conversion date. In addition, because of the 10 trading-day period relevant to determining the applicable stock price, settlement will be delayed until at least the 13th trading day following the related conversion date (and possibly later). See “Description of notes—Conversion rights—Payment upon conversion.” Upon conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline (or not appreciate as much as you may expect) between the conversion date and the day the settlement amount of your notes is determined.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or our subsidiary. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving us except to the extent described under “Description of notes—Fundamental change permits holders to require us to purchase notes,” and “Description of notes—Conversion rights—Conversion rate adjustments—Adjustment to shares delivered upon conversion upon make-whole fundamental change.”

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a make-whole fundamental change occurs prior to October 1, 2014 we will, under certain circumstances, increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per share of our common stock in such transaction, as described below under “Description of notes—Conversion rights—Conversion rate adjustments—Adjustments to shares delivered upon conversion upon certain fundamental changes.” The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the effective date for the make-whole fundamental change occurs on or after October 1, 2014 or if the price of our common stock in the transaction is greater than $150.00 per share or less than $26.66 (in each case, subject to adjustment), no adjustment will be made to the conversion rate. In addition, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed 37.5093 shares per $1,000 principal amount of notes, subject to adjustments in the same manner as the base conversion rate as set forth under “Description of notes—Conversion rights—Conversion rate adjustments.”

Our obligation to increase the conversion rate in connection with any make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment only for certain specified events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of notes—Conversion rights—Conversion rate adjustments.” However, the conversion rate will not be adjusted for other events, such as a third party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. See “Description of notes—Fundamental change permits holders to require us to purchase notes.” However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

There is no public market for the notes and we cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or other stock market. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. Further, such market making activities will be subject to limits imposed by the United States federal securities laws, and may be limited during the pendency of any shelf registration statement. As a result, we cannot assure you that an active trading market will develop for the notes. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price and you will be unable to resell your notes or may be able to sell them only at a substantial discount. Future trading prices of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects.

You may be subject to tax if we make or fail to make one of certain adjustments to the conversion rate of the notes, even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to United States federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs on or prior to the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change. Such increase may also be treated as a distribution subject to United States federal income tax as a dividend. See “Certain United States federal income and estate tax considerations.” If you are a non-U.S. holder (as defined in “Certain United States federal income and estate tax considerations”), any deemed dividend may be subject to United States federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty. Any withholding tax on such a deemed dividend may be withheld from interest, shares of common stock or sales proceeds subsequently paid or credited to you. See “Certain United States federal income and estate tax considerations.”

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you upon conversion of your notes and in limited cases under the anti-dilution adjustments of the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The fundamental change purchase feature of the notes may delay or prevent an otherwise beneficial takeover attempt of our company.

The terms of the notes require us to purchase the notes for cash in the event of a fundamental change. A takeover of our company would trigger the requirement that we purchase the notes.

This may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors. See also “—Risks related to our common stock—Our certificate of incorporation and bylaws contain provisions that could discourage an acquisition or change of control of us” and “Description of capital stock—Anti-takeover provisions of our certificate of incorporations and bylaws.”

Conversion of the notes may dilute the ownership interest of existing stockholders, including holders who have previously converted their notes.

The conversion of the notes may dilute the ownership interests of existing stockholders, including holders who have previously converted their notes. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock.

Risks related to our common stock

We do not intend to pay, and are restricted in our ability to pay, dividends on our common stock.

We have never declared or paid cash dividends on our common stock. We currently intend to retain future earnings and other cash resources, if any, for the operation and development of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Payment of any future dividends will be at the discretion of our board of directors after taking into account many factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. In addition, our current credit facility prohibits us from paying cash dividends on our common stock. Any future dividends may also be restricted by any loan agreements that we may enter into from time to time.

Insiders own a significant amount of common stock, giving them influence or control in corporate transactions and other matters, and the interests of these individuals could differ from those of other stockholders.

Members of our board of directors and our management team beneficially own in excess of 36% of our outstanding shares of common stock. As a result, these stockholders are in a position to significantly influence or control the outcome of matters requiring a stockholder vote, including the election of directors, the adoption of an amendment to our certificate of incorporation or bylaws and the approval of mergers and other significant corporate transactions. Their control of us may delay or prevent a change of control of us and may adversely affect the voting and other rights of other stockholders.

Our certificate of incorporation and bylaws contain provisions that could discourage an acquisition or change of control of us.

Our certificate of incorporation authorizes our board of directors to issue preferred stock without shareholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire control of us. In addition, provisions of the certificate of incorporation and bylaws, such as limitations on shareholder proposals at meetings of shareholders and restrictions on the ability of our shareholders to call special meetings, could also make it more difficult for a third party to acquire control of us. Our bylaws provide that our board of directors is divided into three classes, each elected for staggered three-year terms. Thus, control of the board of directors cannot be changed in one year; rather, at least two annual meetings must be held before a majority of the members of the board of directors could be changed.

These provisions of our certificate of incorporation and bylaws may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including attempts that might result in a premium over the market price for the common stock. Please read “Description of capital stock” for additional details concerning the provisions of our certificate of incorporation and bylaws.

Use of proceeds

The net proceeds from this offering will be approximately $183.5 million (or approximately $211.2 million if the underwriters exercise their over-allotment option in full), after deducting the underwriters’ discount and estimated offering expenses.

We intend to use $80 million of the net proceeds from this offering to repay in full our second lien term loan and to repay all amounts outstanding under our senior credit facility ($5.0 million as of September 18, 2009). The remainder of the net proceeds will be used for general corporate purposes, including the possible retirement of other indebtedness. Amounts repaid under our senior credit facility may be reborrowed.

Following the application of the net proceeds of this offering to repay our second lien term loan in full, the maturity of our senior credit facility will be extended to August 31, 2011. As of September 18, 2009, we had $5.0 million outstanding under our senior credit facility, with a weighted average interest rate of 2.52%.

Our second lien term loan matures on December 31, 2010. As of September 18, 2009, we had $75.0 million outstanding under our second lien term loan, with a weighted average interest rate of 6.01%.

Capitalization
(in thousands, except per share amounts)

The following table shows our capitalization as of June 30, 2009:

•	on an actual basis; and

•	as adjusted to reflect the offering of the notes and the application of the net proceeds as described under “Use of proceeds,” assuming that the underwriters do not exercise their over-allotment option to purchase additional notes.

This table should be read in conjunction with “Summary—Summary consolidated financial data” and “Use of proceeds,” appearing elsewhere in this prospectus supplement, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the accompanying notes, appearing in our Current Report on Form 8-K as filed with the SEC on September 18, 2009 restating our audited financial statements for the retrospective application of FASB Staff Position Accounting Principles Board 14-1, and our unaudited consolidated condensed interim financial statements appearing in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009, which are incorporated by reference into this prospectus supplement.

	June 30, 2009
	Actual	As adjusted
	(unaudited)

Cash and cash equivalents	$25,368	$133,893

Total long-term debt, including current portion:
Long-term debt:
Senior credit facility(1)	$–	$–
Second lien term loan	75,000	–
3.25% convertible senior notes due 2026(2)	155,404	155,404
Notes offered hereby(3)	–	147,036

Total	$230,404	$302,440

Stockholders’ equity:
Preferred stock $1.00 par value, 10,000,000 shares authorized, 2,250,000 issued and outstanding, actual; and 2,250,000 shares issued and outstanding, as adjusted	$2,250	$2,250
Common stock, $0.20 par value, 100,000,000 shares authorized, 37,394,084 issued and outstanding, actual; and 37,394,084 shares issued and outstanding, as adjusted(4)	7,154	7,154
Treasury stock, 458 shares, actual; and 458 shares, as adjusted	(12)	(12)
Additional paid-in capital(2)(3)	602,456	629,541
Retained earnings	21,588	21,588
Accumulated other comprehensive income (loss)	–	–

Total stockholders’ equity	633,436	660,521

Total capitalization	$863,840	$962,961

(1)	As of September 18, 2009, we had $5.0 million outstanding under out senior credit facility, which will be repaid in full with the proceeds from this offering. Amounts repaid under our senior credit facility may be reborrowed.

(2)	We adopted FASB Staff Position Accounting Principles Board 14-1 as of January 1, 2009. As a result of this adoption, the $175 million aggregate principal amount of our 3.25% convertible senior notes due 2026 is presented net of a debt discount of $19.6 million, which debt discount increases “Additional paid-in capital” by $12.7 million (after tax).

(3)	The $190 million aggregate principal amount of 5.00% convertible senior notes due 2029 offered hereby is presented net of a discount of $42.96 million, of which $27.1 million (after tax) increases “Additional paid-in capital.”

(4)	Excludes the following at June 30, 2009 (i) 1,596,200 shares reserved for issuance pursuant to our stock option plans, in addition to 957,633 outstanding options to purchase shares (having a weighted average exercise price of $21.20 per share), (ii) 385,272 shares of unvested restricted stock; (iii) shares issuable upon conversion of the notes offered hereby; (iv) up to 2,653,928 shares issuable upon the conversion of our 3.25% convertible senior notes, and (v) up to 3,587,850 shares issuable upon conversion of our preferred stock.

Price range of common stock

Our common stock is traded on the New York Stock Exchange under the symbol “GDP.”

At September 18, 2009, the number of holders of record of our common stock without determination of the number of individual participants in security positions was 1,371 with 37,398,291 shares outstanding. High and low sales prices for our common stock for each calendar quarter are as follows:

	Sales price
	High	Low

2007
First quarter	$36.90	$28.09
Second quarter	38.31	30.91
Third quarter	41.14	28.64
Fourth quarter	35.20	22.05
2008
First quarter	$30.71	$16.63
Second quarter	84.85	28.00
Third quarter	86.18	34.73
Fourth quarter	43.88	15.95
2009
First quarter	$36.79	$14.57
Second quarter	31.39	18.25
Third quarter (through September 22)	28.26	20.81

On September 22, 2009, the closing sale price of our common stock, as reported by the New York Stock Exchange, was $26.66 per share. We encourage you to obtain current market price quotations for our common stock.

Dividend policy

We have neither declared nor paid any cash dividends on our common stock and do not anticipate declaring any dividends in the foreseeable future. We expect to retain our cash for the operation and expansion of our business, including exploration, development and production activities. In addition, our senior credit facility contains restrictions on the payment of dividends to the holders of common stock.

Ratio of earnings to fixed charges

The following table contains our consolidated ratios of earnings to fixed charges for the periods indicated.

										Six months
	Years ended December 31,									ended June 30,
	2004		2005		2006	2007		2008		2009

Ratios of earnings to fixed charges	(a	)	(b	)	2.67	(c	)	8.89(e	)	(d	)(e)

(a)	Earnings for the year ended December 31, 2004 were inadequate to cover fixed charges. The coverage deficiency was $3.6 million.

(b)	Earnings for the year ended December 31, 2005 were inadequate to cover fixed charges. The coverage deficiency was $36.7 million.

(c)	Earnings for the year ended December 31, 2007 were inadequate to cover fixed charges. The coverage deficiency was $59.5 million.

(d)	Earnings for the six months ended June 30, 2009 were inadequate to cover fixed charges. The coverage deficiency was $52.1 million.

(e)	Supplemental pro forma ratio of earnings to fixed charges — After giving effect to this offering and the application of $80 million of the net proceeds from this offering to repay in full our second lien term loan and to repay all amounts outstanding under our senior credit facility, the ratio of earnings to fixed charges would have been 6.0x for the year ended December 31, 2008. In addition, earnings for the six months ended June 30, 2009 were inadequate to cover fixed charges. After giving effect to this offering and the application of $80 million of the net proceeds from this offering to repay in full our second lien term loan and to repay all amounts outstanding under our senior credit facility, the coverage deficiency for the six months ended June 30, 2009 would have been $57.8 million.

For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income (loss) before continuing operations before income taxes less fixed charges (excluding capitalized interest). Fixed charges consist of interest expense and amortization of deferred financing costs and discount or premium relating to any indebtedness.

Description of certain indebtedness

The following is a description of the principal terms of our indebtedness:

Senior credit facility

On May 5, 2009, we entered into a Second Amended and Restated Credit Agreement (“Senior Credit Facility”) that replaced our previous facility. Total lender commitments under the Senior Credit Facility are $350 million. The Senior Credit Facility matures on October 1, 2010, and following our repayment of the Second Lien Term Loan with the proceeds from this offering, the maturity will be extended to August 31, 2011. The Senior Credit Facility can be further extended to July 1, 2012 upon receipt of proceeds from a refinancing sufficient to prepay our 3.25% convertible senior notes due 2026. Revolving borrowings under the Senior Credit Facility are limited to, and subject to periodic redeterminations of the borrowing base. The initial borrowing base was established at $175 million. The borrowing base interest on revolving borrowings under the Senior Credit Facility accrues at a rate calculated, at our option, at the bank base rate plus 0.75% to 1.50%, or LIBOR plus 2.25% to 3.00%, depending on borrowing base utilization. Pursuant to the terms of the Senior Credit Facility, borrowing base redeterminations will be on a semi-annual basis on each April 1 and October 1 beginning on October 1, 2009. The current availability under the Senior Credit Facility is $170 million.

Substantially all our assets are pledged as collateral to secure the Senior Credit Facility.

The terms of the Senior Credit Facility requires us to maintain certain covenants. Capitalized terms used, but not defined, here have the meanings assigned to them in the Senior Credit Facility. The primary financial covenants include:

•	Current Ratio of 1.0/1.0;

•	Interest Coverage Ratio which is not less than 3.0/1.0 for the trailing four quarters; and

•	Total Debt no greater than 3.0 times EBITDAX for the trailing four quarters (EBITDAX is earnings before interest expense, income tax, DD&A, exploration expense and impairment of oil and gas properties. In calculating EBITDAX for this purpose, earnings include realized gains (losses) from derivatives but exclude unrealized gains (losses) from derivatives. The 3.25% convertible senior notes are excluded from the calculation of Total Debt for the purpose of computing this ratio).

In connection with the offering of the notes, we have entered into an amendment of our Senior Credit Facility to permit the issuance of the notes and required payments made on the notes thereafter, and to exclude up to $175 million of our existing convertible notes and the notes offered hereby from the definition of Total Debt used in our financial covenants under the Senior Credit Facility.

As of June 30, 2009, we were in compliance with all of the financial covenants of the Senior Credit Facility.

We intend to use a portion of the net proceeds from this offering to repay all amounts outstanding under the Senior Credit Facility ($5.0 million as of September 18, 2009).

Second lien term loan

On January 16, 2008, we entered into a new Second Lien Term Loan Agreement which provides for a 3-year, secured, non-revolving loan of $75.0 million and is due in a single maturity on December 31, 2010. We had no rights to prepay in the first year. Voluntary prepayment rights in the second year are at 101% of par, and thereafter at par. Interest on the Second Lien Term Loan accrues at a rate of LIBOR plus 550 basis points and is payable quarterly in arrears. As of June 30, 2009, we were in compliance with all of the financial covenants of our Second Lien Term Loan. The terms of the Second Lien Term Loan Agreement contain financial covenants which include:

•	an asset coverage ratio (defined as the present value of proved reserves discounted 10% to total debt, which excludes 3.25% convertible senior notes) of not less than 1.5 to 1.0;

•	a total debt to EBITDAX ratio of not more than 3.0 to 1.0 (total debt excludes the 3.25% convertible senior notes); and

•	an EBITDAX to interest expense ratio of not less than 3.0 to 1.0.

We intend to use a portion of the net proceeds from this offering to repay the $75.0 million outstanding under the Second Lien Term Loan, as well as associated prepayment fees.

3.25% convertible senior notes due 2026

In December 2006, we sold $175 million of 3.25% convertible senior notes due in December 2026. The notes mature on December 1, 2026, unless earlier converted, redeemed or repurchased. The notes are our senior unsecured obligations and will rank equally in right of payment to all of our other existing and future indebtedness. The notes accrue interest at a rate of 3.25% annually, and interest is paid semi-annually on June 1 and December 1. Interest payments on the notes began on June 1, 2007.

Before December 1, 2011, we may not redeem the notes. On or after December 1, 2011, we may redeem all or a portion of the notes for cash, and the investors may require us to repurchase the notes on each of December 1, 2011, 2016 and 2021. Upon conversion, we have the option to deliver shares at the applicable conversion rate, redeem in cash or in certain circumstances redeem in a combination of cash and shares. The notes are convertible into shares of our common stock at a rate equal to the sum of:

a) 15.1653 shares per $1,000 principal amount of notes (equal to a “base conversion price” of approximately $65.94 per share) plus

b) an additional amount of shares per $1,000 of principal amount of notes equal to the incremental share factor (2.6762), multiplied by a fraction, the numerator of which is the applicable stock price less the “base conversion price” and the denominator of which is the applicable stock price.

Description of notes

The Company will issue the notes under an indenture dated as of September 28, 2009, as amended and supplemented by a supplemental indenture dated as of September 28, 2009 ( as so amended and supplemented, the “indenture”) between itself and Wells Fargo, National Association, as trustee (the “trustee”). The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

You may request a copy of the indenture from us as set forth in “Incorporation of certain documents by reference.”

The notes will be an issue of our Senior Debt Securities described in the accompanying base prospectus. This Description of notes supersedes, with respect to the notes, the description of the Senior Debt Securities in the accompanying base prospectus in its entirety. The following description is a summary of the material provisions of the notes and the indenture, and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in these documents. We urge you to read the indenture and the notes because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Goodrich Petroleum Corporation and not to its subsidiaries.

General

The notes:

•	will initially be limited to an aggregate principal amount of $190.0 million (or $218.5 million if the underwriters’ over-allotment option is exercised in full);

•	mature on October 1, 2029 unless earlier converted, redeemed or repurchased;

•	will be issued in denominations of $1,000 and multiples of $1,000; and

•	will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “Book-entry, settlement and clearance.”

The notes will be general unsecured, senior obligations of the Company, ranking equally in right of payment with all of our existing and future senior indebtedness, including our indebtedness under our revolving credit facility and term loan. The notes will be effectively subordinated to all of our existing and future secured indebtedness, including indebtedness under our revolving credit facility, to the extent of the value of collateral securing such indebtedness. As of September 18, 2009, on a pro forma basis after giving effect to this offering and the use of proceeds of this offering, we would have had approximately $365 million of outstanding senior indebtedness and other liabilities (excluding trade payables, accrued expenses and intercompany liabilities), none of which represented secured indebtedness. The notes are structurally subordinated to all of our secured indebtedness.

The indenture does not limit the amount of debt that may be issued by the Company or its subsidiaries. Other than restrictions described under ”—Fundamental change permits holders to require us to purchase notes” and ”—Consolidation, merger and sale of assets” below, and except for the provisions set forth under “—Conversion rights—Conversion rate adjustments—Adjustment to shares delivered upon conversion upon make-whole fundamental change” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving the Company or in the event of a decline in the credit of the Company as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving the Company that could adversely affect such holders.

We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that such additional notes are fungible with the notes offered hereby for federal income tax purposes. We may also from time to time repurchase notes in open market purchases or negotiated transactions without prior notice to holders.

The Company does not intend to list the notes on a national securities exchange.

Payments on the notes; paying agent and registrar; transfer and exchange

We will pay principal of, and any premium on, certificated notes at the office or agency designated by the Company for that purpose. We have initially designated the trustee as our paying agent and registrar. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and the Company may act as paying agent or registrar. Interest (including additional interest, if any), on certificated notes will be payable (i) to holders having an aggregate principal amount of $5.0 million or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5.0 million either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

We will pay principal of and interest on (including additional interest, if any) notes in global form registered in the name of or held by or on behalf of DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the trustee or the registrar for any registration of transfer or exchange of notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. The Company is not required to register any transfer or exchange of any note selected for redemption or surrendered for conversion. Also, the Company is not required to register any transfer or exchange of any note in certificated form for a period of 15 days before the mailing of a notice of redemption.

The registered holder of a note will be treated as the owner of it for all purposes, and references to “holders” or “you” in this description are to registered holders unless the context otherwise indicates.

Interest

The notes will bear interest at a rate of 5.00% per annum from September 28, 2009, or from the most recent interest payment date on which interest has been paid or provided for. Interest will be payable semiannually in arrears on April 1 and October 1 of each year, beginning April 1, 2010, to holders of record on the immediately preceding March 15 or September 15. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

References to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of default.”

Optional redemption

Prior to October 1, 2014, the notes will not be redeemable. On or after October 1, 2014, we may redeem for cash all or a portion of the notes, upon not less than 30 or more than 60 calendar days notice before the redemption date to the trustee, the paying agent and each holder of the notes, at a redemption price of 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but not including, the redemption date (unless the redemption date is between a regular record date and the interest payment date to which it relates, in which case we will pay accrued and unpaid interest to the holder of record on such regular record date).

If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or multiples thereof) by lot, or on a pro rata basis or by another method the trustee considers fair and appropriate, including any method required by DTC or any successor depositary. If the trustee selects a portion of your note for partial redemption and you convert a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption.

In the event of any redemption in part, we will not be required to register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

Conversion rights

General

Prior to September 1, 2029, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion upon satisfaction of sale price condition,” “—Conversion upon satisfaction of trading price condition,” “—Conversion upon notice of redemption,” and “—Conversion upon specified corporate transactions.” On and after September 1, 2029, the notes will be convertible until the close of business on the second business day immediately preceding the maturity date of the notes regardless of the foregoing conditions. Upon conversion, we will deliver, for each $1,000 principal amount of notes converted at our election, either (i) a number of shares of our common stock equal to the conversion rate, or (ii) a combination of cash and shares of our common stock, in each case as described under “—Payment upon conversion” below. In addition, at any time on or before the 13th scheduled trading day prior to maturity, we may irrevocably waive in our sole discretion without the consent of the holders of the notes, by notice to the trustee and the holders of the notes, our right to satisfy our conversion obligations solely in shares of our common stock as described above.

The initial conversion rate for any notes to be converted will be 28.8534 shares per $1,000 principal amount of notes, subject to adjustment as described under “—Conversion rate adjustments.” The conversion rate may be adjusted in certain corporate transactions that also constitute a make-whole fundamental change. See “—Adjustment to shares delivered upon conversion upon make-whole fundamental change” below.

The “conversion price” per $1,000 principal amount of notes is a dollar amount (initially $34.6580) determined by dividing $1,000 by the conversion rate.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is listed for trading. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the mid-point of the last quoted bid and ask prices for our common stock in the over-the-counter market on the relevant date as reported by the Pink OTC Markets Inc. or similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms (which may include one or more underwriters or their affiliates) selected by us for this purpose.

A “trading day” is any day during which (i) trading in our common stock generally occurs, and (ii) there is no market disruption event. For purposes of the definition of “trading day,” “market disruption event” means the occurrence or existence during the one-half hour period ending on the scheduled close of trading on the principal U.S. national or regional securities exchange on which our common stock is listed for trading of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options contracts or future contracts relating to our common stock.

If we call notes for redemption, a holder of notes may convert notes only until the close of business on the third scheduled trading day (as defined below) prior to the redemption date unless we fail to pay the redemption price. If a holder of notes has submitted notes for repurchase upon a fundamental change or on a purchase date that is unrelated to a fundamental change, the holder may convert those notes only if that holder withdraws the repurchase notice delivered by that holder in accordance with the terms of the indenture and the holder is otherwise entitled to convert.

Upon conversion, you will not receive any separate cash payment or shares for accrued and unpaid interest unless such conversion occurs between a regular record date and the interest payment date to which it relates as described below. Our delivery to you of shares of our common stock or a combination of cash and shares of our common stock, if applicable, together with any cash payment for any fractional share, into which a note is convertible, will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest to, but not including, the conversion date.

As a result, accrued and unpaid interest to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Any notes surrendered for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made:

•	if we have specified a redemption date that is after a record date and on or prior to the third trading day following the corresponding interest payment date;

•	if we have specified a fundamental change purchase date that is after a record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Conversion upon satisfaction of sale price condition

A holder may surrender all or a portion of its notes for conversion during any fiscal quarter (and only during such fiscal quarter) commencing after December 31, 2009 if the last reported sale price of the common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 135% of the conversion price on such last trading day.

Conversion upon satisfaction of trading price condition

Prior to October 1, 2014, a holder of notes may surrender its notes for conversion during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of the measurement period was less than 97% of the product of the last reported sale price of our common stock and the conversion rate for such trading day.

The “trading price” of a note on any date of determination means the average of the secondary market bid quotations per note obtained by the bid solicitation agent for $5.0 million principal amount of notes at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally-recognized securities dealers we select, but if only one such bid can reasonably be obtained by the bid solicitation agent, this one bid shall be used; provided however that for purposes of the foregoing provision, if the bid solicitation agent cannot reasonably obtain on any trading day at least one bid for $5.0 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes for such trading day will be deemed to be less than 97% of the product of the last reported sale price of our common stock and the conversion rate.

The bid solicitation agent will initially be the trustee. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the notes.

In connection with any conversion upon satisfaction of the above trading price condition, the bid solicitation agent shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 97% of the product of the last reported sale price of our common stock and the conversion rate. At such time, we shall instruct the bid solicitation agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes for any trading day is greater than or equal to 97% of the product of the last reported sale price of our common stock and the conversion rate. If, upon presentation of such reasonable evidence by the holder, the bid solicitation agent does not make such determination, then the trading price per $1,000 principal amount of the notes will be deemed to be less than 97% of the product of the last reported sale price of our common stock and the conversion rate.

If the trading price condition has been met, we shall so notify the holders of the notes. If, at any point after the trading price condition has been met, the trading price per $1,000 principal amount of the notes is greater than 97% of the product of the last reported sale price of our common stock and the conversion rate we shall so notify the holders of the notes.

Conversion upon notice of redemption

If we call any or all of the notes for redemption, holders may convert notes that have been so called for redemption at any time prior to the close of business on the third scheduled trading day prior to the redemption date, even if the notes are not otherwise convertible at such time, after which time the holder’s right to convert will expire unless we default in the payment of the redemption price.

Conversion upon specified corporate transactions

Certain distributions

If we elect to:

•	distribute to all holders of our common stock any rights or warrants entitling them to purchase, for a period expiring within 45 days after the ex-dividend date of the distribution, shares of our common stock at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on the trading day preceding the ex-dividend date for such distribution; or

•	distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value, as determined by our board of directors, exceeding 15% of the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such distribution, we must notify the holders of the notes at least 15 scheduled trading days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time.

The “ex-dividend date” is the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

Certain corporate events

If we are party to a transaction described in clause (2) of the definition of fundamental change (without giving effect to the proviso in such clause or the paragraph following that definition set forth under “—Fundamental change permits holders to require us to purchase notes”), we must notify holders of the notes at least 15 scheduled trading days prior to the anticipated effective date for such transaction. Once we have given such notice, holders may surrender their notes for conversion at any time until seven scheduled trading days after the actual effective date of such transaction or, if later, the related fundamental change purchase date. In addition, you may surrender all or a portion of your notes for conversion if a fundamental change of the type described in clauses (1) and (3) of the definition of fundamental change occurs. In such event, you may surrender notes for conversion at any time beginning on the actual effective date of such fundamental change until and including the date which is seven scheduled trading days after the actual effective date of such transaction or, if later, until the related fundamental change purchase date corresponding to such fundamental change.

Conversion during specified period immediately prior to maturity

Notwithstanding anything herein to the contrary, a holder may surrender its notes for conversion beginning on September 1, 2029, until the close of business on the second business day immediately preceding October 1, 2029.

Conversion procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

The date you comply with these requirements is the conversion date under the indenture. If we satisfy our conversion obligation solely in shares of our common stock (plus cash in lieu of fractional shares), the person in whose name any shares of our common stock shall be issuable upon such conversion will become the holder of record of such shares of our common stock as of the close of business on the conversion date. If we satisfy our conversion obligation in cash and shares of our common stock (plus cash in lieu of fractional shares), the person in whose name any shares of our common stock shall be issuable upon such conversion will become the holder of record of such shares of common stock as of the close of business on the last trading day of the related ten trading day period used to determine the applicable stock price.

If a holder has already delivered a purchase notice as described under either “—Purchase of notes by us at the option of the holder” or “—Fundamental change permits holders to require us to purchase notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Delivery of any shares of common stock will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares of common stock, other than in the case of holders of notes in book-entry form with DTC, which shares of common stock shall be delivered in accordance with DTC customary practices. In addition, we will pay cash for any fractional shares of common stock, as described above.

Payment upon conversion

In the event that we receive a holder’s notice of conversion upon satisfaction of one or more of the conditions to conversion described above, we will notify the relevant holders within two scheduled trading days following the conversion date whether we will satisfy our obligation to convert the notes through delivery of (i) shares of our common stock equal to the conversion rate (plus cash in lieu of any fractional shares) or (ii) a combination of cash and shares of our common stock as described below. In addition, at any time on or before the 13th scheduled trading day prior to maturity, we may irrevocably waive, in our sole discretion without the consent of the holders, by notice to the trustee and the holders of the notes, our right to satisfy our conversion obligation in shares of our common stock (plus cash in lieu of any fractional shares) pursuant to clause (i) above. We will not be permitted to elect the option described in clause (i) above if we have made the election to waive our right to do so. Notwithstanding the foregoing, if we elect to redeem the notes, we will, in our notice of redemption, elect whether we will settle any conversions of notes called for redemption pursuant to clause (i) or (ii) above (unless we have irrevocably elected to waive our right to satisfy our conversion obligation pursuant to clause (i) above), which election shall apply to all notes converted following our notice of redemption.

If we elect to settle our obligation to convert the notes (the “conversion obligation”) solely in shares of our common stock as described above, we will deliver, as soon as practicable following the determination of the applicable stock price, for each $1,000 principal amount of notes, a number of shares of our common stock equal to the conversion rate, plus cash in lieu of any fractional shares determined as described below.

If we elect to settle our conversion obligation in cash and shares of our common stock pursuant to clause (ii) above, we will deliver, as soon as practicable following the determination of the applicable stock price, for each $1,000 principal amount of notes:

•	cash in an amount equal to the lesser of (a) the conversion value and (b) $1,000;

•	if the conversion value is greater than $1,000, an amount in shares equal to the difference between the conversion value and $1,000, divided by the applicable stock price; and

•	cash in lieu of any fractional shares as described below.

The “conversion value” for each $1,000 principal amount of notes to be converted, is an amount equal to the conversion rate for such notes multiplied by the applicable stock price for such notes.

The “applicable stock price” for any note to be converted is equal to the average of the last reported sale prices of our common stock over the ten trading day period starting on, and including, the third trading day following the conversion date for such notes.

We will deliver cash in lieu of any fractional share of common stock issuable in connection with settlement of the conversion obligation based on the applicable stock price. The delivery of shares of our common stock, if any, will occur through the conversion agent or DTC, as the case may be.

Conversion rate adjustments

The conversion rate will be adjusted only as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate, at the same time as holders of our common stock and solely as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held the full number of shares of our common stock equal to the conversion rate, multiplied by the principal amount of notes held by such holder divided by $1,000, without having to convert their notes.

(1) If we issue shares of our common stock as a dividend or distribution on all of our shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR’	=	CR0	×	OS’ OS0

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination, as the case may be;

CR’ = the new conversion rate in effect immediately after the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination, as the case may be;

OS0 = the number of shares of our common stock outstanding immediately prior to the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination, as the case may be; and

OS’ = the number of shares of our common stock outstanding immediately after such dividend or distribution, or the effective date of such share split or share combination, as the case may be.

Any adjustment made pursuant to this clause (1) shall become effective immediately after (x) the ex-dividend date for such dividend or distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this clause (1) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2) If we distribute to all holders of our common stock any rights or warrants (other than pursuant to any rights plan described in the second bullet point under clause (3) below) entitling them to purchase, for a period of not more than 45 days after the ex-dividend date for the distribution, shares of our common stock at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on the trading day preceding the ex-dividend date for such distribution, the conversion rate will be adjusted based on the following formula:

CR’	=	CR0	×	OS0 + X OS0 + Y

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR’ = the new conversion rate in effect immediately after the ex-dividend date for such distribution;

OS0 = the number of shares of our common stock outstanding immediately prior to the ex-dividend date for such distribution;

X = the total number of shares of our common stock issuable pursuant to such rights or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution.

For purposes of this clause (2), in determining whether any rights or warrants entitle the holders to subscribe for or purchase common stock at less than the applicable last reported sale prices of our common stock, and in determining the aggregate exercise or conversion price payable for such common stock, there shall be taken into account any consideration received by the Company for such rights or warrants and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by our board of directors. If any right or warrant described in this clause (2) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such right or warrant had not been so issued. Any adjustment made pursuant to this clause (2) shall become effective immediately after the ex-dividend date for the applicable distribution.

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all holders of our common stock, excluding:

•	dividends or distributions referred to in clause (1) or (2) above;

•	rights issued to all holders of our common stock pursuant to a rights plan, where such rights are not presently exercisable, continue to trade with our common stock and holders will receive such rights together with any common stock upon conversion as described below;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be adjusted based on the following formula:

CR’	=	CR0	×	SP0 SP0 − FMV

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR’ = the new conversion rate in effect immediately after the ex-dividend date for such distribution;

SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

An adjustment to the conversion made pursuant to the foregoing provisions of this clause (3) shall become effective immediately after the ex-dividend date for the applicable distribution.

If “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the adjustment described in this clause (3), each holder of a note shall receive, for each $1,000 principal amount of notes, without conversion and at the same time and upon the same terms as holders of shares of our common stock, the amount and kind of our capital stock, evidences of our indebtedness or other assets or property of ours (including cash, rights, options or warrants to acquire our capital stock or other securities) that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate in effect immediately prior to the ex-dividend date for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spinoff,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the tenth trading day immediately following, and including, the effective date of the spin-off will be adjusted based on the following formula:

CR’	=	CR0	×	FMV0 + MP0 MP0

where,

CR0= the conversion rate in effect immediately prior to the tenth trading day immediately following, and including, the effective date of the spin-off;

CR’ = the new conversion rate in effect immediately after the tenth trading day immediately following, and including, the effective date of the spin-off;

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period immediately following, and including, the effective date of the spin-off; and

MP0 = the average of the last reported sale prices of our common stock over the first 10 consecutive trading-day period immediately following, and including, the effective date of the spin-off.

The adjustment to the conversion rate under the foregoing provisions of this clause (3) will occur immediately after the tenth trading day immediately following, and including, the effective date of the spin-off provided that, for purposes of determining the conversion rate, in respect of any conversion date occurring during the ten trading days following the effective date of any spin-off, references within the portion of this clause (3) related to “spin-offs” to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spinoff and the relevant conversion date.

If any such dividend or distribution described in this clause (3) is declared but not paid or made, the new conversion rate shall be readjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(4) If any cash dividend or distribution is made to all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR’	=	CR0	×	SP0 SP0 − C

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution;

CR’= the new conversion rate in effect immediately after the ex-dividend date for such dividend or distribution;

SP0 = the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such distribution; and

C = the amount in cash per share we distribute to holders of our common stock.

An adjustment to the conversion rate made pursuant to this clause (4) shall become effective immediately after the ex-dividend date for the applicable dividend or distribution.

If “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the adjustment described in this clause (4) each holder of a note shall receive, for each $1,000 principal amount of notes, without conversion and at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate in effect immediately prior to the ex-dividend date for such cash dividend or distribution.

If any dividend or distribution described in this clause (4) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(5) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be adjusted based on the following formula:

CR’	=	CR0	×	AC + (SP’ × OS’) OS0 × SP’

where,

CR0 = the conversion rate in effect at the close of business on the last trading day of the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires;

CR’ = the new conversion rate in effect immediately following the last trading day of the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the expiration of such tender or exchange offer;

OS’ = the number of shares of our common stock outstanding immediately after the expiration of such tender on exchange offer (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer); and

SP’ = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the conversion rate under this clause (5) shall become effective immediately following the tenth trading day next succeeding the date such tender or exchange offer expires; provided that, for purposes of determining the conversion rate, in respect of any conversion during the ten trading days following the date that any tender or exchange offer expires, references within this clause (5) to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the date such tender or exchange offer expires and the relevant conversion date. If we or one of our subsidiaries is obligated to purchase our common stock pursuant to any such tender or exchange offer but are permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the new conversion rate shall be readjusted to be the conversion rate that would be in effect if such tender or exchange offer had not been made.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities. If, however, the application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made (except on account of share combinations).

A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate, and such adjustment or nonoccurrence of an adjustment may result in withholding taxes for holders (including backup withholding taxes or withholding taxes on payments to foreign persons). Because this deemed income would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a holder, we may, at our option, set-off such payments against payments of cash and common stock on the notes. See “Certain United States federal income tax considerations—U.S. holders—Constructive dividends” and “Certain United States federal income tax considerations—Treatment of Non-U.S. holders—Payments on common stock and constructive dividends.”

To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, upon conversion of notes in respect of which we have elected to deliver common stock, if applicable, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

We will not make any adjustment to the conversion rate except as specifically set forth in this “—Conversion rate adjustments” and in “—Adjustment to shares delivered upon conversion upon make-whole fundamental change.”

Without limiting the foregoing, the conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program or employee stock purchase plan of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest.

No adjustment to the conversion rate will be required unless the adjustment would require an increase or decrease of at least 1% of the conversion rate. If the adjustment is not made because the adjustment does not change the conversion rate by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. All required calculations will be made to the nearest cent or 1/1000th of a share, as the case may be. Notwithstanding the foregoing we will make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (i) on the conversion date for any notes and (ii) if the notes are called for redemption, all adjustments not previously made will be made for all notes to be converted after our notice of redemption to the applicable redemption date.

If a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of our common stock as of the related conversion date as described under “—Conversion procedures” above based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the conversion rate adjustment provisions above, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of shares of our common stock on an unadjusted basis on such conversion date and participate in the related dividend, distribution or other event giving rise to such adjustment.

Recapitalizations, reclassifications and changes of our common stock

In the case of any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale or conveyance to another person of all or substantially all of our property and assets or any statutory share exchange, in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, following the effective time of the transaction, the right to receive shares of our common stock upon conversion of a note, if any, will be changed into the right to receive the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder would have been entitled to receive (the “reference property”) upon such transaction in respect of such common stock.

From and after the effective time of such transaction:

•	the conversion rate will relate to units of such reference property (a “unit” of reference property being the kind and amount of reference property that a holder of one share of our common stock would receive in such transaction); and

•	the applicable stock price will be determined based on last reported sale prices of one unit of reference property.

If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will notify holders of the weighted average as soon as practicable after such determination is made. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustment to shares delivered upon conversion upon make-whole fundamental change

If a fundamental change described in clause (2) (without giving effect to the proviso in such clause) of the definition thereof (a “make-whole fundamental change”) occurs prior to October 1, 2014 and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate by a number of additional shares of common stock (the “additional shares”) as described below. Any conversion will be deemed for these purposes to be “in connection with” such make-whole fundamental change only if such notes are surrendered for conversion on or following the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change purchase date, and notwithstanding the fact that a note may then be convertible because another condition to conversion also has been satisfied. We will notify holders of the notes and the trustee of the anticipated effective date of such make-whole fundamental change at least 15 scheduled trading days prior to the anticipated effective date of such transaction and issue a press release announcing such effective date no later than five business days after such effective date.

The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the make-whole fundamental change. If holders of our common stock receive only cash in the make-whole fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the five trading-day period ending on the trading day preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion rate adjustments.”

The following table sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 principal amount of notes:

	Stock price
Effective date	$26.66	$30.00	$40.00	$50.00	$60.00	$70.00	$80.00	$90.00	$100.00	$110.00	$120.00	$130.00	$140.00	$150.00

September 28, 2009	8.6559	7.6487	4.7555	3.3111	2.4740	1.9359	1.5632	1.2903	1.0822	0.9183	0.7861	0.6773	0.5865	0.5097
October 1, 2010	8.6559	7.4118	4.3741	2.9405	2.1503	1.6621	1.3335	1.0976	0.9198	0.7807	0.6690	0.5771	0.5003	0.4353
October 1, 2011	8.6559	7.0661	3.8433	2.4381	1.7212	1.3056	1.0385	0.8524	0.7146	0.6079	0.5222	0.4518	0.3928	0.3426
October 1, 2012	8.6559	6.5553	3.0807	1.7464	1.1540	0.8492	0.6690	0.5495	0.4630	0.3963	0.3427	0.2982	0.2607	0.2284
October 1, 2013	8.6559	5.7044	1.8734	0.7594	0.4183	0.2936	0.2332	0.1951	0.1670	0.1446	0.1261	0.1105	0.0971	0.0855
October 1, 2014	8.6559	4.4139	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case

•	If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $150.00 per share (subject to adjustment), no additional shares will be added to the conversion rate.

•	If the stock price is less than $26.66 per share (subject to adjustment), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, the conversion rate shall not exceed 37.5093 per $1,000 principal amount of notes on account of adjustments described in this section, subject to the adjustments set forth in clauses (1) through (5) of “—Conversion rate adjustments.”

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of economic remedies.

An increase in the conversion rate upon a fundamental change may be treated as a deemed distribution to holders of the notes, possibly subject to U.S. federal withholding tax. See “Certain United States federal income tax considerations.”

As described above under “—Recapitalizations, reclassifications, and changes of our common stock,” upon effectiveness of any make-whole fundamental change and a related conversion, the conversion rate with respect to the notes submitted for conversion will be determined based upon by the reference property, which will likely consist of cash, securities or other property not listed on a national securities exchange.

Purchase of notes by us at the option of the holder

Holders have the right to require us to purchase the notes on October 1, 2014, October 1, 2019 and October 1, 2024 (each, a “purchase date”). We will be required to purchase any outstanding notes for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant purchase date until the close of business on the second business day prior to the purchase date. If the purchase notice is given and withdrawn during such period, we will not be obligated to purchase the related notes. Also, our ability to satisfy our purchase obligations may be affected by the factors described in “Risk factors” under the caption “We may not have the ability to raise the funds necessary to settle conversion of the notes or to purchase the notes upon a fundamental change or on other purchase dates, and our debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.”

The purchase price payable will be equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to such purchase date. All notes purchased by us will be paid for in cash.

On or before the 20th business day prior to each purchase date, we will provide to the trustee, the paying agent and to all holders of the notes, and to beneficial owners as required by applicable law, a notice (delivered in any manner permitted by the indenture, including through DTC) stating, among other things:

•	the last date on which a holder may exercise the repurchase right;

•	the repurchase price;

•	the name and address of the paying agent; and

•	the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

A notice electing to require us to purchase your notes must state:

•	if certificated notes have been issued, the certificate numbers of the notes, or if not certificated, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be purchased, in multiples of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

No notes may be purchased at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the purchase price of the notes.

You may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.

You must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the purchase price of the notes on the business day following the purchase date, then:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the purchase price and previously accrued and unpaid interest upon delivery on transfer of the notes).

We will be responsible for making all determinations with respect to the adequacy of all notices electing to require us to purchase notes and all notices withdrawing such elections and any such determination shall be binding on the applicable holder,

We will comply with the provisions of Rule 13e-4 and any other rules under the Exchange Act that may be applicable.

Fundamental change permits holders to require us to purchase notes

If a fundamental change (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase any or all of your notes, or any portion of the principal amount thereof, at a purchase price equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest to but excluding the fundamental change purchase date (unless the fundamental change purchase date is between a regular record date and the interest payment date to which it relates, in which case we will pay accrued and unpaid interest to the holder of record on such regular record date). The fundamental change purchase date will be a date specified by us no later than the 35th day following the date of our fundamental change notice as described below. Any notes purchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred if any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the ordinary voting power of our common equity;

(2) consummation of any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of our and our subsidiaries’ assets, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction where the holders of more than 50% of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving entity or transferee or the parent thereof immediately after such event shall not be a fundamental change; or

(3) our common stock (or other common stock into which the notes are then convertible) ceases to be listed on a U.S. national or regional securities exchange or quoted on an established automated over-the-counter trading market in the United States for a period of 30 consecutive scheduled trading days.

A fundamental change described in clause (2) of the definition will not be deemed to have occurred, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares and cash payments in respect of statutory dissenters’ rights, in connection with the transaction or transactions constituting the fundamental change described in clause (2) of the definition consists of shares of common stock (or depositary receipts or shares evidencing common stock) traded on a U.S. national or regional securities exchange, or which will be so traded when issued or exchanged in connection with a fundamental change described in clause (2) of the definition (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into such consideration.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice (delivered in any manner permitted by the indenture, including through DTC) of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the purchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if conversion of the notes is permitted in connection with such fundamental change as described in “—Conversion rights—Conversion upon specified corporate transactions—Certain corporate events,” the conversion rate and any adjustments to the conversion rate and the incremental share factor;

•	that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the purchase right, you must deliver, on or before the business day immediately preceding the fundamental change purchase date, subject to extension to comply with applicable law, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your purchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for purchase, or if not certificated, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or a multiple thereof; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.

We will be required to purchase the notes on the fundamental change purchase date, subject to extension to comply with applicable law. You will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the notes on the business day following the fundamental change purchase date, then:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest upon delivery or transfer of the notes).

The purchase rights of the holders could discourage a potential acquirer of us. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us that is not a fundamental change (as defined).

No notes may be purchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change purchase price of the notes.

We will be responsible for making all determinations with respect to the adequacy of all notices electing to require us to purchase notes and all notices withdrawing such elections and any such determination shall be binding on the applicable holder.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our and our subsidiaries’ assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the sale, lease or other transfer of less than all of our and our subsidiaries’ assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. See “Risk factors” under the caption “We may not have the ability to raise the funds necessary to settle conversion of the notes or to purchase the notes upon a fundamental change or on other purchase dates, and our debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.” If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, merger and sale of assets

The indenture provides that the Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to, another person, unless (i) the resulting, surviving or transferee entity (if not the Company) is a corporation, partnership, trust or limited liability company organized under the laws of the United States of America, any state thereof or the District of Coloumbia, and such transferee entity expressly assumes by supplemental indenture all the obligations of the Company under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee entity shall succeed to, and may exercise every right and power of, the Company under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.

Future guarantees

The indenture will provide that if we issue any unsecured debt securities that are publicly traded or eligible for trading in the Portal Market (“public debt securities”), and any of our subsidiaries provides a guarantee with respect to such public debt securities, then we will, within 30 days following the issuance of any such guarantee, cause each such subsidiary to execute a supplement to the indenture under which such subsidiary will guarantee our obligations under the notes on terms substantially similar (in our good faith determination) to the guarantee provided with respect to the public debt securities. The guarantee of any such subsidiary may be released if the subsidiary no longer guarantees such public debt securities, if such subsidiary is dissolved or liquidated, if such subsidiary is no longer our subsidiary or upon satisfaction and discharge of the notes.

Events of default

Each of the following is an event of default:

(1) default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

(2) default in the payment of principal of any note when due and payable at its stated maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

(3) failure by the Company to comply with its obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and such failure continues for a period of 10 days;

(4) failure by the Company to give a fundamental change notice or notice of a specified corporate transaction as described under “—Conversion upon specified corporate transactions,” in each case when due;

(5) failure by the Company to comply with its obligations under “—Consolidation, merger and sale of assets;”

(6) failure by the Company for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of its other agreements contained in the notes or indenture;

(7) default by the Company or any subsidiary in the payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any indebtedness for money borrowed in excess of $25 million in the aggregate of the Company and/or any subsidiary, whether such indebtedness now exists or shall hereafter be created, resulting in such indebtedness becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within 30 days after written notice of such acceleration has been received by the Company or such subsidiary from the trustee (or to us and the trustee from the holders of at least 25% in principal amount of the outstanding notes); or

(8) certain events of bankruptcy, insolvency, or reorganization of the Company or any significant subsidiary (as defined in Regulation S-X under the Exchange Act) (the “bankruptcy provisions”).

If an event of default occurs and is continuing, the trustee by notice to the Company, on the holders of at least 25% in principal amount of the outstanding notes by notice to the Company and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, including additional interest or premium, if any, on all the notes to be due and payable. In case of certain events of bankruptcy, insolvency on reorganization, involving us or a significant subsidiary, 100% of the principal, premium, if any, and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration, such principal, premium (if any) and accrued and unpaid interest, including any additional interest will be due and payable immediately.

Notwithstanding the foregoing, the indenture will provide that the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the indenture, which are described below under the caption “—Reports,” and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, will for the 365 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at an annual rate equal to 0.25% of the principal amount of the notes. The additional interest will accrue on all outstanding notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to but not including the 365th day thereafter (or such earlier date on which the event of default relating to the reporting obligations shall have been cured or waived). On such 365th day (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 365th day), such additional interest will cease to accrue and the notes will be subject to acceleration as provided above if the event of default is continuing.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest or failure to deliver, upon conversion, cash and shares of our common stock, if applicable) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an event of default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must provide to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as the trustee determines in good faith that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. The Company also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Modification and amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the percentage in aggregate principal amount of notes whose holders must consent to an amendment or waive any past default;

(2) reduce the rate of or extend the stated time for payment of interest on any note;

(3) reduce the principal of or extend the stated maturity of any note;

(4) otherwise impair the right of any holder to receive payment of principal, premium, if any, and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(5) make any change that impairs or adversely affects the conversion rights of any notes;

(6) reduce the redemption price, the purchase price or fundamental change purchase price of any note or amend or modify in any manner adverse to the holders of notes the Company’s obligation to make such payments;

(7) make any note payable in currency other than that stated in the note; or

(8) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.

Without the consent of any holder, the Company and the trustee may amend the indenture to:

(1) cure any ambiguity, omission, defect or inconsistency in the indenture in a manner that does not individually or in the aggregate adversely affect the rights of any holder of notes in any material respect;

(2) provide for the assumption by a successor entity of the obligations of the Company under the indenture as described under “—Consolidation, merger and sale of assets;”

(3) add guarantees with respect to the notes;

(4) secure the notes;

(5) add to the covenants of the Company for the benefit of the holders or surrender any right or power conferred upon the Company;

(6) make any change that does not materially adversely affect the rights of any holder;

(7) comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

(8) provide for the acceptance of appointment by a successor trustee or paying agent or facilitate the administration of the trusts under the indenture by more than the trustee or paying agent;

(9) add to events of default for the benefit of the holders of the notes; or

(10) conform the text of the indenture or the notes to any provision of this “Description of notes.”

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, on any redemption date, on any purchase date, or upon conversion or otherwise, cash or shares of common stock (in respect of conversions) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

No stockholder rights for holders of notes

Holders of notes, as such, will not have any rights as stockholders of the Company (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock).

Reports

The Company shall deliver to the trustee, within 15 days after it is required to be filed with the SEC, copies of the information, documents and other reports which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. This covenant shall be deemed satisfied if the Company files any such required information, documents or other reports with the SEC’s electronic filing system.

Notices

Except as otherwise provided in the indenture, notices to holders of the notes will be given by mail to the addresses of holders of the notes as they appear in the notes register.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator, stockholder or partner of the Company, as such, will have any liability for any obligations of the Company under the notes or the indenture for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

Calculations in respect of notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes, and the conversion rate of the notes and any adjustments thereto. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Trustee

Wells Fargo Bank, National Association, is the initial trustee, registrar, paying agent and conversion agent for the notes. In each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, it assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Governing law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-entry, settlement and clearance

The global notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters and

•	ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest (including additional interest) with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes, subject to DTC’s procedures; or

•	certain other events provided in the indenture should occur.

Description of capital stock

Our authorized capital stock is 110,000,000 shares. Those shares consist of (a) 10,000,000 shares of preferred stock, $1.00 par value, 2,250,000 of which are outstanding, and (b) 100,000,000 shares of common stock, $0.20 par value, of which 37,398,291 shares were outstanding as of September 18, 2009. We have reserved 3,587,850 and 2,653,928 shares of our common stock for issuance upon the conversion of our Series B Preferred Stock and 3.25% convertible senior notes, respectively. In addition, as of September 18, 2009, approximately 2,550,020 shares of common stock were reserved for issuance pursuant to our stock option plans, of which 957,633 were reserved for issuance under outstanding options to purchase shares at a weighted average exercise price of $21.20 per share.

The following summary of certain provisions of our capital stock does not purport to be complete and is subject to and is qualified in its entirety by our certificate of incorporation and bylaws, which are incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2008, and by the provisions of applicable law.

Common stock

Subject to any special voting rights of any series of preferred stock that we may issue in the future, each share held of record of common stock has one vote on all matters voted on by our shareholders, including the election of our directors. Because holders of common stock do not have cumulative voting rights, the holders of a majority of the shares of common stock can elect all of the members of the board of directors standing for election, subject to the rights, powers and preferences of any outstanding series of preferred stock.

No share of common stock affords any preemptive rights or is convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund. Holders of common stock will be entitled to dividends in the amounts and at the times declared by our board of directors in its discretion out of funds legally available for the payment of dividends.

Holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor, subject to any dividend preferences of any outstanding shares of preferred stock. Holders of common stock will share equally in our assets on liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. All outstanding shares of common stock are fully paid and non-assessable. Our common stock is traded on the New York Stock Exchange under the symbol “GDP.”

Transfer agent and registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, LLC.

Preferred stock

Authorized but unissued preferred stock

As of the date of this prospectus supplement, we have 7,750,000 shares of authorized but unissued preferred stock which are undesignated.

At the direction of our board of directors, we may issue shares of preferred stock from time to time. Our board of directors may, without any action by holders of our common stock:

•	adopt resolutions to issue preferred stock in one or more classes or series;

•	fix the number of shares constituting any class or series of preferred stock; and

•	establish the rights of the holders of any class or series of preferred stock.

The rights of any class or series of preferred stock may include, among others:

•	general or special voting rights;

•	preferential liquidation or preemptive rights;

•	preferential cumulative or noncumulative dividend rights;

•	redemption or put rights; and

•	conversion or exchange rights.

We may issue shares of, or rights to purchase, preferred stock the terms of which might:

•	adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, the common stock;

•	discourage an unsolicited proposal to acquire us; or

•	facilitate a particular business combination involving us.

Any of these actions could discourage a transaction that some or a majority of our shareholders might believe to be in their best interests or in which our shareholders might receive a premium for their stock over its then market price.

Series B convertible preferred stock

As of September 18, 2009, we had 2,250,000 shares issued and outstanding of our Series B Convertible Preferred Stock. The Liquidation Preference is $50 per share of Series B Preferred Stock, plus accumulated and unpaid dividends.

Conversion rights. Each share is convertible at the option of the holder into our common stock at any time at an initial conversion rate of 1.5946 shares of common stock per share, which is equivalent to an initial conversion price of approximately $31.36 per share of common stock. Upon conversion of the Series B Convertible Preferred Stock (pursuant to a voluntary conversion or the Company Conversion Option (as defined in the Certificate of Designation of the Series B Convertible Preferred Stock (the “Certificate of Designation”), we may choose to deliver the conversion value to holders in cash, shares of common stock, or a combination of cash and shares of common stock.

On or after December 21, 2010, we may, at our option, cause the Series B Convertible Preferred Stock to be automatically converted into that number of shares of common stock that are issuable at the then-prevailing conversion rate. We may exercise our conversion right only if, for 20 trading days within any period of 30 consecutive trading days ending on the trading day prior to the announcement of our exercise of the option, the closing price of our common stock equals or exceeds 130% of the then-prevailing conversion price of the Series B Convertible Preferred Stock.

Redemption. The Series B Convertible Preferred Stock is non-redeemable by us.

Fundamental change. If a Fundamental Change (as defined in the Certificate of Designation) occurs, holders may require us in specified circumstances to repurchase all or part of the Series B Convertible Preferred Stock. In addition, upon the occurrence of a Fundamental Change or Specified Corporate Events (as defined in the Certificate of Designation), we will under certain circumstances increase the conversion rate by a number of additional shares of common stock.

Dividends. Holders of our Series B Preferred Stock are entitled to receive, when and if declared by our board of directors, cumulative cash dividends on the Series B Preferred Stock at a rate of 5.375% of the $50 liquidation preference per year (equivalent to $2.6875 per year per share). Dividends on the Series B Preferred Stock will be payable quarterly in arrears on each March 15, June 15, September 15, and December 15 of each year or, if not a business day, the next succeeding business day. Dividends may be increased under certain circumstances as described below.

If we fail to pay dividends on the shares of our Series B Preferred Stock on six dividend payment dates (whether consecutive or not), then the dividend rate per annum will increase by an additional 1.0% on and after the day after such sixth dividend payment date, until we have paid all dividends on the shares of our Series B Preferred Stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full. Any further failure to pay dividends would cause the dividend rate to increase again by the additional 1.0% until we have again paid all dividends for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full. Upon the occurrence of specified corporate events described in the Certificate of Designation, the dividend rate per annum will increase by an additional 3.0% for every quarter in which the closing price of our common stock is below $26.13 for 20 trading days within the period of 30 consecutive trading days ending 15 trading days prior to the quarterly record date for the quarter.

Ranking. Our Series B Preferred Stock ranks, with respect to dividend rights or rights upon our liquidation, winding up or dissolution:

•	senior to (i) all of our common stock and (ii) each class of capital stock or series of preferred stock established after December 21, 2005 (which we refer to as the “Issue Date”), the terms of which do not expressly provide that such class or series ranks senior to or on a parity with our Series B Preferred Stock as to dividend rights or rights upon our liquidation, winding up or dissolution (which we refer to collectively as “Junior Stock”);

•	on a parity in all respects with any class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank on a parity with our Series B Preferred Stock as to dividend rights or rights upon our liquidation, winding up or dissolution (which we refer to collectively as “Parity Stock”); and

•	junior to each class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to our Series B Preferred Stock as to dividend rights or rights upon our liquidation, winding up or dissolution (we refer to the stock described in this bullet point as the “Senior Stock”).

Voting rights. Except as required by Delaware law, our restated certificate of incorporation and the certificate of designation for our Series B Preferred Stock, holders of our Series B Preferred Stock will have no voting rights unless dividends payable on our Series B Preferred Stock are in arrears for six or more quarterly periods. In that event, the holders of our Series B Preferred Stock, voting as a single class with the shares of any other class or series of preferred stock or preference securities having similar voting rights, will be entitled at the next regular or special meeting of our stockholders to elect two directors, and the number of directors that comprise our board will be increased by the number of directors so elected. These voting rights and the terms of the directors so elected will continue until the dividend arrearage on our Series B Preferred Stock has been paid in full. The affirmative consent of holders of at least 66 2/3% of the outstanding shares of our Series B Preferred Stock will be required for the issuance of Senior Stock and for amendments to our restated certificate of incorporation that would materially adversely affect any right, preference, privilege or voting power of our Series B Preferred Stock.

Anti-takeover provisions of our certificate of incorporation and bylaws

The provisions of our certificate of incorporation and bylaws we summarize below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for our common stock.

Written consent of stockholders and stockholder meetings. Any action by our stockholders must be taken at an annual or special meeting of stockholders. Special meetings of the stockholders may be called at any time by the Chairman of the Board, the Chief Executive Officer, the President, by a majority of the board of directors, on the written request of any two directors, or by the Secretary. A special meeting must be called by the Chairman of the Board, the President or the Secretary when a written request is delivered to such officer, signed by the holders of at least 10% of the issued and outstanding stock entitled to vote at such meeting.

Advance notice procedure for shareholder proposals. Our bylaws establish an advance notice procedure for the nomination of candidates for election as directors, as well as for stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director must be delivered to or mailed and received at our principal executive offices as follows:

•	with respect to an election to be held at the annual meeting of stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders;

•	with respect to an election to be held at a special meeting of stockholders for the election of directors, not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed to stockholders or public disclosure of the date of the meeting was made, whichever first occurs, and must contain specified information concerning the person to be nominated.

Notice of stockholders’ intent to raise business at an annual meeting must be delivered to or mailed and received at our principal executive offices not less than 90 days prior to the anniversary date of the preceding annual meeting of stockholders. These procedures may operate to limit the ability of stockholders to bring business before a stockholders’ meeting, including with respect to the nomination of directors or considering any transaction that could result in a change in control. These advance notice procedures are not applicable prior to the trigger date.

Classified board; removal of director. Our bylaws provide that the members of our board of directors are divided into three classes as nearly equal as possible. Each class is elected for a three-year term. At each annual meeting of shareholders, approximately one-third of the members of the board of directors are elected for a three-year term and the other directors remain in office until their three-year terms expire. Furthermore, our bylaws provide that neither any director nor the board of directors may be removed without cause, and that any removal for cause would require the affirmative vote of the holders of at least a majority of the voting power of the outstanding capital stock entitled to vote for the election of directors. Thus, control of the board of directors cannot be changed in one year without removing the directors for cause as described above; rather, at least two annual meetings must be held before a majority of the members of the board of directors could be changed.

Limitation of liability of directors

Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability as follows:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; and

•	for any transaction from which the director derived an improper personal benefit.

Certain United States federal income tax considerations

The following is a summary of certain United States federal income and, in the case of non-U.S. holders (as defined below), estate tax consequences of the ownership and disposition of notes and the shares of common stock into which the notes may be converted as of the date hereof. Except where noted, this summary deals only with a note or share of common stock held as a capital asset (generally, property held for investment) by a holder who purchases the notes on original issuance at their “issue price” (generally, the first price at which a substantial amount of the notes are sold for cash to persons other than bond houses, brokers, or similar organizations acting in the capacity of underwriters, placement agents or wholesalers) and does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income or estate tax laws, including if you are:

•	a dealer in securities;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a U.S. holder (as defined below) whose “functional currency” is not the U.S. dollar;

•	a partnership or other entity classified as a partnership for United States federal income tax purposes; or

•	a United States expatriate, a former U.S. citizen or a long-term resident of the United States.

The summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with all tax considerations that may be relevant to holders in light of their personal circumstances (including state, local or foreign tax considerations).

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a note that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source;

•	a trust if (a) it is subject to the primary supervision of a court within the United States and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable regulations to be treated as a United States person.

The term “non-U.S. holder” means a beneficial owner of a note or share of common stock (other than a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If an entity classified as a partnership for U.S. federal income tax purposes holds the notes or common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding the notes or common stock, you should consult your own tax advisors.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the notes, as well as the consequences to you arising under other tax laws, including gift tax laws and the laws of any other taxing jurisdiction.

U.S. holders

The following discussion is a summary of certain United States federal income tax consequences that will apply to you if you are a U.S. holder of notes or shares of common stock.

Payments of interest

Interest on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your usual method of accounting for tax purposes.

Certain additional payments

In certain circumstances (see “Description of notes—Events of default”), the Company may be obligated to pay amounts on the notes that are in excess of stated interest or principal on the notes. These potential payments may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments.” The Company does not intend to treat the possibility of paying such additional amounts as causing the notes to be treated as contingent payment debt instruments. Assuming that is correct, additional income will be recognized if any such additional payment is made, and such income would be taxed as described above under “—U.S. holders—Payments of interest.” It is possible that the Internal Revenue Service

(the “IRS”) may take a different position, in which case a holder might be required to accrue interest income at a higher rate than the stated interest rate on the notes and to treat as ordinary interest income any gain realized on the taxable disposition (including a conversion) of the notes. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Investors should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Sale, exchange, redemption, or other taxable disposition of notes

Except as provided below under “— U.S. holders — Conversion of notes into common stock” and “— US holders — Conversion of notes into common stock and cash,” you will generally recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note equal to the difference between the amount realized (less amounts received with respect to accrued interest, which are treated as described above) upon the sale, exchange, redemption or other taxable disposition and your tax basis in the note. Your tax basis in a note will generally be equal to the amount you paid for the note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If you have held the note for more than one year, such capital gain will be long-term capital gain. Long-term capital gains of individuals currently are subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.

Conversion of notes into common stock

Your conversion of a note solely into common stock (and cash in lieu of a fractional share of common stock) will not be a taxable event, except that (a) the receipt of cash in lieu of a fractional share of common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and your tax basis in the fractional share) and (b) the fair market value of common stock received with respect to accrued interest will be treated as a payment of interest (and accordingly treated as described above).

Your tax basis in the common stock received upon a conversion of a note (other than common stock received with respect to accrued interest, but including any basis allocable to a fractional share) will equal the tax basis of the note that was converted. Your tax basis in the common stock received with respect to accrued interest will equal the fair market value of the stock received. Your tax basis in a fractional share will be determined by allocating your tax basis in the common stock between the common stock received upon conversion and the fractional share, in accordance with their respective fair market values.

Your holding period for the common stock received will include your holding period for the note converted, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

Conversion of notes into common stock and cash

The tax consequences of the conversion of a note into a combination of common stock and cash are not clear. If a combination of cash and stock is received in exchange for your notes upon conversion, we intend to take the position that gain, but not loss, will be recognized equal to the excess of the sum of the fair market value of our common stock and the amount of cash received (other than amounts attributable to accrued interest, which are treated as described above) over your tax basis in the note, but in no event will the gain recognized exceed the amount of cash received (excluding cash attributable to accrued interest or received in lieu of a fractional share). The amount of capital gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash you receive in respect of the fractional share and the portion of your tax basis in the note that is allocable to the fractional share.

The tax basis of the shares of common stock received upon a conversion (other than common stock attributable to accrued but unpaid interest, the tax basis of which will equal its fair market value) will equal the tax basis of the note that was converted (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). Your holding period for shares of common stock will include the period during which you held the notes, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

If you have held the note for more than one year at the time of conversion, any capital gain you recognize upon conversion will be long-term capital gain. Long-term capital gains recognized by non-corporate holders currently are subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.

Alternatively, it is possible that the conversion could be treated as a partial taxable sale of a note and a partial tax-free conversion of a note. Under this characterization, you would not recognize gain or loss with respect to the common stock received (although common stock attributable to accrued interest would be treated as such), and your holding period for such stock would include the period during which you held the notes, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt. In such case, your basis in the note would be allocated pro rata between the common stock and cash received, in accordance with their fair market values.

You should consult your tax advisors regarding the tax treatment of the receipt of cash and common stock in exchange for notes upon conversion and the ownership of our common stock.

Constructive distributions

The conversion rate of the notes will be adjusted in certain circumstances as described in “Description of notes—Conversion rights—Conversion rate adjustments” and “Description of notes—conversion rights—Adjustments to shares delivered upon conversion upon make-whole fundamental change.” Adjustments (or failures to make adjustments) to the conversion rate that have the effect of increasing your proportionate interest in our assets or earnings and profits may in some circumstances result in a deemed distribution to you. If we were to make a distribution of cash or property to stockholders (but generally not stock dividends or rights to subscribe for our common stock) and the conversion rate of the notes were increased pursuant to the anti-dilution provisions of the indenture, such increase would be deemed to be a distribution to you. In addition, any other increase in the conversion rate of the notes (including an adjustment to the conversion rate in connection with a change of control) may, depending on the circumstances, be deemed to be a distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock and those described in “Description of notes—Conversion rights—Adjustment to shares delivered upon conversion upon make-whole fundamental change”) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If any such adjustment is made, you may be deemed to have received a distribution even though you have not received any cash or property as a result of such adjustment. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to you would be eligible for the preferential rates of United States federal income tax applicable to dividend income to non-corporate holders. It is also unclear whether corporate holders would be entitled to claim the dividends-received deduction with respect to any such constructive dividends. You should consult your tax advisor as to the tax consequences of constructive dividends.

Dividends

Distributions, if any, made on our common stock, other than certain pro rata distributions of common shares, will be included in income as ordinary dividend income when received to the extent of our current and accumulated earnings and profits. However, with respect to individuals, for taxable years beginning before January 1, 2011, such dividends are generally taxed at the lower applicable long-term capital gains rate, provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a tax-free return of capital to the extent of your tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporation may be eligible for a dividends-received deduction, subject to applicable limitations.

Sale, exchange, redemption or other taxable disposition of common stock

Upon the sale, exchange, redemption or other taxable disposition of our common stock, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) your adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by non-corporate holders currently are subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.

Information reporting and backup withholding

Information reporting requirements generally will apply to payments of interest on the notes, dividends on shares of common stock and the proceeds of a sale of a note or share of common stock paid to you unless you are an exempt recipient. Backup withholding will apply to those payments if you fail to provide your taxpayer identification number, or certification of exempt status, or if you otherwise fail to comply with applicable requirements to establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a credit against your United States federal income tax liability, and may entitle you to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. holders

The following is a summary of the U.S. federal tax consequences that will apply to you if you are a non-U.S. holder of notes or shares of common stock.

Payments of interest

Subject to the discussion below concerning backup withholding, the 30% United States federal withholding tax will not apply to any payment to you of interest on a note under the “portfolio interest exemption” provided that:

•	interest paid on the note is not effectively connected with your conduct of a trade or business in the United States,

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our stock within the meaning of the Code and applicable regulations;

•	you are not a controlled foreign corporation that is related to us actually or constructively through stock ownership;

•	either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person and (b) if you hold your notes through one of certain foreign intermediaries, you and they satisfy the certification requirements of the applicable regulations.

If you do not satisfy the requirements described above, payments of interest made to you will be subject to 30% United States federal withholding, unless you provide us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with your conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment, then you will be subject to United States federal income tax on that interest on a net income basis in the same manner as if you were a United States person (although you will be exempt from the 30% United States federal withholding tax, provided you furnish a properly executed IRS Form W-8ECI). In addition, if you are a foreign corporation, you may be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate) of earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the U.S.

Dividends and constructive dividends

Any dividends paid to you with respect to our common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate of the notes including, without limitation, adjustments in respect of taxable dividends to holders of our common stock, see “U.S. holders—Constructive distributions” above) will be subject to withholding tax at a 30% rate (or lower applicable income tax treaty rate). Any withholding tax on a deemed dividend may be withheld from interest, shares of common stock or sales proceeds subsequently paid or credited to you. If you are subject to withholding tax under such circumstances, you should consult your own tax advisor as to whether you can obtain a refund for all or a portion of the withholding tax. In order to obtain reduced rate of withholding with respect to dividends (including deemed dividends) under an applicable income tax treaty, you will be required to provide a properly executed IRS Form W-8BEN certifying your entitlement of benefits under a treaty.

Dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax described above, but instead are subject to United States federal income tax on a net income basis in the same manner as if you were a United States person. In this case, you will be required to provide a properly executed IRS Form W-8ECI in order for effectively connected income to be exempt from withholding. In addition, if you are a foreign corporation, you may be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate) of any such effectively connected income.

Sale, exchange, redemption, conversion or other taxable disposition of notes or shares of common stock

You will recognize gain on the sale, exchange, redemption or other taxable disposition of a note as well as upon the conversion of a note into a combination of cash and stock or on the sale or other taxable disposition of shares of common stock. Nevertheless, subject to the discussion below concerning backup withholding, such gain generally will not be subject to United States federal income tax unless:

•	it is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation,” or a USRPHC, for United States federal income tax purposes (i.e., a domestic corporation whose trade or business and real property assets consist primarily of “United States real property interests”) at any time within the five-year period preceding the disposition or your holding period, whichever period is shorter.

If you are described in the first bullet point above, you will be subject to tax on the net gain derived from the sale, exchange, redemption, conversion or other taxable disposition under regular graduated U.S. federal income tax rates (including, in the case of a foreign corporation, the possible imposition of a branch profits tax equal to 30% of your effectively connected earnings and profits, or a lower applicable income tax treaty rate). If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, exchange, redemption, conversion or other taxable disposition, which may be offset by United States source capital losses, even though you are not considered a resident of the United States.

With respect to third bullet point above, we believe that we currently are, and expect to be for the foreseeable future, a USRPHC. However, so long as our common stock continues to be regularly traded on an established securities market (within the meaning of the applicable regulations (“regularly traded”), you will not recognize taxable gain on a sale of notes or common stock, as applicable, under the third bullet point above unless:

•	you recognize gain on the sale of our common stock, and actually or constructively own more than 5% of our common stock at any time during the five-year period ending on the date of disposition or, if shorter, your holding period for the common stock;

•	you recognize gain on the sale of our notes, our notes are considered to be regularly traded, and you actually or constructively own more than 5% of the notes at any time during the five-year period ending on the date of disposition or, if shorter, your holding period for the notes; or

•	you recognize gain on the sale of our notes, our notes are not considered to be regularly traded, and, as of the latest date that you acquired any of our notes, the fair market value of all notes held by you had a fair market value greater than 5% of the fair market value of our common stock.

Any cash or stock that you receive on the sale, exchange, redemption, conversion or other taxable disposition of a note which is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “—Non-U.S. holders—Payments of interest.”

United States federal estate tax

Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment to you on the notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest exemption” described above under “—Non-U.S. holders—Payments of interest” without regard to the statement requirement described in the fourth bullet point thereof. However, shares of common stock held by you or an entity the property of which is potentially includible in your gross estate for United States federal estate tax purposes at the time of your death will be treated as U.S. situs property subject to United States federal estate tax unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding

Generally, we must report to the IRS and to you the amount of interest and dividends paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest or dividends made to you, provided that we (or the paying agent) do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, and we (or the paying agent) have received from you the statement described above in the fourth bullet point under “—Non-U.S. holders—Payments of interest.”

In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of a note if the payor receives the statement described above in the fourth bullet point under “—Non-U.S. holders—Payments of interest” and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as or a credit against your United States federal income tax liability, and may entitle you to a refund, provided the required information is timely furnished to the IRS.

Benefit plan investor considerations

The notes and common stock issuable upon conversion of the notes may be purchased and held by or with the assets of an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), an individual retirement account or other plan subject to Section 4975 of the Code or an employee benefit plan sponsored by a state or local government or otherwise subject to laws that include restrictions substantially similar to ERISA and Section 4975 of the Code (“similar laws”). A fiduciary of an employee benefit plan subject to ERISA must determine that the purchase and holding of the notes and the conversion of the notes for common stock and holding of common stock issuable upon conversion is consistent with its fiduciary duties under ERISA. Such fiduciary, as well as any other prospective investor subject to Section 4975 of the Code or any similar law, must also determine that neither its purchase and holding of notes nor its conversion of the notes into common stock or holding of common stock issuable upon conversion result in a non-exempt prohibited transaction as defined in Section 406 of ERISA, Section 4975 of the Code or any similar law. Accordingly, by its acceptance of a note or the common stock issuable upon conversion of the note, each purchaser and subsequent transferee of a note or the common stock issuable upon conversion of the note who is subject to ERISA, Section 4975 of the Code or a similar law will be deemed to have represented by its acquisition and holding of the note or the common stock issuable upon conversion that neither its acquisition and holding of the note nor its conversion of the note into common stock or holding of the common stock received upon such conversion constitute or give rise to a non-exempt prohibited transaction under ERISA, Section 4975 of the Code or any similar law. Such purchaser or transferee should consult legal counsel before purchasing the notes or converting the notes into common stock. Nothing herein shall be construed as a representation that an investment in the notes or conversion of the notes into common stock would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, an employee benefit plan subject to ERISA or Section 4975 of the Code or a similar law.

Underwriting

We intend to offer the notes through the underwriters. J.P. Morgan Securities Inc. is acting as the representative of the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below.

Principal amount
Underwriter	of notes

J.P. Morgan Securities Inc.	$76,000,000
Jefferies & Company, Inc.	19,000,000
BBVA Securities Inc.	7,600,000
BMO Capital Markets Corp.	7,600,000
BNP Paribas Securities Corp.	7,600,000
Howard Weil Incorporated	7,600,000
Johnson Rice & Company L.L.C.	7,600,000
Raymond James & Associates, Inc.	7,600,000
Tudor, Pickering, Holt & Co. Securities Inc.	7,600,000
Wells Fargo Securities, LLC	7,600,000
Capital One Southcoast, Inc.	5,700,000
Macquarie Capital (USA) Inc.	5,700,000
Pritchard Capital Partners, LLC	5,700,000
Simmons & Company International	5,700,000
RBC Capital Markets Corporation	3,800,000
SMH Capital Inc.	3,800,000
SunTrust Robinson Humphrey, Inc.	3,800,000

Total	$190,000,000

The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and discounts

The underwriters have advised us that they propose to initially offer the notes at a price of 100.00% of the principal amount of the notes, plus accrued interest from the original issue date of the notes, if any, and to dealers at that price less a concession not in excess of 1.65% of the principal amount of the notes, plus accrued interest from the original issue date of the notes, if any. After the initial public offering, the public offering price, concession and discount may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per note	Without option	With option

Public offering price	$1,000	$190,000,000	$218,500,000
Underwriting discount	$27.50	$5,225,000	$6,008,750
Proceeds, before expenses, to us	$972.50	$184,775,000	$212,491,250

The expenses of the offering, not including the underwriting discount, are estimated to be approximately $1.25 million and are payable by us.

Over-allotment option

We have granted an option to the underwriters to purchase up to an additional $28,500,000 principal amount of the notes at the public offering price less the underwriting discount, plus accrued interest from the original issue date of the notes. The underwriters may exercise this option within the 30-day period beginning on the date of this prospectus supplement solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional notes proportionate to that underwriter’s initial amount reflected in the above table.

New issue of notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial public offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors.

No sales of similar securities

We have agreed that we will not (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or any such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities Inc. for a period of 90 days after the date of this prospectus supplement.

Our directors and executive officers have entered into lock up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities Inc. (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any notes, shares of common stock, any other equity security of the company or any of its subsidiaries and any security convertible into, or exercisable or exchangeable for, any common stock or other such equity securities (including without limitation, common stock which may be deemed to be beneficially owned by our directors and executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), the (“Restricted Securities”); (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any Restricted Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Restricted Securities, other securities, in cash or otherwise; or (3) make any demand for or exercise any right with respect to the registration of any Restricted Securities. Notwithstanding clauses (1) and (2) above, the underwriters are allowing the officers and directors who are parties to the lock-up agreements to sell an aggregate of 500,000 shares during the 90 day period referenced above.

The restrictions described in the two preceding paragraphs do not apply to:

•	the offering of the notes or the issuance by us of any shares of common stock upon conversion of the notes;

•	the exercise of options to purchase shares of common stock pursuant to employee stock option plans, which options are outstanding on the date of this prospectus supplement, other than sales pursuant to cashless exercises of options;

•	the exercise of warrants that are outstanding on the date of this prospectus supplement, other than sales pursuant to cashless exercises of warrants;

•	transfers of shares of common stock to us or sales pursuant to a broker arrangement in satisfaction of any tax withholding obligation of a director or officer in payment of the exercise price for any stock option exercised by such director or officer or vesting of restricted stock issued pursuant to our stock plans;

•	transfers of shares of common stock to accounts that a director or officer controls that results only in a change in the form of such director’s or officer’s beneficial ownership of securities without changing their pecuniary interest in the securities and does not result in the obligation to file a report pursuant to Section 16 of the Exchange Act; or

•	bona fide gifts of shares of Common Stock to immediate family members and charitable institutions, provided the transferee agrees to be bound by such restrictions.

Price stabilization and short positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes.

If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the notes to stabilize the price or to reduce a short position could cause the price of the notes to be higher than it might be in the absence of such purchases.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes or the shares of common stock. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice. These transactions may be effected in the over-the-counter market or otherwise.

Electronic offer, sale and distribution of securities

In connection with the offering, the underwriters or securities dealers may distribute this prospectus supplement and the accompanying prospectus by electronic means, such as e-mail. In addition, the underwriters will be facilitating Internet distribution for this offering to certain of their Internet subscription customers. The underwriters intend to allocate a limited number of notes for sale to their online brokerage customers. An electronic prospectus supplement and accompanying prospectus is available on the Internet web sites maintained by the underwriters. Other than the prospectus supplement and accompanying prospectus in electronic format, the information on the underwriters’ web sites is not part of this prospectus supplement or the accompanying prospectus.

Selling restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Each of the underwriters may arrange to sell securities offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area, the EU plus Iceland, Norway and Liechtenstein, which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus supplement may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

This prospectus supplement, as well as any other material relating to the notes which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The notes will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the notes, including, but not limited to, this prospectus supplement, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. The notes are being offered in Switzerland by way of a private placement, that is to a small number of selected investors only, without any public offer and only to investors who do not purchase the notes with the intention to distribute them to the public. The investors will be individually approached by us from time to time. This prospectus supplement, as well as any other material relating to the notes, is personal and confidential and does not constitute an offer to any other person. This prospectus supplement may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

This prospectus supplement relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This prospectus supplement is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this prospectus supplement nor taken steps to verify the information set out in it, and has no responsibility for it. The notes which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial adviser.

No security has been offered or sold nor will be offered or sold, directly or indirectly, to the public in France except to permitted investors, or Permitted Investors, consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or corporate investors meeting one of the four criteria provided in article D. 341-1 of the French Code Monétaire et Financier and belonging to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account, with “qualified investors” and “limited circle of investors” having the meaning ascribed to them in Article L. 411-2, D. 411-1, D. 411-2, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Code Monétaire et Financier. No part of this prospectus supplement, the accompanying prospectus or any other materials related to the offer or information contained therein relating to our securities has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any securities acquired by any Permitted Investors may be made only as provided by articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code Monétaire et Financier and applicable regulations thereunder.

Conflicts of interest

The underwriters and their affiliates have in the past provided, and may in the future provide, investment banking, commercial banking, derivative transactions and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received customary fees and expenses. In addition, affiliates of the underwriters are lenders under our senior credit facility, our second lien term loan, and certain other existing funding arrangements to which we or our subsidiary are parties. In particular, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., Bank of Montreal, an affiliate of BMO Capital Markets Corp., BNP Paribas, an affiliate of BNP Paribas Securities Corp., Compass Bank, an affiliate of BBVA Securities Inc. and Wells Fargo Bank, N.A., an affiliate of Wells Fargo Securities, LLC, serve as lenders under our senior credit facility. We intend to use $80 million of the net proceeds from this offering to repay in full our second lien term loan and to repay all amounts outstanding under our senior credit facility ($5.0 million as of September 18, 2009). At least five percent of the net offering proceeds, not including underwriting compensation, are intended to be directed to each of BNP Paribas, an affiliate of BNP Paribas Securities Corp., and Wells Fargo Energy Capital Inc., an affiliate of Wells Fargo Securities, LLC in connection with the repayment of our second lien term loan and senior credit facility. In addition, one of our directors is a managing director of Jefferies, Randall & Dewey, an affiliate of Jefferies & Company, Inc. Accordingly, this offering is being conducted in accordance with the applicable provisions of NASD Rule 2720 of FINRA.

Legal matters

Certain legal matters related to this offering, including the validity of the notes offered hereby and the common stock issuable upon conversion thereof, will be passed upon for us by our legal counsel, Vinson & Elkins L.L.P., Houston, Texas. Vinson & Elkins L.L.P. also represents the lenders under our senior credit facility. Certain legal matters related to this offering, including the validity of the notes offered hereby and the common stock issuable upon conversion thereof, will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

Experts

The consolidated financial statements of Goodrich Petroleum Corporation appearing in our Annual Report (Form 10-K) for the year ended December 31, 2008, as amended and supplemented by our Current Report on Form 8-K dated September 18, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Goodrich Petroleum Corporation as of December 31, 2007 and 2006, and for each of the years in the two-year period ended December 31, 2007, as modified by our Current Report on Form 8-K as filed with the Commission on September 18, 2009 for the retrospective application of FASB Staff Position Accounting Principles Board 14-1, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2007, consolidated financial statements refers to a change in the method of accounting for convertible debt instruments.

Reserve engineer

Estimates of the oil and gas reserves of Goodrich Petroleum Corporation and related future net cash flows and the present values thereof, included in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2008, were based upon reserve reports prepared by Netherland, Sewell & Associates, Inc. as of December 31, 2006, December 31, 2007 and December 31, 2008. We have included and incorporated these estimates in reliance on the authority of each such firm as experts in such matters.

Glossary

The definitions set forth below apply to the indicated terms as used in this prospectus supplement. All volumes of natural gas referred to are stated at the legal pressure base of the state where the reserves exist and at 60 degrees Fahrenheit and in most instances are rounded to the nearest major multiple.

Bbl—One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

Bcf—One billion cubic feet.

Bcfe—One billion cubic feet of natural gas equivalents, based on a ratio of six Mcf for each barrel of oil, which reflects the relative energy content.

Developed acreage—The number of acres which are allocated or assignable to producing wells or wells capable of production.

Gross acres—The total acres in which a working interest is owned.

MBbl—One thousand barrels of crude oil or other liquid hydrocarbons.

Mcf—One thousand cubic feet of gas.

Mcfe—One thousand cubic feet of natural gas equivalents, based on a ratio of six Mcf for each barrel of oil or NGL, which reflects relative energy content.

MMBbl—One million barrels of crude oil or other liquid hydrocarbons.

Mmbtu—One million British thermal units. A British thermal unit is the heat required to raise the temperature of one-pound of water from 58.5 to 59.5 degrees Fahrenheit.

MMcf—One million cubic feet of gas.

MMcfe—One million cubic feet of gas equivalents.

Net acres—The sum of the fractional working interests owned in gross acres.

Present value (PV)—The present value, discounted at 10%, of future net cash flows from estimated proved reserves, using constant prices and costs in effect on the date of the report (unless such prices or costs are subject to change pursuant to contractual provisions).

PV-10—The pre-tax present value, discounted 10% per year, of estimated future net revenues computed by applying current prices of oil and gas reserves (with consideration of price changes only to the extent provided by contractual arrangements) to estimated future production of proved oil and gas reserves as of the date of the latest balance sheet presented, less estimated future expenditures (based on current costs) to be incurred in developing, producing and abandoning the proved reserves computed assuming continuation of existing economic conditions.

Proved reserves—The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. In addition, please refer to the definitions of proved oil and gas reserves as provided in Rule 4-10(a)(2)-(4). The rule is available at the SEC website, http://www.sec.gov/divisions/corpfin/forms/regsx.htm#gas.

Reserve life—A measure of the productive life of an oil and gas property or a group of properties, expressed in years. Reserve life is calculated by dividing proved reserve volumes at year end by annualized production rates at the end of the period shown.

Reservoir—A porous and permeable underground formation containing a natural accumulation of producible oil or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

Standardized measure—The present value, discounted at 10%, of future net cash flows from estimated proved reserves after income taxes, calculated holding prices and costs constant at amounts in effect on the date of the report (unless such prices or costs are subject to change pursuant to contractual provisions) and otherwise in accordance with the SEC’s rules for inclusion of oil and natural gas reserve information in financial statements filed with the SEC.

Undeveloped acreage—Acreage held under lease, permit, contract or option that is not in a spacing unit for a producing well.

Working interest—The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and a share of production, subject to all royalties, overriding royalties and other burdens, and to all costs of exploration, development and operations, and all risks in connection therewith.

PROSPECTUS

GOODRICH PETROLEUM CORPORATION

Debt Securities
Preferred Stock
Common Stock
Depositary Shares
Warrants
Guarantee of Debt Securities of Goodrich Petroleum Corporation by:
Goodrich Petroleum Company, LLC

We may offer and sell the securities listed above from time to time in one or more offerings in one or more classes or series. Any debt securities we issue under this prospectus may be guaranteed by our subsidiary, Goodrich Petroleum Company, LLC.

This prospectus provides you with a general description of the securities that may be offered. Each time securities are offered, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering and the terms of the securities being offered, including any guarantees by our subsidiaries. The supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering.

We may sell these securities directly or through agents, underwriters or dealers, or through a combination of these methods. See “Plan of Distribution.” The prospectus supplement will list any agents, underwriters or dealers that may be involved and the compensation they will receive. The prospectus supplement will also show you the total amount of money that we will receive from selling the securities being offered, after the expenses of the offering. You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in any of our securities.

Investing in any of our securities involves risk. Please read carefully the section entitled “Risk Factors” beginning on page 4 of this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “GDP.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

This prospectus is dated June 2, 2008.

You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. We have not authorized any dealer, salesman or other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using a “shelf” registration process. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any accompanying prospectus supplement to “Goodrich,” “we” or “our” are to Goodrich Petroleum Corporation and its subsidiaries.

THE COMPANY

We are an independent oil and gas company engaged in the exploration, exploitation, development and production of oil and natural gas properties primarily in the Cotton Valley Trend of East Texas and Northwest Louisiana.

Our principal executive offices are located at 808 Travis Street, Suite 1320, Houston, Texas 77002. We also have an office in Shreveport, Louisiana. Our common stock is listed on the New York Stock Exchange under the symbol “GDP.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC (File No. 001-12719) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any documents that are filed at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the public reference section of the SEC at its Washington address. Please call the SEC at 1-800-SEC-0330 for further information.

Our filings are also available to the public through the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The following documents we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

•	The description of our common stock contained in our registration statement on Form 8-B dated February 3, 1997, including any amendment to that form that we may have filed in the past, or may file in the future, for the purpose of updating the description of our common stock;

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008; and

•	our Current Reports on Form 8-K filed on each of January 17, 2008, February 19, 2008, March 20, 2008 and May 29, 2008 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K).

All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings at no cost by writing or telephoning us at the following address and telephone number:

Goodrich Petroleum Corporation
Attention: Corporate Secretary
808 Travis Street, Suite 1320
Houston, Texas 77002
(713) 780-9494

We also maintain a website at http://www.goodrichpetroleum.com. However, the information on our website is not part of this prospectus.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in or incorporated by reference into this prospectus, our filings with the SEC and our public releases, including, but not limited to, information regarding the status and progress of our operating activities, the plans and objectives of our management, assumptions regarding our future performance and plans, and any financial guidance provided therein are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933, or the Securities Act, and Section 21E(i) of the Securities Exchange Act of 1934, or the Exchange Act. The words “believe,” “may,” “will,” “estimate.” “continues,” “anticipate,” “intend,” “foresee,” “expect” and similar expressions identify these forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated. Risks and uncertainties that could cause or contribute to such differences include, without limitation, those discussed in the section entitled “Risk Factors” included in this prospectus and elsewhere in or incorporated by reference into this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our subsequent SEC filings and those factors summarized below:

•	the timing and extent of changes in natural gas and oil prices;

•	the timing of planned capital expenditures;

•	our ability to identify and acquire additional properties necessary to implement our business strategy and our ability to finance such acquisitions;

•	the inherent uncertainties in estimating proved reserves and forecasting production results;

•	operational factors affecting the commencement or maintenance of producing wells, including catastrophic weather related damage, unscheduled outages or repairs, or unanticipated changes in drilling equipment costs or rig availability;

•	the condition of the capital markets generally, which will be affected by interest rates, foreign currency fluctuations and general economic conditions;

•	costs and other legal and administrative proceedings, settlements, investigations and claims, including environmental liabilities which may not be covered by indemnity or insurance;

•	the political and economic climate in the foreign or domestic jurisdictions in which we conduct oil and gas operations, including risk of war or potential adverse results of military or terrorist actions in those areas; and

•	other United States regulatory or legislative developments that affect the demand for natural gas or oil generally, increase the environmental compliance cost for our production wells or impose liabilities on the owners of such wells.

Other factors besides those described in this prospectus, any prospectus supplement or the documents we incorporate by reference herein could also affect our actual results. These forward-looking statements are largely based on our expectations and beliefs concerning future events, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control.

Although we believe our estimates and assumption to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. Our assumptions about future events may prove to be inaccurate. We caution you that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure you that those statements will be realized or the forward-looking events and circumstances will occur. All forward-looking statements speak only as of the date of this prospectus. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

RISK FACTORS

Your investment in our securities involves risks. You should carefully consider, in addition to the other information contained in, or incorporated by reference into, this prospectus and any accompanying prospectus supplement, the risks described below before deciding whether an investment in our securities is appropriate for you.

The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

Risks Related to Our Business

Our financial and operating results are subject to a number of factors, many of which are not within our control. These factors include the following:

Our actual production, revenues and expenditures related to our reserves are likely to differ from our estimates of proved reserves. We may experience production that is less than estimated and drilling costs that are greater than estimated in our reserve report. These differences may be material.

The proved oil and gas reserve information included in this report are estimates. These estimates are based on reports prepared by Netherland Sewell & Associates, Inc. (“NSA”), our independent reserve engineers, and were calculated using oil and gas prices as of December 31, 2007. These prices will change and may be lower at the time of production than those prices that prevailed at the end of 2007. Reservoir engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, including:

•	historical production from the area compared with production from other similar producing wells;

•	the assumed effects of regulations by governmental agencies;

•	assumptions concerning future oil and gas prices; and

•	assumptions concerning future operating costs, severance and excise taxes, development costs and workover and remedial costs.

Because all reserve estimates are to some degree subjective, each of the following items may differ materially from those assumed in estimating proved reserves:

•	the quantities of oil and gas that are ultimately recovered;

•	the production and operating costs incurred;

•	the amount and timing of future development expenditures; and

•	future oil and gas sales prices.

Furthermore, different reserve engineers may make different estimates of reserves and cash flows based on the same available data. Our actual production, revenues and expenditures with respect to reserves will likely be different from estimates and the differences may be material. The discounted future net cash flows included in this document should not be considered as the current market value of the estimated oil and gas reserves attributable to our properties. As required by the SEC, the standardized measure of discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as:

•	the amount and timing of actual production;

•	supply and demand for oil and gas;

•	increases or decreases in consumption; and

•	changes in governmental regulations or taxation.

In addition, the 10% discount factor, which is required by the SEC to be used to calculate discounted future net cash flows for reporting purposes, and which we use in calculating our PV-10, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and gas industry in general.

Our future revenues are dependent on the ability to successfully complete drilling activity.

Drilling and exploration are the main methods we utilize to replace our reserves. However, drilling and exploration operations may not result in any increases in reserves for various reasons. Exploration activities involve numerous risks, including the risk that no commercially productive oil or gas reservoirs will be discovered. In addition, the future cost and timing of drilling, completing and producing wells is often uncertain. Furthermore, drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

•	lack of acceptable prospective acreage;

•	inadequate capital resources;

•	unexpected drilling conditions;

•	pressure or irregularities in formations;

•	equipment failures or accidents;

•	adverse weather conditions, including hurricanes;

•	unavailability or high cost of drilling rigs, equipment or labor;

•	reductions in oil and gas prices;

•	limitations in the market for oil and gas;

•	title problems;

•	compliance with governmental regulations; and

•	mechanical difficulties.

Our decisions to purchase, explore, develop and exploit prospects or properties depend in part on data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often uncertain.

In addition, we recently completed drilling our fourth horizontal well in the Cotton Valley trend. We have only limited experience drilling horizontal wells and there can be no assurance that this method of drilling will be as effective (or effective at all) as we currently expect it to be.

In addition, higher oil and gas prices generally increase the demand for drilling rigs, equipment and crews and can lead to shortages of, and increasing costs for, such drilling equipment, services and personnel. Such shortages could restrict our ability to drill the wells and conduct the operations which we currently have planned. Any delay in the drilling of new wells or significant increase in drilling costs could adversely affect our ability to increase our reserves and production and reduce our revenues.

Natural gas and oil prices are volatile; a decrease in the price of natural gas or oil would adversely impact our business.

Our success will depend on the market prices of oil and natural gas. These market prices tend to fluctuate significantly in response to factors beyond our control. The prices we receive for our crude oil production are based on global market conditions. The general pace of global economic growth, the continued instability in the Middle East and other oil and gas producing regions and actions of the Organization of Petroleum Exporting Countries, or OPEC, and its maintenance of production constraints, as well as other economic, political, and environmental factors will continue to affect world supply and prices. Domestic natural gas prices fluctuate significantly in response to numerous factors including U.S. economic conditions, weather patterns, other factors affecting demand such as substitute fuels, the impact of drilling levels on crude oil and natural gas supply, and the environmental and access issues that limit future drilling activities for the industry.

Crude oil and natural gas prices are extremely volatile. Average oil and natural gas prices fluctuated substantially during the three year period ended December 31, 2007. Fluctuations during the past several years in the demand and supply of crude oil and natural gas have contributed to, and are likely to continue to contribute to, price volatility. Any actual or anticipated reduction in crude oil and natural gas prices would depress the level of exploration, drilling and production activity. We expect that commodity prices will continue to fluctuate significantly in the future. The following table includes high and low natural gas prices (price per one million British thermal units or Mmbtu) and crude oil prices (West Texas Intermediate or WTI) for 2007, as well as these prices at year-end and at May 30, 2008:

Henry Hub
per Mmbtu

February 6, 2007 (high)	$9.13
September 5, 2007 (low)	5.14
December 28, 2007	6.80
May 30, 2008	11.45

WTI
per Barrel

November 20, 2007 (high)	$98.88
January 18, 2007 (low)	50.49
December 28, 2007	96.01
May 30, 2008	127.35

Changes in commodity prices significantly affect our capital resources, liquidity and expected operating results. Price changes directly affect revenues and can indirectly impact expected production by changing the amount of funds available to us to reinvest in exploration and development activities. Reductions in oil and natural gas prices could also reduce the quantities of reserves that are commercially recoverable. Significant declines in prices could result in non-cash charges to earnings due to impairment.

Our use of oil and gas price hedging contracts may limit future revenues from price increases and result in significant fluctuations in our net income.

We use hedging transactions with respect to a portion of our oil and natural gas production to achieve more predictable cash flow and to reduce our exposure to price fluctuations. While the use of hedging transactions limits the downside risk of price declines, their use may also limit future revenues from price increases.

Our results of operations may be negatively impacted by our financial derivative instruments and fixed price forward sales contracts in the future and these instruments may limit any benefit we would receive from increases in the prices for oil and natural gas. For the year ended December 31, 2007, we realized a gain on settled financial derivatives of $9.7 million. For the years ended December 31, 2006 and 2005, we realized a loss on settled financial derivatives of $2.1 million and $18.0 million, respectively.

For the year ended December 31, 2007, we recognized in earnings an unrealized loss on derivative instruments not qualifying for hedge accounting in the amount of $16.1 million. For financial reporting purposes, this unrealized loss was combined with a $9.7 million realized gain in 2007 resulting in a total unrealized and realized loss on derivative instruments not qualifying for hedge accounting of $6.4 million for 2007.

For the year ended December 31, 2006, we recognized in earnings an unrealized gain on derivative instruments not qualifying for hedge accounting in the amount of $40.2 million. For financial reporting purposes, this unrealized gain was combined with a $2.1 million realized loss in 2006 resulting in a total unrealized and realized gain on derivative instruments not qualifying for hedge accounting in the amount of $38.1 million for 2006. This gain was recognized because the natural gas hedges were deemed ineffective for 2006, and all previously effective oil hedges were deemed ineffective for the fourth quarter of 2006.

For the year ended December 31, 2005, we recognized in earnings an unrealized loss on derivative instruments not qualifying for hedge accounting in the amount of $27.0 million. For financial reporting purposes, this unrealized loss was combined with a $10.7 million realized loss in 2005 resulting in a total unrealized and realized loss on derivative instruments not qualifying for hedge accounting in the amount of $37.7 million in 2005. This loss was recognized because the natural gas hedges were deemed to be ineffective for 2005, and accordingly, the changes in fair value of such hedges could no longer be reflected in other comprehensive income, a component of stockholders’ equity.

To the extent that the hedges are not deemed to be effective in the future, we will likewise be exposed to volatility in earnings resulting from changes in the fair value of our hedges. See Note 8 “Hedging Activities” to our consolidated financial statements for further discussion.

Delays in development or production curtailment affecting our material properties may adversely affect our financial position and results of operations.

The size of our operations and our capital expenditure budget limits the number of wells that we can develop in any given year. Complications in the development of any single material well may result in a material adverse affect on our financial condition and results of operations. In addition, a relatively small number of wells contribute a substantial portion of our production. If we were to experience operational problems resulting in the curtailment of production in any of these wells, our total production levels would be adversely affected, which would have a material adverse affect on our financial condition and results of operations.

Because our operations require significant capital expenditures, we may not have the funds available to replace reserves, maintain production or maintain interests in our properties.

We must make a substantial amount of capital expenditures for the acquisition, exploration and development of oil and natural gas reserves. Historically, we have paid for these expenditures with cash from operating activities, proceeds from debt and equity financings and asset sales. Our revenues or cash flows could be reduced because of lower oil and natural gas prices or for other reasons. If our revenues or cash flows decrease, we may not have the funds available to replace reserves or maintain production at current levels. If this occurs, our production will decline over time. Other sources of financing may not be available to us if our cash flows from operations are not sufficient to fund our capital expenditure requirements. Where we are not the majority owner or operator of an oil and gas property, we may have no control over the timing or amount of capital expenditures associated with the particular property. If we cannot fund such capital expenditures, our interests in some properties may be reduced or forfeited.

We may have difficulty financing our planned growth.

We have experienced and expect to continue to experience substantial capital expenditure and working capital needs, particularly as a result of our drilling program. In the future, we expect that we will require additional financing, in addition to cash generated from operations, to fund planned growth. We cannot be certain that additional financing will be available on acceptable terms or at all. Additionally, recent unfavorable disclosures by international financial institutions concerning the sub-prime mortgage market may lead to a contraction in credit availability, thereby impacting our ability to finance our operations. In the event additional capital resources are unavailable, we may curtail drilling, development and other activities or be forced to sell some of our assets on an untimely or unfavorable basis.

If we are unable to replace reserves, we may not be able to sustain production at present levels.

Our future success depends largely upon our ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. Unless we replace the reserves we produce through successful development, exploration or acquisition activities, our proved reserves will decline over time. In addition, approximately 69% of our total estimated proved reserves by volume at December 31, 2007, were undeveloped. By their nature, estimates of undeveloped reserves are less certain. Recovery of such reserves will require significant capital expenditures and successful drilling operations. We may not be able to successfully find and produce reserves economically in the future. In addition, we may not be able to acquire proved reserves at acceptable costs.

We may incur substantial impairment writedowns.

If management’s estimates of the recoverable reserves on a property are revised downward or if oil and natural gas prices decline, we may be required to record additional non-cash impairment writedowns in the future, which would result in a negative impact to our financial position. We review our proved oil and gas properties for impairment on a depletable unit basis when circumstances suggest there is a need for such a review. To determine if a depletable unit is impaired, we compare the carrying value of the depletable unit to the undiscounted future net cash flows by applying management’s estimates of future oil and natural gas prices to the estimated future production of oil and gas reserves over the economic life of the property. Future net cash flows are based upon our independent reservoir engineers’ estimates of proved reserves. In addition, other factors such as probable and possible reserves are taken into consideration when justified by economic conditions. For each property determined to be impaired, we recognize an impairment loss equal to the difference between the estimated fair value and the carrying value of the property on a depletable unit basis.

Fair value is estimated to be the present value of expected future net cash flows. Any impairment charge incurred is recorded in accumulated depreciation, depletion, impairment and amortization to reduce our recorded basis in the asset. Each part of this calculation is subject to a large degree of judgment, including the determination of the depletable units’ estimated reserves, future cash flows and fair value. For the years ended December 31, 2007, 2006 and 2005, we recorded impairments from continuing operations related to oil and gas properties of $7.7 million, $9.9 million and $0.3 million, respectively.

Management’s assumptions used in calculating oil and gas reserves or regarding the future cash flows or fair value of our properties are subject to change in the future. Any change could cause impairment expense to be recorded, impacting our net income or loss and our basis in the related asset. Any change in reserves directly impacts our estimate of future cash flows from the property, as well as the property’s fair value. Additionally, as management’s views related to future prices change, the change will affect the estimate of future net cash flows and the fair value estimates. Changes in either of these amounts will directly impact the calculation of impairment.

A majority of our production, revenue and cash flow from operating activities are derived from assets that are concentrated in a single geographic area, making us vulnerable to risks associated with operating in one geographic area.

Approximately 99% of our estimated proved reserves at December 31, 2007, and a similar percentage of our production during 2007 were associated with our Cotton Valley trend. We sold substantially all of our assets in South Louisiana to a private company in a sale that closed in March 2007. See Note 12 “Acquisitions and Divestitures” to our consolidated financial statements. Accordingly, if the level of production from the remaining properties substantially declines or is otherwise subject to a disruption in our operations resulting from operational problems, government intervention or natural disasters, it could have a material adverse effect on our overall production level and our revenue.

The oil and gas business involves many uncertainties, economic risks and operating risks that can prevent us from realizing profits and can cause substantial losses.

Our oil and gas operations are subject to the economic risks typically associated with exploration, development and production activities, including the necessity of significant expenditures to locate and acquire properties and to drill exploratory wells. In conducting exploration and development activities, the presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause our exploration, development and production activities to be unsuccessful. This could result in a total loss of our investment in a particular property. If exploration efforts are unsuccessful in establishing proved reserves and exploration activities cease, the amounts accumulated as unproved costs would be charged against earnings as impairments. In addition, the cost and timing of drilling, completing and operating wells is often uncertain.

The nature of the oil and gas business involves certain operating hazards such as well blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, formations with abnormal pressures, pollution, releases of toxic gas and other environmental hazards and risks. Any of these operating hazards could result in substantial losses to us. As a result, substantial liabilities to third parties or governmental entities may be incurred. The payment of these amounts could reduce or eliminate the funds available for exploration, development or acquisitions. These reductions in funds could result in a loss of our properties. Additionally, some of our oil and gas operations are located in areas that are subject to weather disturbances such as hurricanes. Some of these disturbances can be severe enough to cause substantial damage to facilities and possibly interrupt production. In accordance with customary industry practices, we maintain insurance against some, but not all, of such risks and losses. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our financial position and results of operations.

Our debt instruments impose restrictions on us that may affect our ability to successfully operate our business.

Our senior credit facility and second lien term loan contain customary restrictions, including covenants limiting our ability to incur additional debt, grant liens, make investments, consolidate, merge or acquire other businesses, sell assets, pay dividends and other distributions and enter into transactions with affiliates. We also are required to meet specified financial ratios under the terms of our senior credit facility and second lien term loan. As of December 31, 2007, we were in compliance with all the financial covenants of our senior credit facility and our second lien term loan was not in existence at that time. These restrictions may make it difficult for us to successfully execute our business strategy or to compete in our industry with companies not similarly restricted.

We may be unable to identify liabilities associated with the properties that we acquire or obtain protection from sellers against them.

The acquisition of properties requires us to assess a number of factors, including recoverable reserves, development and operating costs and potential environmental and other liabilities. Such assessments are inexact and inherently uncertain. In connection with the assessments, we perform a review of the subject properties, but such a review will not reveal all existing or potential problems. In the course of our due diligence, we may not inspect every well, platform or pipeline. We cannot necessarily observe structural and environmental problems, such as pipeline corrosion, when an inspection is made. We may not be able to obtain contractual indemnities from the seller for liabilities that we created. We may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with our expectations. The incurrence of an unexpected liability could have a material adverse effect on our financial position and results of operations.

We are subject to complex laws and regulations, including environmental regulations that can adversely affect the cost, manner or feasibility of doing business.

Development, production and sale of natural gas and oil in the U.S. are subject to extensive laws and regulations, including environmental laws and regulations. We may be required to make large expenditures to comply with environmental and other governmental regulations. Matters subject to regulation include:

•	discharge permits for drilling operations;

•	bonds for ownership, development and production of oil and gas properties;

•	reports concerning operations; and

•	taxation.

In addition, our operations are subject to stringent federal, state and local environmental laws and regulations governing the discharge of materials into the environment and environmental protection. Governmental authorities enforce compliance with these laws and regulations and the permits issued under them, oftentimes requiring difficult and costly actions. Failure to comply with these laws, regulations and permits may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations, and the issuance of injunctions limiting or prohibiting some or all of our operations. There is inherent risk of incurring significant environmental costs and liabilities in our business. Joint and several strict liabilities may be incurred in connection with discharges or releases of hydrocarbons and wastes due to our handling of hydrocarbons and wastes, the release of air emissions or water discharges in connection with our operations, and historical industry operations and waste disposal practices conducted by us or predecessor operators on, under or from our properties and from facilities where our wastes have been taken for disposal. Private parties affected by such discharges or releases may also have the right to pursue legal actions to enforce compliance as well as seek damages for personal injury or property damage. In addition, changes in environmental laws and regulations occur frequently, and any such changes that result in more stringent and costly requirements could have a material adverse effect on our business.

Competition in the oil and gas industry is intense, and we are smaller and have a more limited operating history than some of our competitors.

We compete with major and independent oil and natural gas companies for property acquisitions. We also compete for the equipment and labor required to operate and to develop these properties. Some of our competitors have substantially greater financial and other resources than us. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for oil and natural gas properties and may be able to define, evaluate, bid for and acquire a greater number of properties than we can. Our ability to acquire additional properties and develop new and existing properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment.

Our success depends on our management team and other key personnel, the loss of any of whom could disrupt our business operations.

Our success will depend on our ability to retain and attract experienced engineers, geoscientists and other professional staff. We depend to a large extent on the efforts, technical expertise and continued employment of these personnel and members of our management team. If a significant number of them resign or become unable to continue in their present role and if they are not adequately replaced, our business operations could be adversely affected.

We have previously identified a material weakness in our internal controls over financial reporting and cannot assure you that we will not again identify a material weakness in the future.

As previously reported in our quarterly report on Form 10-Q for the quarter ended March 31, 2006, a material weakness was identified in our internal control over financial reporting with respect to recording the fair value of all outstanding derivatives. The Public Company Accounting Oversight Board’s Auditing Standard No. 5 defines a material weakness as a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis

To remediate the material weakness, we implemented changes in our internal control over financial reporting during the quarter ended June 30, 2006. Specifically, we now automatically receive a mark to market valuation from our existing counterparties for all outstanding derivatives. For any new contracts entered into with a new counterparty, we will concurrently request this automatic distribution. We also added another layer of review for the fair value calculation before review by the Chief Financial Officer.

Our management believes that these additional policies and procedures have enhanced our internal control over financial reporting relating to the determination and review of fair value calculations on outstanding derivatives. Our management also believes that, as a result of these measures described above, the material weakness was remediated and that our internal control over financial reporting is effective as of June 30, 2006, September 30, 2006, and December 31, 2006 and all of 2007.

Terrorist attacks or similar hostilities may adversely impact our results of operations.

The impact that future terrorist attacks or regional hostilities (particularly in the Middle East) may have on the energy industry in general, and on us in particular, is unknown. Uncertainty surrounding military strikes or a sustained military campaign may affect our operations in unpredictable ways, including disruptions of fuel supplies and markets, particularly oil, and the possibility that infrastructure facilities, including pipelines, production facilities, processing plants and refineries, could be direct targets of, or indirect casualties of, an act of terror or war. Moreover, we have incurred additional costs since the terrorist attacks of September 11, 2001 to safeguard certain of our assets and we may be required to incur significant additional costs in the future.

The terrorist attacks on September 11, 2001, and the changes in the insurance markets attributable to such attacks have made certain types of insurance more difficult for us to obtain. There can be no assurance that insurance will be available to us without significant additional costs. Instability in the financial markets as a result of terrorism or war could also affect our ability to raise capital.

Risks Related to Our Common Stock

Because we have no plans to pay any dividends for the foreseeable future, investors must look solely to stock appreciation for a return on their investment in us.

We have never declared or paid cash dividends on our common stock. We currently intend to retain future earnings and other cash resources, if any, for the operation and development of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Payment of any future dividends will be at the discretion of our board of directors after taking into account many factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. In addition, our current credit facility prohibits us from paying cash dividends on our common stock. Any future dividends may also be restricted by any loan agreements that we may enter into from time to time. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock.

Insiders own a significant amount of common stock, giving them influence or control in corporate transactions and other matters, and the interests of these individuals could differ from those of other stockholders.

Members of our board of directors and our management team beneficially own approximately 40% of our outstanding shares of common stock after giving effect to the issuance of our common stock pursuant to the share lending agreement and the number of vested stock options. As a result, these stockholders are in a position to significantly influence or control the outcome of matters requiring a stockholder vote, including the election of directors, the adoption of an amendment to our certificate of incorporation or bylaws and the approval of mergers and other significant corporate transactions. Their control of us may delay or prevent a change of control of us and may adversely affect the voting and other rights of other stockholders.

Our certificate of incorporation and bylaws contain provisions that could discourage an acquisition or change of control of us.

Our certificate of incorporation authorizes our board of directors to issue preferred stock without shareholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire control of us. In addition, provisions of the certificate of incorporation and bylaws, such as limitations on shareholder proposals at meetings of shareholders and restrictions on the ability of our shareholders to call special meetings, could also make it more difficult for a third party to acquire control of us. Our bylaws provide that our board of directors is divided into three classes, each elected for staggered three-year terms. Thus, control of the board of directors cannot be changed in one year; rather, at least two annual meetings must be held before a majority of the members of the board of directors could be changed.

These provisions of our certificate of incorporation and bylaws may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including attempts that might result in a premium over the market price for the common stock. Please read “Description of Capital Stock” for additional details concerning the provisions of our certificate of incorporation and bylaws.

Future issuances of our common shares may adversely affect the price of our common shares.

The future issuance of a substantial number of common shares into the public market, or the perception that such issuance could occur, could adversely affect the prevailing market price of our common shares. A decline in the price of our common shares could make it more difficult to raise funds through future offerings of our common shares or securities convertible into common shares.

Risks Related to Debt Securities

If an active trading market does not develop for a series of Debt Securities sold pursuant to this prospectus, you may be unable to sell any such Debt Securities or to sell any such Debt Securities at a price that you deem sufficient.

Unless otherwise specified in an accompanying prospectus supplement, any Debt Securities sold pursuant to this prospectus will be new securities for which there currently is no established trading market. We may elect not to list any Debt Securities sold pursuant to this prospectus on a national securities exchange. While the underwriters of a particular offering of Debt Securities may advise us that they intend to make a market in those Debt Securities, the underwriters will not be obligated to do so and may stop their market making at any time. No assurance can be given:

•	that a market for any series of Debt Securities will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell any Debt Securities you may own or the price at which you may be able to sell your Debt Securities.

A guarantee of Debt Securities could be voided if the guarantors fraudulently transferred their guarantees at the time they incurred the indebtedness, which could result in the holders of Debt Securities being able to rely on only Goodrich Petroleum Corporation to satisfy claims.

Any series of Debt Securities issued pursuant to this prospectus may be fully, irrevocably and unconditionally guaranteed by the Subsidiary Guarantor. However, under United States bankruptcy law and comparable provisions of state fraudulent transfer laws, such a guarantee can be voided, or claims under a guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee;

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, any payment by that guarantor under a guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they became due.

Holders of any Debt Securities sold pursuant to this prospectus will be effectively subordinated to all of our and the Subsidiary Guarantor’s secured indebtedness and to all liabilities of any non-guarantor subsidiaries.

Holders of our secured indebtedness, including the indebtedness under our credit facility, have claims with respect to our assets constituting collateral for their indebtedness that are prior to the claims of any Debt Securities sold pursuant to this prospectus. In the event of a default on such Debt Securities or our bankruptcy, liquidation or reorganization, those assets would be available to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on Debt Securities sold pursuant to this prospectus. Accordingly, the secured indebtedness would effectively be senior to such series of Debt Securities to the extent of the value of the collateral securing the indebtedness. To the extent the value of the collateral is not sufficient to satisfy the secured indebtedness, the holders of that indebtedness would be entitled to share with the holders of the Debt Securities issued pursuant to this prospectus and the holders of other claims against us with respect to our other assets.

In addition, the Subsidiary Guarantor may not constitute all of our subsidiaries and any series of Debt Securities issued and sold pursuant to this prospectus may not be guaranteed by all of our subsidiaries, and our non-guarantor subsidiaries will be permitted to incur additional indebtedness under the indenture. As a result, holders of such Debt Securities may be effectively subordinated to claims of third party creditors, including holders of indebtedness, and preferred shareholders of these non-guarantor subsidiaries. Claims of those other creditors, including trade creditors, secured creditors, governmental taxing authorities, holders of indebtedness or guarantees issued by the non-guarantor subsidiaries and preferred shareholders of the non-guarantor subsidiaries, will generally have priority as to the assets of the non-guarantor subsidiaries over our claims and equity interests. As a result, holders of our indebtedness, including the holders of the Debt Securities sold pursuant to this prospectus, will be effectively subordinated to all those claims.

As a holding company, our only source of cash is distributions from our subsidiaries.

We are a holding company with no operations of our own and we conduct all of our business through our subsidiaries. We are wholly dependent on the cash flow of our subsidiaries and dividends and distributions to us from our subsidiaries in order to service our current indebtedness, including our 3.25% Convertible Senior Notes due 2026, and any of our future obligations. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available therefore. The ability of our subsidiaries to pay such dividends and distributions will be subject to, among other things, statutory or contractual restrictions. We cannot assure you that our subsidiaries will generate cash flow sufficient to pay dividends or distributions to us in order to pay interest or other payments on our debt.

The fundamental change purchase feature of our 3.25% convertible senior notes may delay or prevent an otherwise beneficial takeover attempt of our company.

The terms of the notes require us to purchase the notes for cash in the event of a fundamental change. A takeover of our company would trigger the requirement that we purchase the notes. This may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors. See also “— Risks Related to Our Common Stock — Provisions of our certificate of incorporation, bylaws, stockholder rights plan and Delaware law could deter takeover attempts.” and “Description of Capital Stock — Anti-Takeover Effects of Certificate, Bylaws and Stockholder Rights Plan.”

Conversion of our 3.25% convertible senior notes may dilute the ownership interest of existing stockholders, including holders who have previously converted their notes.

The conversion of our 3.25% convertible senior notes may dilute the ownership interests of existing stockholders, including holders who have previously converted their notes. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock.

ABOUT THE SUBSIDIARY GUARANTOR

Goodrich Petroleum Corporation is a holding company. We conduct all of our operations through our subsidiaries. Goodrich Petroleum Company, LLC, is our only material subsidiary as of the date of this prospectus and, if so indicated in an accompanying prospectus supplement, Goodrich Petroleum Company, LLC may fully, irrevocably and unconditionally guarantee our payment obligations under any series of debt securities offered by this prospectus. We refer to Goodrich Petroleum Company, LLC in this prospectus as the “Subsidiary Guarantor.” Financial information concerning our Subsidiary Guarantor and non-guarantor subsidiaries will be included in our consolidated financial statements filed as a part of our periodic reports filed pursuant to the Exchange Act to the extent required by the rules and regulations of the SEC.

Additional information concerning our subsidiaries and us is included in reports and other documents incorporated by reference in this prospectus. See “Where You Can Find More Information.”

USE OF PROCEEDS

Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds we receive from any sales of securities by us under this prospectus for general corporate purposes.

RATIOS OF EARNINGS TO FIXED CHARGES AND
EARNINGS TO FIXED CHARGES AND PREFERENCE SECURITIES DIVIDENDS

The following table contains our consolidated ratios of earnings to fixed charges and ratios of earnings to fixed charges plus preferred stock dividends for the periods indicated.

						Three Months
	Years Ended December 31,					Ended March 31,
	2003(a)	2004(b)	2005(c)	2006	2007(d)	2008(e)

Ratio of earnings to fixed charges	—	—	—	2.84	—	—
Ratio of earnings to fixed charges and preference securities dividends	—	—	—	1.30	—	—

(a)	The deficiency of earnings necessary to cover fixed charges and fixed charges plus dividends for the year ended December 31, 2003 was $7.7 million and $8.7 million, respectively.

(b)	The deficiency of earnings necessary to cover fixed charges and fixed charges plus dividends for the year ended December 31, 2004 was $3.6 million and $4.6 million, respectively.

(c)	The deficiency of earnings necessary to cover fixed charges and fixed charges plus dividends for the year ended December 31, 2005 was $37.6 million and $38.7 million, respectively.

(d)	The deficiency of earnings necessary to cover fixed charges and fixed charges plus dividends for the year ended December 31, 2007 was $53.5 million and $62.8 million, respectively.

(e)	The deficiency of earnings necessary to cover fixed charges and fixed charges plus dividends for the three months ended March 31, 2008 was $24.7 million and $27.0 million, respectively.

The ratios were computed by dividing earnings by fixed charges and by fixed charges plus preferred stock dividends, respectively. For this purpose, “earnings” represent the aggregate of (i) income from continuing operations before income taxes and (ii) fixed charges (excluding capitalized interest). “Fixed charges” consists of interest expense, amortization of debt discount and deferred financing costs.

DESCRIPTION OF DEBT SECURITIES

The Debt Securities will be either our senior debt securities (“Senior Debt Securities”) or our subordinated debt securities (“Subordinated Debt Securities”). The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate Indentures among us, the Subsidiary Guarantor of such Debt Securities, if any, and a trustee to be determined (the “Trustee”). Senior Debt Securities will be issued under a “Senior Indenture” and Subordinated Debt Securities will be issued under a “Subordinated Indenture.” Together, the Senior Indenture and the Subordinated Indenture are called “Indentures.”

The Debt Securities may be issued from time to time in one or more series. The particular terms of each series that are offered by a prospectus supplement will be described in the prospectus supplement.

Unless the Debt Securities are guaranteed by our subsidiaries as described below, the rights of Goodrich and our creditors, including holders of the Debt Securities, to participate in the assets of any subsidiary upon the latter’s liquidation or reorganization, will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourself be a creditor with recognized claims against such subsidiary.

We have summarized selected provisions of the Indentures below. The summary is not complete. The form of each Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and you should read the Indentures for provisions that may be important to you. In the summary below we have included references to article or section numbers of the applicable Indenture so that you can easily locate these provisions. Whenever we refer in this prospectus or in the prospectus supplement to particular article or sections or defined terms of the Indentures, those article or sections or defined terms are incorporated by reference herein or therein, as applicable. Capitalized terms used in the summary have the meanings specified in the Indentures.

General

The Indentures provide that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series (Section 301). We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture. The Debt Securities may be our secured or unsecured obligations.

The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt (as defined) as described under “— Subordination of Subordinated Debt Securities” and in the prospectus supplement applicable to any Subordinated Debt Securities. If the prospectus supplement so indicates, the Debt Securities will be convertible into our common stock (Section 301).

If specified in the prospectus supplement, Goodrich Petroleum Company, LLC (the “Subsidiary Guarantor”) will fully and unconditionally guarantee (the “Subsidiary Guarantee”) the Debt Securities as described under “— Subsidiary Guarantee” and in the prospectus supplement. The Subsidiary Guarantee will be an unsecured obligations of the Subsidiary Guarantor. A Subsidiary Guarantee of Subordinated Debt Securities will be subordinated to the Senior Debt of the Subsidiary Guarantor on the same basis as the Subordinated Debt Securities are subordinated to our Senior Debt (Article Thirteen).

The applicable prospectus supplement will set forth the price or prices at which the Debt Securities to be offered will be issued and will describe the following terms of such Debt Securities:

(1) the title of the Debt Securities;

(2) whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, the related subordination terms;

(3) whether the Subsidiary Guarantor will provide a Subsidiary Guarantee of the Debt Securities;

(4) any limit on the aggregate principal amount of the Debt Securities;

(5) the dates on which the principal of the Debt Securities will be payable;

(6) the interest rate that the Debt Securities will bear and the interest payment dates for the Debt Securities;

(7) the places where payments on the Debt Securities will be payable;

(8) any terms upon which the Debt Securities may be redeemed, in whole or in part, at our option;

(9) any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the Debt Securities;

(10) the portion of the principal amount, if less than all, of the Debt Securities that will be payable upon declaration of acceleration of the Maturity of the Debt Securities;

(11) whether the Debt Securities are defeasible;

(12) any addition to or change in the Events of Default;

(13) whether the Debt Securities are convertible into our common stock and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;

(14) any addition to or change in the covenants in the Indenture applicable to the Debt Securities; and

(15) any other terms of the Debt Securities not inconsistent with the provisions of the Indenture (Section 301).

Debt Securities, including any Debt Securities which provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof (“Original Issue Discount Securities”), may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to Debt Securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any Debt Securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Subordination of Subordinated Debt Securities

The indebtedness evidenced by the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture with respect to each series of Subordinated Debt Securities, be subordinate in right of payment to the prior payment in full of all of our Senior Debt, including the Senior Debt Securities, and it may also be senior in right of payment to all of our Subordinated Debt (Article Twelve of the Subordinated Indenture). The prospectus supplement relating to any Subordinated Debt Securities will summarize the subordination provisions of the Subordinated Indenture applicable to that series including:

•	the applicability and effect of such provisions upon any payment or distribution respecting that series following any liquidation, dissolution or other winding-up, or any assignment for the benefit of creditors or other marshaling of assets or any bankruptcy, insolvency or similar proceedings;

•	the applicability and effect of such provisions in the event of specified defaults with respect to any Senior Debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the Subordinated Debt Securities; and

•	the definition of Senior Debt applicable to the Subordinated Debt Securities of that series and, if the series is issued on a senior subordinated basis, the definition of Subordinated Debt applicable to that series.

The prospectus supplement will also describe as of a recent date the approximate amount of Senior Debt to which the Subordinated Debt Securities of that series will be subordinated.

The failure to make any payment on any of the Subordinated Debt Securities by reason of the subordination provisions of the Subordinated Indenture described in the prospectus supplement will not be construed as preventing the occurrence of an Event of Default with respect to the Subordinated Debt Securities arising from any such failure to make payment.

The subordination provisions described above will not be applicable to payments in respect of the Subordinated Debt Securities from a defeasance trust established in connection with any legal defeasance or covenant defeasance of the Subordinated Debt Securities as described under “— Legal Defeasance and Covenant Defeasance.”

Subsidiary Guarantee

If specified in the prospectus supplement, the Subsidiary Guarantor will guarantee the Debt Securities of a series. Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the Subsidiary Guarantee of the Subsidiary Guarantor.

Subject to the limitations described below and in the prospectus supplement, the Subsidiary Guarantor will fully and unconditionally guarantee the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all our payment obligations under the Indentures and the Debt Securities of a series, whether for principal of, premium, if any, or interest on the Debt Securities or otherwise (all such obligations guaranteed by a Subsidiary Guarantor being herein called the “Guaranteed Obligations”). The Subsidiary Guarantor will also pay all expenses (including reasonable counsel fees and expenses) incurred by the applicable Trustee in enforcing any rights under a Subsidiary Guarantee with respect to a Subsidiary Guarantor (Section 1302).

In the case of Subordinated Debt Securities, a Subsidiary Guarantor’s Subsidiary Guarantee will be subordinated in right of payment to the Senior Debt of such Subsidiary Guarantor on the same basis as the Subordinated Debt Securities are subordinated to our Senior Debt. No payment will be made by any Subsidiary Guarantor under its Subsidiary Guarantee during any period in which payments by us on the Subordinated Debt Securities are suspended by the subordination provisions of the Subordinated Indenture (Article Fourteen of the Subordinated Indenture).

Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the relevant Subsidiary Guarantor without rendering such Subsidiary Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally (Section 1306).

Each Subsidiary Guarantee will be a continuing guarantee and will:

(1) remain in full force and effect until either (a) payment in full of all the applicable Debt Securities (or such Debt Securities are otherwise satisfied and discharged in accordance with the provisions of the applicable Indenture) or (b) released as described in the following paragraph;

(2) be binding upon each Subsidiary Guarantor; and

(3) inure to the benefit of and be enforceable by the applicable Trustee, the Holders and their successors, transferees and assigns.

In the event that a Subsidiary Guarantor ceases to be a Subsidiary, either legal defeasance or covenant defeasance occurs with respect to the series or all or substantially all of the assets or all of the Capital Stock of such Subsidiary Guarantor is sold, including by way of sale, merger, consolidation or otherwise, such Subsidiary Guarantor will be released and discharged of its obligations under its Subsidiary Guarantee without any further action required on the part of the Trustee or any Holder, and no other person acquiring or owning the assets or Capital Stock of such Subsidiary Guarantor will be required to enter into a Subsidiary Guarantee (Section 1304). In addition, the prospectus supplement may specify additional circumstances under which a Subsidiary Guarantor can be released from its Subsidiary Guarantee.

Form, Exchange and Transfer

The Debt Securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof (Section 302).

At the option of the Holder, subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount (Section 305).

Subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in that connection. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Security Registrar and any other transfer agent initially designated by us for any Debt Securities will be named in the applicable prospectus supplement (Section 305). We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series (Section 1002).

If the Debt Securities of any series (or of any series and specified tenor) are to be redeemed in part, we will not be required to (1) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part (Section 305).

Global Securities

Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities that will have an aggregate principal amount equal to that of the Debt Securities they represent. Each Global Security will be registered in the name of a Depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such Depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture.

Notwithstanding any provision of the Indentures or any Debt Security described in this prospectus, no Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any person other than the Depositary for such Global Security or any nominee of such Depositary unless:

(1) the Depositary has notified us that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the applicable Indenture, and in either case we fail to appoint a successor Depositary within 90 days;

(2) an Event of Default with respect to the Debt Securities represented by such Global Security has occurred and is continuing and the Trustee has received a written request from the Depositary to issue certificated Debt Securities; or

(3) other circumstances exist, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement.

All certificated Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct (Sections 205 and 305).

As long as the Depositary, or its nominee, is the registered holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities that it represents for all purposes under the Debt Securities and the applicable Indenture (Section 308). Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities that it represents registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange for those interests and will not be considered to be the owners or Holders of such Global Security or any Debt Securities that is represents for any purpose under the Debt Securities or the applicable Indenture. All payments on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder of the security. The laws of some jurisdictions require that some purchasers of Debt Securities take physical delivery of such Debt Securities in certificated form. These laws may impair the ability to transfer beneficial interests in a Global Security.

Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee (“participants”) and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of us, the Subsidiary Guarantor, the Trustees or the agents of ourself, the Subsidiary Guarantor or the Trustees will have any responsibility or liability for any aspect of the Depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest (Section 307).

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as we may designate for such purpose from time to time, except that at our option payment of any interest on Debt Securities in certificated form may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the Trustee under the Senior Indenture in The City of New York will be designated as sole Paying Agent for payments with respect to Senior Debt Securities of each series, and the corporate trust office of the Trustee under the Subordinated Indenture in The City of New York will be designated as the sole Paying Agent for payment with respect to Subordinated Debt Securities of each series. Any other Paying Agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series (Section 1002).

All money paid by us to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the Holder of such Debt Security thereafter may look only to us for payment (Section 1003).

Consolidation, Merger and Sale of Assets

Unless otherwise specified in the prospectus supplement, we may not consolidate with or merge into, or transfer, lease or otherwise dispose of all or substantially all of our assets to, any Person (a “successor Person”), and may not permit any Person to consolidate with or merge into us, unless:

(1) the successor Person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the Debt Securities and under the Indentures;

(2) immediately before and after giving pro forma effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and

(3) several other conditions, including any additional conditions with respect to any particular Debt Securities specified in the applicable prospectus supplement, are met (Section 801).

Events of Default

Unless otherwise specified in the prospectus supplement, each of the following will constitute an Event of Default under the applicable Indenture with respect to Debt Securities of any series:

(1) failure to pay principal of or any premium on any Debt Security of that series when due, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(2) failure to pay any interest on any Debt Securities of that series when due, continued for 30 days, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(3) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series, whether or not, in the case of Subordinated Debt Securities, such deposit is prohibited by the subordination provisions of the Subordinated Indenture;

(4) failure to perform or comply with the provisions described under “— Consolidation, Merger and Sale of Assets”;

(5) failure to perform any of our other covenants in such Indenture (other than a covenant included in such Indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the applicable Trustee, or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, as provided in such Indenture;

(6) Indebtedness of ourself, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor, is not paid within any applicable grace period after final maturity or is accelerated by its holders because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $20.0 million;

(7) any judgment or decree for the payment of money in excess of $20.0 million is entered against us, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor, remains outstanding for a period of 60 consecutive days following entry of such judgment and is not discharged, waived or stayed;

(8) certain events of bankruptcy, insolvency or reorganization affecting us, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor; and

(9) if any Subsidiary Guarantor has guaranteed such series, the Subsidiary Guarantee of any such Subsidiary Guarantor is held by a final non-appealable order or judgment of a court of competent jurisdiction to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of the applicable Indenture) or any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor’s obligations under its Subsidiary Guarantee (other than by reason of a release of such Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of the applicable Indenture) (Section 501).

If an Event of Default (other than an Event of Default with respect to Goodrich Petroleum Corporation described in clause (8) above) with respect to the Debt Securities of any series at the time Outstanding occurs and is continuing, either the applicable Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Debt Security, such portion of the principal amount of such Debt Security as may be specified in the terms of such Debt Security) to be due and payable immediately, together with any accrued and unpaid interest thereon. If an Event of Default with respect to Goodrich Petroleum Corporation described in clause (8) above with respect to the Debt Securities of any series at the time Outstanding occurs, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security, such specified amount) will automatically, and without any action by the applicable Trustee or any Holder, become immediately due and payable, together with any accrued and unpaid interest thereon. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable Indenture (Section 502). For information as to waiver of defaults, see “— Modification and Waiver” below.

Subject to the provisions of the Indentures relating to the duties of the Trustees in case an Event of Default has occurred and is continuing, each Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless such Holders have offered to such Trustee reasonable security or indemnity (Section 603). Subject to such provisions for the indemnification of the Trustees, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series (Section 512).

No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

(1) such Holder has previously given to the Trustee under the applicable Indenture written notice of a continuing Event of Default with respect to the Debt Securities of that series;

(2) the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; and

(3) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer (Section 507).

However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security or, if applicable, to convert such Debt Security (Section 508).

We will be required to furnish to each Trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable Indenture and, if so, specifying all such known defaults (Section 1004).

Modification and Waiver

Modifications and amendments of an Indenture may be made by us, the Subsidiary Guarantor, if applicable, and the applicable Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security;

(2) reduce the principal amount of, or any premium or interest on, any Debt Security;

(3) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof;

(4) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security;

(5) impair the right to institute suit for the enforcement of any payment due on or any conversion right with respect to any Debt Security;

(6) modify the subordination provisions in the case of Subordinated Debt Securities, or modify any conversion provisions, in either case in a manner adverse to the Holders of the Subordinated Debt Securities;

(7) except as provided in the applicable Indenture, release the Subsidiary Guarantee of a Subsidiary Guarantor;

(8) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture;

(9) reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

(10) modify such provisions with respect to modification, amendment or waiver (Section 902); or

(11) following the making of an offer to purchase Debt Securities from any Holder that has been made pursuant to a covenant in such Indenture, modify such covenant in a manner adverse to such Holder.

The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive compliance by us with certain restrictive provisions of the applicable Indenture (Section 1009). The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series (Section 513).

Each of the Indentures provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under such Indenture as of any date:

(1) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of maturity to such date;

(2) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security;

(3) the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the United States-dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (1) or (2) above, of the amount described in such clause); and

(4) certain Debt Securities, including those owned by us, any Subsidiary Guarantor or any of our other Affiliates, will not be deemed to be Outstanding (Section 101).

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, only persons who are Holders of Outstanding Debt Securities of that series on the record date may take such action. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by us (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time (Section 104).

Satisfaction and Discharge

Each Indenture will be discharged and will cease to be of further effect as to all outstanding Debt Securities of any series issued thereunder, when:

(1) either:

(a) all outstanding Debt Securities of that series that have been authenticated (except lost, stolen or destroyed Debt Securities that have been replaced or paid and Debt Securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

(b) all outstanding Debt Securities of that series that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case we have irrevocably deposited with the Trustee as trust funds money in an amount sufficient, without consideration of any reinvestment of interest, to pay the entire indebtedness of such Debt Securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the Stated Maturity or redemption date;

(2) we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the Debt Securities of that series; and

(3) we have delivered an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of the Indenture with respect to the Debt Securities of that series have been satisfied (Article Four).

Legal Defeasance and Covenant Defeasance

If and to the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have the provisions of Section 1502, relating to defeasance and discharge of indebtedness, which we call “legal defeasance” or Section 1503, relating to defeasance of certain restrictive covenants applied to the Debt Securities of any series, or to any specified part of a series, which we call “covenant defeasance” (Section 1501).

Legal Defeasance.  The Indentures provide that, upon our exercise of our option (if any) to have Section 1502 applied to any Debt Securities, we and, if applicable, each Subsidiary Guarantor will be discharged from all our obligations, and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, with respect to such Debt Securities (except for certain obligations to convert, exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things:

(1) we have delivered to the applicable Trustee an Opinion of Counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and legal defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and legal defeasance were not to occur;

(2) no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing at the time of such deposit or, with respect to any Event of Default described in clause (8) under “— Events of Default,” at any time until 121 days after such deposit;

(3) such deposit and legal defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument (other than the applicable Indenture) to which we are a party or by which we are bound;

(4) in the case of Subordinated Debt Securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on any of our Senior Debt shall have occurred and be continuing, no event of default shall have resulted in the acceleration of any of our Senior Debt and no other event of default with respect to any of our Senior Debt shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof; and

(5) we have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940 (Sections 1502 and 1504).

Covenant Defeasance.  The Indentures provide that, upon our exercise of our option (if any) to have Section 1503 applied to any Debt Securities, we may omit to comply with certain restrictive covenants (but not to conversion, if applicable), including those that may be described in the applicable prospectus supplement, the occurrence of certain Events of Default, which are described above in clause (5) (with respect to such restrictive covenants) and clauses (6), (7) and (9) under “Events of Default” and any that may be described in the applicable prospectus supplement, will not be deemed to either be or result in an Event of Default and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, in each case with respect to such Debt Securities. In order to exercise such option, we must deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such covenant defeasance may occur only if we have delivered to the applicable Trustee an Opinion of Counsel that in effect says that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance were not to occur, and the requirements set forth in clauses (2), (3), (4) and (5) above are satisfied. If we exercise this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments (Sections 1503 and 1504).

If we exercise either our legal defeasance or covenant defeasance option, any Subsidiary Guarantee will terminate (Section 1304)

Notices

Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register (Sections 101 and 106).

Title

We, the Subsidiary Guarantor, the Trustees and any agent of us, the Subsidiary Guarantor or a Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner of the Debt Security (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes (Section 308).

Governing Law

The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York (Section 112).

DESCRIPTION OF CAPITAL STOCK

As of June 2, 2008, our authorized capital stock was 110,000,000 shares. Those shares consisted of (a) 10,000,000 shares of preferred stock, $1.00 par value, 2,250,000 of which were outstanding; and (b) 100,000,000 shares of common stock, $0.20 par value, of which 34,280,953 shares were issued and outstanding. In addition, as of June 2, 2008, (a) 3,587,850 shares of common stock were reserved for issuance pursuant to the conversion of our Series B convertible preferred stock, (b) 3,122,262 shares of common stock were reserved for issuance pursuant to the conversion of our 3.25% convertible senior notes, (c) 2,808,719 shares of common stock were reserved for issuance pursuant to our stock option plans, of which options to purchase 1,089,333 shares at a weighted average exercise price of $21.40 per share had been issued, and (d) 327,077 shares of restricted stock awards had not yet vested.

The following summary of certain provisions of our capital stock does not purport to be complete and is subject to and is qualified in its entirety by our certificate of incorporation and bylaws, which are incorporated in this prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2007, and by the provisions of applicable law.

Common Stock

Subject to any special voting rights of any series of preferred stock that we may issue in the future, each share held of record of common stock has one vote on all matters voted on by our shareholders, including the election of our directors. Because holders of common stock do not have cumulative voting rights, the holders of a majority of the shares of common stock can elect all of the members of the board of directors standing for election, subject to the rights, powers and preferences of any outstanding series of preferred stock.

No share of common stock affords any preemptive rights or is convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund. Holders of common stock will be entitled to dividends in the amounts and at the times declared by our board of directors in its discretion out of funds legally available for the payment of dividends.

Holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor, subject to any dividend preferences of any outstanding shares of preferred stock. Holders of common stock will share equally in our assets on liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. All outstanding shares of common stock are fully paid and non-assessable. Our common stock is traded on the New York Stock Exchange under the symbol “GDP.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Preferred Stock

As of the date of this prospectus, we have 7,750,000 shares of authorized but unissued preferred stock that are undesignated.

At the direction of our board of directors, we may issue shares of preferred stock from time to time. Our board of directors may, without any action by holders of our common stock:

•	adopt resolutions to issue preferred stock in one or more classes or series;

•	fix the number of shares constituting any class or series of preferred stock; and

•	establish the rights of the holders of any class or series of preferred stock.

The rights of any class or series of preferred stock may include, among others:

•	general or special voting rights;

•	preferential liquidation or preemptive rights;

•	preferential cumulative or noncumulative dividend rights;

•	redemption or put rights; and

•	conversion or exchange rights.

We may issue shares of, or rights to purchase, preferred stock the terms of which might:

•	adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, the common stock;

•	discourage an unsolicited proposal to acquire us; or

•	facilitate a particular business combination involving us.

Any of these actions could discourage a transaction that some or a majority of our shareholders might believe to be in their best interests or in which our shareholders might receive a premium for their stock over its then market price.

Series B Convertible Preferred Stock

As of the date of this prospectus, we had 2,250,000 shares issued and outstanding of our Series B Convertible Preferred Stock. The Liquidation Preference is $50 per share of Series B Preferred Stock, plus accumulated and unpaid dividends.

Conversion Rights.  Each share is convertible at the option of the holder into our common stock at any time at an initial conversion rate of 1.5946 shares of common stock per share, which is equivalent to an initial conversion price of approximately $31.36 per share of common stock. Upon conversion of the Series B Convertible Preferred Stock (pursuant to a voluntary conversion or the Company Conversion Option (as defined in the Certificate of Designation of the Series B Convertible Preferred Stock (the “Certificate of Designation”)), we may choose to deliver the conversion value to holders in cash, shares of common stock, or a combination of cash and shares of common stock.

On or after December 21, 2010, we may, at our option, cause the Series B Convertible Preferred Stock to be automatically converted into that number of shares of common stock that are issuable at the then-prevailing conversion rate. We may exercise our conversion right only if, for 20 trading days within any period of 30 consecutive trading days ending on the trading day prior to the announcement of our exercise of the option, the closing price of our common stock equals or exceeds 130% of the then-prevailing conversion price of the Series B Convertible Preferred Stock.

Redemption.  The Series B Convertible Preferred Stock is non-redeemable by us.

Fundamental Change.  If a Fundamental Change (as defined in the Certificate of Designation) occurs, holders may require us in specified circumstances to repurchase all or part of the Series B Convertible Preferred Stock. In addition, upon the occurrence of a Fundamental Change or Specified Corporate Events (as defined in the Certificate of Designation), we will under certain circumstances increase the conversion rate by a number of additional shares of common stock.

Dividends.  Holders of our Series B Preferred Stock are entitled to receive, when and if declared by our board of directors, cumulative cash dividends on the Series B Preferred Stock at a rate of 5.375% of the $50 liquidation preference per year (equivalent to $2.6875 per year per share). Dividends on the Series B Preferred Stock will be payable quarterly in arrears on each March 15, June 15, September 15, and December 15 of each year or, if not a business day, the next succeeding business day. Dividends may be increased under certain circumstances as described below.

If we fail to pay dividends on the shares of our Series B Preferred Stock on six dividend payment dates (whether consecutive or not), then the dividend rate per annum will increase by an additional 1.0% on and after the day after such sixth dividend payment date, until we have paid all dividends on the shares of our Series B Preferred Stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full. Any further failure to pay dividends would cause the dividend rate to increase again by the additional 1.0% until we have again paid all dividends for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full. Upon the occurrence of specified corporate events described in the Certificate of Designation, the dividend rate per annum will increase by an additional 3.0% for every quarter in which the closing price of our common stock is below $26.13 for 20 trading days within the period of 30 consecutive trading days ending 15 trading days prior to the quarterly record date for the quarter.

Ranking.  Our Series B Preferred Stock ranks, with respect to dividend rights or rights upon our liquidation, winding up or dissolution:

•	senior to (i) all of our common stock and (ii) each class of capital stock or series of preferred stock established after December 21, 2005 (which we refer to as the “Issue Date”), the terms of which do not expressly provide that such class or series ranks senior to or on a parity with our Series B Preferred Stock as to dividend rights or rights upon our liquidation, winding up or dissolution (which we refer to collectively as “Junior Stock”);

•	on a parity in all respects with any class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank on a parity with our Series B Preferred Stock as to dividend rights or rights upon our liquidation, winding up or dissolution (which we refer to collectively as “Parity Stock”); and

•	junior to each class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to our Series B Preferred Stock as to dividend rights or rights upon our liquidation, winding up or dissolution (we refer to the stock described in this bullet point as the “Senior Stock”).

Voting Rights.  Except as required by Delaware law, our restated certificate of incorporation and the certificate of designation for our Series B Preferred Stock, holders of our Series B Preferred Stock will have no voting rights unless dividends payable on our Series B Preferred Stock are in arrears for six or more quarterly periods. In that event, the holders of our Series B Preferred Stock, voting as a single class with the shares of any other class or series of preferred stock or preference securities having similar voting rights, will be entitled at the next regular or special meeting of our stockholders to elect two directors, and the number of directors that comprise our board will be increased by the number of directors so elected. These voting rights and the terms of the directors so elected will continue until the dividend arrearage on our Series B Preferred Stock has been paid in full. The affirmative consent of holders of at least 66 2 / 3% of the outstanding shares of our Series B Preferred Stock will be required for the issuance of Senior Stock and for amendments to our restated certificate of incorporation that would materially adversely affect any right, preference, privilege or voting power of our Series B Preferred Stock.

Anti-Takeover Provisions of our Certificate of Incorporation and Bylaws

The provisions of our certificate of incorporation and bylaws we summarize below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the common stock.

Written Consent of Stockholders and Stockholder Meetings.  Any action by our stockholders must be taken at an annual or special meeting of stockholders. Special meetings of the stockholders may be called at any time by the Chairman of the Board (if any), the Vice Chairman, the President or by a majority of the board of directors.

Advance Notice Procedure for Shareholder Proposals.  Our bylaws establish an advance notice procedure for the nomination of candidates for election as directors, as well as for stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director must be delivered to or mailed and received at our principal executive offices as follows:

•	with respect to an election to be held at the annual meeting of stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders;

•	with respect to an election to be held at a special meeting of stockholders for the election of directors, not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed to stockholders or public disclosure of the date of the meeting was made, whichever first occurs, and must contain specified information concerning the person to be nominated.

Notice of stockholders’ intent to raise business at an annual meeting must be delivered to or mailed and received at our principal executive offices not less than 90 days prior to the anniversary date of the preceding annual meeting of stockholders. These procedures may operate to limit the ability of stockholders to bring business before a stockholders’ meeting, including with respect to the nomination of directors or considering any transaction that could result in a change in control.

Classified Board; Removal of Director.  Our bylaws provide that the members of our board of directors are divided into three classes as nearly equal as possible. Each class is elected for a three-year term. At each annual meeting of shareholders, approximately one-third of the members of the board of directors are elected for a three-year term and the other directors remain in office until their three-year terms expire. Furthermore, our bylaws provide that neither any director nor the board of directors may be removed without cause, and that any removal for cause would require the affirmative vote of the holders of at least a majority of the voting power of the outstanding capital stock entitled to vote for the election of directors. Thus, control of the board of directors cannot be changed in one year without removing the directors for cause as described above; rather, at least two annual meetings must be held before a majority of the members of the board of directors could be changed.

Limitation of Liability of Directors

Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability as follows:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for any transaction from which the director derived an improper personal benefit; and

•	under Title 8, Section 174 of the Delaware General Corporation Law, as the same exists or as such provision may hereafter be amended, supplemented or replaced.

DESCRIPTION OF DEPOSITARY SHARES

General

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of preferred stock, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the “Bank Depositary”). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

We have summarized selected provisions of a depositary agreement and the related depositary receipts. The summary is not complete. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC via a Current Report on Form 8-K prior to our offering of the depositary shares, and you should read such documents for provisions that may be important to you.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the preferred stock) may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action which the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Bank Depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The Bank Depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the Bank Depositary and that we are required to furnish to the holders of the preferred stock.

Neither the Bank Depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the Bank Depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and neither of us will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. Further, both of us may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

The Bank Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Bank Depositary. Any such resignation or removal will take effect upon the appointment of a successor Bank Depositary and its acceptance of such appointment. Such successor Bank Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our common stock. Warrants may be issued independently or together with Debt Securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

You should refer to the prospectus supplement relating to a particular issue of warrants for the terms of and information relating to the warrants, including, where applicable:

(1) the number of shares of common stock purchasable upon exercise of the warrants and the price at which such number of shares of common stock may be purchased upon exercise of the warrants;

(2) the date on which the right to exercise the warrants commences and the date on which such right expires (the “Expiration Date”);

(3) United States federal income tax consequences applicable to the warrants;

(4) the amount of the warrants outstanding as of the most recent practicable date; and

(5) any other terms of the warrants.

Warrants will be offered and exercisable for United States dollars only. Warrants will be issued in registered form only. Each warrant will entitle its holder to purchase such number of shares of common stock at such exercise price as is in each case set forth in, or calculable from, the prospectus supplement relating to the warrants. The exercise price may be subject to adjustment upon the occurrence of events described in such prospectus supplement. After the close of business on the Expiration Date (or such later date to which we may extend such Expiration Date), unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised will be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of common stock, including the right to receive payments of any dividends on the common stock purchasable upon exercise of the warrants, or to exercise any applicable right to vote.

PLAN OF DISTRIBUTION

We may sell or distribute the securities included in this prospectus through underwriters, through agents, dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we may sell some or all of the securities included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we may enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of the common shares by broker-dealers;

•	sell common shares short themselves and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

There is currently no market for any of the securities, other than the shares of common stock listed on the New York Stock Exchange. If the securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the securities, such underwriter would not be obligated to do so, and any such market making could be discontinued at any time without notice. Therefore, we cannot assure you as to whether an active trading market will develop for these other securities. We have no current plans for listing the debt securities on any securities exchange; any such listing with respect to any particular debt securities will be described in the applicable prospectus supplement.

Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the shares may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the “Securities Act”). As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the New York Stock Exchange, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

Securities may also be sold directly by us. In this case, no underwriters or agents would be involved.

If a prospectus supplement so indicates, underwriters, brokers or dealers, in compliance with applicable law, may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market.

Pursuant to a requirement by the Financial Industry Regulatory Authority (the “FINRA”), the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act of 1933.

If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by FINRA members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with NASD Conduct Rule 2710(h).

LEGAL MATTERS

Our legal counsel, Vinson & Elkins L.L.P., Houston, Texas, will pass upon certain legal matters in connection with certain of the offered securities. Vinson & Elkins L.L.P. has in the past represented the lenders under our credit facilities. The validity of issuance of certain of the offered securities and other matters arising under Louisiana law are being passed upon by Sinclair Law Firm, L.L.C., Shreveport, Louisiana. Legal counsel to any underwriters may pass upon legal matters for such underwriters.

EXPERTS

The consolidated financial statements of Goodrich Petroleum Corporation as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2007 consolidated financial statements refers to a change in the method of accounting for share-based payments as of January 1, 2006.

Estimates of the oil and gas reserves of Goodrich Petroleum Corporation and related future net cash flows and the present values thereof, included in this prospectus and in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2007, were based upon reserve reports prepared by Netherland, Sewell & Associates, Inc. as of December 31, 2007, December 31, 2006 and December 31, 2005. We have included and incorporated these estimates in reliance on the authority of such firm as an expert in such matters.